UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Marathon Petroleum Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Marathon Petroleum Corporation

Notice of Annual Meeting and Proxy Statement 2016

Wednesday, April 27, 2016
10 a.m. Eastern Daylight Time (EDT)

2016

Annual Meeting of

Shareholders

March 15, 2016

Dear Fellow Marathon Petroleum Corporation Shareholder:

On behalf of the Board of Directors and management team, I am pleased to invite you to attend Marathon Petroleum Corporation’s Annual Meeting of Shareholders to be held in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840 on Wednesday, April 27, 2016, at 10 a.m. Eastern Daylight Time.

Shareholders have the option to receive Marathon Petroleum Corporation proxy materials (which include the 2016 Proxy Statement, the 2015 Annual Report and the form of proxy card or voting instruction form) via the Internet. We believe this option provides our shareholders the information they need in an efficient, lower-cost and environmentally-conscious manner. Shareholders may still request paper copies of the proxy materials if desired.

We plan to commence mailing a Notice Regarding the Availability of Proxy Materials to our shareholders on or about March 15, 2016. The Notice contains instructions on accessing the proxy materials online, voting online and obtaining a paper copy of our proxy materials. Shareholders who have previously requested the continued receipt of printed proxy materials will receive proxy materials by mail.

We have included a Proxy Summary at the beginning of our Proxy Statement. The Proxy Summary is intended to provide highlights of the Proxy Statement, including facts regarding our corporate governance and our 2015 company performance and return to shareholders. We hope you find the Proxy Summary beneficial.

Thank you for your support of Marathon Petroleum Corporation.

Sincerely,

Gary R. Heminger President and Chief Executive Officer

Meeting Information
Date:	April 27, 2016
Time:	10 a.m. EDT
Location:	Marathon Petroleum Corporation 539 South Main Street Findlay, Ohio 45840

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You may vote by proxy using the Internet. Alternatively, if you receive the proxy materials by mail, you may vote by proxy using the Internet, by calling a toll-free telephone number or by completing and returning a proxy card or voting instruction form in the mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend in person.

You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 29, 2016. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

You Can Access the Proxy Materials Online at www.proxyvote.com

Please vote promptly by:

☐ using the Internet;

☐ marking, signing and returning your proxy card or voting instruction form; or

☐ calling a toll-free telephone number.

Notice of Annual Meeting of Shareholders of

Marathon Petroleum Corporation

Date:

Wednesday, April 27, 2016

Time:

10 a.m. EDT

Place:

The Auditorium of Marathon Petroleum Corporation

539 South Main Street, Findlay, Ohio 45840

Purpose:

•	Elect Messrs. Evan Bayh, Charles E. Bunch and Frank M. Semple to serve as Class II Directors, each for a three-year term expiring on the date of the 2019 Annual Meeting;

•	Ratify the selection of PricewaterhouseCoopers LLP as independent auditor for 2016;

•	Approve, on an advisory basis, named executive officer compensation;

•	Vote on three proposals submitted by shareholders, if presented; and

•	Transact any other business that properly comes before the meeting.

Other Important Information:

You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 29, 2016. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

You can find directions to the location of the Annual Meeting on the back cover of this Proxy Statement.

In reliance on the rules of the Securities and Exchange Commission, most Marathon Petroleum Corporation shareholders are being furnished proxy materials via the Internet. If you received printed proxy materials, a copy of the Marathon Petroleum Corporation 2015 Annual Report is enclosed.

By order of the Board of Directors,

Molly R. Benson Vice President, Corporate Secretary and Chief Compliance Officer

March 15, 2016

Marathon Petroleum Corporation Proxy Statement / page i

Proxy Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2016 ANNUAL MEETING OF SHAREHOLDERS

Date:	April 27, 2016
Time:	10 a.m. EDT
Place:	The Auditorium of Marathon Petroleum Corporation 539 South Main Street, Findlay, Ohio 45840
Record Date:	February 29, 2016
Voting:

You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 29, 2016. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Regardless of whether you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You may vote by proxy using the Internet. Alternatively, if you receive the proxy materials by mail, you may vote by proxy using the Internet, by calling a toll-free telephone number or by completing and returning a proxy card or voting instruction form in the mail. Your vote will ensure your representation at the Annual Meeting.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
Item	Description	Page
1	Election of Class II Directors Board Recommendation: ✓ FOR each nominee	21

2	Ratification of Independent Auditor for 2016 Board Recommendation: ✓ FOR	29

3	Advisory Approval of Named Executive Officer Compensation Board Recommendation: ✓ FOR	30

4	Shareholder Proposal: Alternative Shareholder Proxy Access Bylaw Board Recommendation: × AGAINST	31

5	Shareholder Proposal: Report on Safety and Environmental Incidents Board Recommendation: × AGAINST	34

6	Shareholder Proposal: Greenhouse Gas Emission Reduction Goals and Report Board Recommendation: × AGAINST	37

Marathon Petroleum Corporation Proxy Statement / page 1

GOVERNANCE HIGHLIGHTS

The MPC Board of Directors is pleased to report the following three important steps it has recently taken to enhance corporate governance:

MPC has adopted Proxy Access

In recognition that proxy access has come to be viewed by many (though not all) of our shareholders as a good governance practice, our Board reviewed the published positions of our shareholders representing approximately 40% of our shareholder base. (Not all of our shareholders have made available their views on proxy access.) Informed by this process, on February 24, 2016, our Board amended the MPC Bylaws to provide for shareholder proxy access. MPC shareholders now have a more meaningful voice in nominating directors for election at MPC.

MPC’s Proxy Access Bylaw1:

does allow shareholder(s) to submit director nominees for inclusion in the Company’s proxy statement;

does require a 3% ownership threshold;

does limit to 20 the number of shareholders aggregating shares to comprise the 3% ownership threshold;

does cap proxy access nominees at the greater of two individuals or 20% of the Board; and

does explicitly allow loaned shares to count as “owned” shares if recallable.

MPC’s Proxy Access Bylaw1:

does not prohibit re-nomination of failed nominees;

does not impose MPC stock holding requirements beyond the annual meeting in question;

does not prohibit the counting of loaned shares to meet the 3% ownership threshold so long as they are subject to recall (no actual recall action required);

does not count individual funds within a family of funds as separate shareholders for purposes of the 20 shareholder aggregation limit;

does not contain a delayed implementation mechanism; proxy access will be available for our 2017 Annual Meeting;

does not prohibit third-party director compensation arrangements so long as disclosed; and

does not impose qualification restrictions on proxy access nominees that are different than those imposed on Board nominees.

[1]	The description of the material terms of the MPC proxy access bylaw provisions included within this Proxy Summary is qualified in its entirety by reference to the MPC Bylaws, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Restated Certificate of Incorporation and Bylaws,” “Bylaws of Marathon Petroleum Corporation.”

MPC has adopted Majority Voting for uncontested director elections

Commencing with the 2017 Annual Meeting, a majority voting standard will apply to uncontested director elections.

MPC has named a Lead Director

At the conclusion of the Annual Meeting, David A. Daberko will serve as our Lead Director. In that new capacity, he will function as a voice of the non-management directors and reinforce effective independent leadership.

In addition, features of our corporate governance framework include:

■	The Board has three fully independent committees:
•	Audit;
•	Compensation; and
•	Corporate Governance and Nominating.

page 2 / Marathon Petroleum Corporation Proxy Statement

■	Ten members of the 12-member Board are independent.

■	Ten members of the 12-member Board are current or former chief executive officers.

■	Independent directors meet regularly in executive session without the chief executive officer present.

■	Director attendance averaged 98% of all Board and committee meetings in 2015.

■	Members of the Board and committees perform self-evaluations each year and meet to review and discuss results.

■	We maintain stock ownership guidelines for directors, as well as executive officers.

■	We have specific policies and practices to align our executive compensation with long-term shareholder interests. For example, we maintain a policy that prohibits hedging and pledging of MPC stock by our executives and have clawback provisions within our executive cash bonus and long term incentive programs to recoup funds under certain forfeiture events. Other important shareholder-friendly features of our executive compensation program are described in the Compensation Discussion and Analysis portion of this Proxy Statement.

■	Corporate political spending oversight resides with the Corporate Governance and Nominating Committee.

■	Voluntary disclosures of political contributions and environmental data are available on the Company website. In recognition that our promotion of a strong U.S. energy industry in public policy matters and our significant achievements in energy efficiency and environmental performance may be of interest to our shareholders and other stakeholders, we have elected to make extensive voluntary disclosures in these areas. We invite our shareholders and others to visit our website at http://www.marathonpetroleum.com and select “Corporate Citizenship” to access our “Political Engagement and Disclosure” and “Health, Environment, Safety & Security” web pages. Representative samples of our voluntary disclosures are included in this Proxy Statement on Page 15 as to political contributions and lobbying expenditures, and on Page 40 as to energy efficiency and emissions data.

GENERAL INFORMATION

We completed a two-for-one stock split in June 2015 (which we refer to as the Stock Split). Certain information in this Proxy Statement has been adjusted to reflect the Stock Split.

MPLX LP (or MPLX) is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. MPLX is engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation and storage of crude oil and refined petroleum products.

On December 4, 2015, MarkWest Energy Partners, L.P. (or MarkWest), which owns and operates midstream service businesses, merged with and became a wholly-owned subsidiary of MPLX (which we refer to as the MPLX/

MarkWest Merger). MarkWest has a leading presence in many natural gas resource plays, including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation. We own an approximate 20% interest in MPLX, including the general partner interest, and we consolidate this entity for financial reporting purposes. References to MPLX are included in these materials as appropriate to add clarity to certain disclosures.

The separation of Marathon Petroleum Corporation from Marathon Oil Corporation (which we refer to as Marathon Oil) was completed on June 30, 2011. References to the separation of Marathon Petroleum Corporation from Marathon Oil (which we refer to as the Spinoff) are included in these materials as appropriate to provide an explanation of certain disclosures relating to prior periods or compensation programs.

Marathon Petroleum Corporation Proxy Statement / page 3

BOARD OF DIRECTORS

The Marathon Petroleum Corporation Board of Directors is divided into three classes. Directors are elected for three-year terms. The following table provides summary information about each director nominee standing for election to the Board as a Class II director for a three-year term expiring in 2019, each of the directors continuing to serve as a Class III or Class I director and the two directors, including the Chairman of our Board of Directors, retiring at the conclusion of the 2016 Annual Meeting.

Name	Age	Director Since	Occupation	Independent	Committees	Other Public Company Boards[1]
Nominees for Class II Directors

Evan Bayh	60	2011	Senior Advisor, Apollo Global Management; Partner, McGuireWoods LLP	✓	Audit CG&N2	3

Charles E. Bunch	66	2015	Executive Chairman, PPG Industries, Inc.	✓	Comp[3] CG&N	3

Frank M. Semple	64	2015	Vice Chairman, MPLX GP LLC			–
Continuing Class III and Class I Directors

Steven A. Davis	57	2013	Board Member; and Former Chairman and CEO, Bob Evans Farms, Inc.	✓	Audit CG&N	–

Gary R. Heminger	62	2011	President, CEO and Chairman-Elect, Marathon Petroleum Corporation			1

John W. Snow	76	2011	Non-Executive Chairman of the Board, Cerberus Capital Management, L.P.	✓	Comp CG&N	2

John P. Surma	61	2011	Retired Chairman and CEO, United States Steel Corporation	✓	Comp CG&N	2

David A. Daberko	70	2011	Retired Chairman and CEO, National City Corporation	✓	Audit (Chair) Comp	1

Donna A. James	58	2011	Managing Director, Lardon & Associates, LLC	✓	Audit Comp	3

James E. Rohr	67	2013	Retired Chairman and CEO, The PNC Financial Services Group, Inc.	✓	Audit Comp (Chair)	3
Retiring Class II Directors[4]

William L. Davis	72	2011	Retired Chairman, President and CEO, R.R. Donnelley & Sons Company	✓	Audit CG&N (Chair)	–

Thomas J. Usher	73	2011	Non-Executive Chairman of the Board, Marathon Petroleum Corporation	✓		–
[1]	For purposes of this disclosure, “Other Public Company Boards” do not include the board of directors of MPLX GP LLC, a wholly-owned indirect subsidiary of Marathon Petroleum Corporation.
[2]	Corporate Governance and Nominating Committee.

3 Compensation Committee.

[4]	Retirement effective upon conclusion of the 2016 Annual Meeting of Shareholders. See Page 28 of this Proxy Statement for directorship information.

page 4 / Marathon Petroleum Corporation Proxy Statement

PERFORMANCE AND COMPENSATION HIGHLIGHTS

Pursuant to Section 14A of the Securities Exchange Act of 1934 (or the Exchange Act), Marathon Petroleum Corporation is seeking your advisory vote on the compensation of named executive officers as disclosed in this Proxy Statement. Executive compensation decisions are made to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

 2015 “Say-on-Pay” Vote Results

At the Annual Meeting held in April 2015, over 95% of votes cast were in support of the compensation of our named executive officers as described in our 2015 Proxy Statement. The Compensation Committee interpreted this strong level of support as affirmation of the design and objectives of our executive compensation programs. Based on this 2015 “Say-on-Pay” vote, the Compensation Committee determined that no material changes to our core compensation programs were warranted and, accordingly, decided to maintain our commitment to compensation decisions that recognize long-term financial performance to drive shareholder value.

 2015 Company Performance

■	Reported net income attributable to MPC of $2.85 billion, or $5.26 per diluted share, up from $2.52 billion, or $4.39 per diluted share, in 2014, as adjusted for the Stock Split completed in June 2015.

■	Returned $1.6 billion of capital to shareholders and increased the quarterly dividend by 28%, to $0.32 from $0.25, as adjusted for the Stock Split.

■	Executed on our strategy to grow our midstream stable cash flows with MPLX’s acquisition of MarkWest.

■	Substantially completed the conversion of Speedway locations acquired in 2014 along the East Coast and in the Southeast.

 Cumulative Total Shareholder Return

The performance graph above compares the cumulative total return, assuming the reinvestment of dividends, of a $100 investment in our common stock from June 30, 2011, (the effective date of our spinoff from Marathon Oil Corporation) to December 31, 2015, compared to the cumulative total value return of a $100 investment in the S&P 500 index and an index of peer companies (selected by us) for the same period. Our peer group consists of the following companies that engage in domestic refining operations: BP PLC, Royal Dutch Shell PLC, Chevron Corporation, HollyFrontier Corporation, Phillips 66 (ConocoPhillips prior to May 1, 2012), Tesoro Corporation, ExxonMobil Corporation, and Valero Energy Corporation.

Marathon Petroleum Corporation Proxy Statement / page 5

Proxy Statement

On behalf of the Board of Directors (which we refer to as the Board of Directors or the Board) of Marathon Petroleum Corporation, a Delaware corporation (which we refer to as Marathon Petroleum, MPC, the Company, we or us), we have provided this Proxy Statement to you in connection with the solicitation by the Board of Directors of your proxy to be voted on your behalf at our 2016 Annual Meeting of Shareholders (which we refer to as the Annual Meeting). The members of the MPC Proxy Committee are Thomas J. Usher, Gary R. Heminger and Donald C. Templin.

We will hold the Annual Meeting at 10 a.m. EDT on April 27, 2016, in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840. This Proxy Statement contains information about the matters to be voted on and other information that may be of help to you.

We plan to commence mailing a Notice Regarding the Availability of Proxy Materials (or the Notice) on or about March 15, 2016. We have included with these materials our Annual Report for the year ended December 31, 2015. The Notice and Annual Report on Form 10-K for the year ended December 31, 2015, are available at www.proxyvote.com.

Questions and Answers About the Annual Meeting

■	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals set forth in this Proxy Statement, which are:

•	the election of three nominees to serve as Class II Directors;

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2016;

•	the approval, on an advisory basis, of our named executive officer compensation; and

•	three proposals submitted by shareholders, if presented.

■	Am I entitled to vote?

You may vote if you were a holder of MPC common stock at the close of business on February 29, 2016, which is the record date for our Annual Meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

■	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the Securities and Exchange Commission (or SEC) that provide for the delivery of a notice to shareholders of their means of Internet access to proxy materials, we have again this year elected to reduce the number of sets of printed materials. Unless a shareholder has requested receipt of printed proxy materials, we have sent the Notice to our shareholders of record. All shareholders will have the ability to access proxy materials. The Notice provides instructions to access the materials on the Internet or request a traditional set of printed materials be mailed at no cost to the shareholder.

page 6 / Marathon Petroleum Corporation Proxy Statement

■	How does the Board recommend I vote?

The Board recommends you vote:

•	FOR each of the nominees for Class II Director;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2016;

•	FOR the resolution approving, on an advisory basis, our named executive officer compensation;

•	AGAINST the proposal seeking the adoption of an alternative shareholder proxy access bylaw;

•	AGAINST the proposal seeking a report on safety and environmental incidents; and

•	AGAINST the proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.

■	How do I know if I am a shareholder of record or a beneficial owner of shares held in street name?

If your shares are registered in your name with our transfer agent, Computershare Investor Services, LLC, you are a shareholder of record with respect to those shares and you received the Notice or printed proxy materials directly from us. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the “beneficial owner” of such shares and the Notice or printed proxy materials were forwarded to you by that organization. In that circumstance, the organization is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct the organization how to vote the shares held in your account.

■	If I am a shareholder of record of MPC shares, how do I cast my vote?

If you are a shareholder of record of MPC common stock, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice;

•	By Telephone. You may vote by proxy by calling the toll-free telephone number located on the proxy card or available via the Internet;

•	By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the proxy card and returning it in the provided envelope; or

•	In Person. You may vote in person at the Annual Meeting. You will be required to present a valid form of identification to be admitted to the meeting and a ballot will be provided to you upon arrival.
■	If I am a beneficial owner of MPC shares, how do I cast my vote?

If you are a beneficial owner of shares of MPC common stock held in street name, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice forwarded to you by your broker or other intermediary;

•	By Telephone. You may vote by proxy by calling the toll-free telephone number located on the voting instruction form or available via the Internet;

•	By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the voting instruction form and returning it in the provided envelope; or

•	In Person. You may vote in person at the Annual Meeting but you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the meeting, you will be required to present a valid form of identification.

We provide Internet proxy voting to allow you to vote your shares online; however, please be aware you must bear any costs associated with your Internet access, such as usage charges from Internet access providers or telecommunication companies.

■	May I change my vote?

If you are a shareholder of record of MPC common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again using the Internet or by telephone;

•	sending us a proxy card dated later than your last vote;

•	notifying the Corporate Secretary of MPC in writing; or

•	voting at the meeting.

If you are a beneficial owner of shares of MPC common stock, you must contact your broker or other intermediary with whom you have an account to obtain information regarding changing your voting instructions.

■	What is the number of outstanding shares?

At the close of business on February 29, 2016, which is the record date for the Annual Meeting, there were 529,223,377 shares of MPC common stock outstanding and entitled to vote.

Marathon Petroleum Corporation Proxy Statement / page 7

■	What is the voting requirement to approve each of the proposals?

•	Proposal No. 1 - At the Annual Meeting, Directors will be elected by a plurality voting standard. The nominees for available directorships who receive the highest number of affirmative votes of the shares present, in person or by proxy, and entitled to vote, are elected; provided, however, that any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results pursuant to the Company’s Plurality Plus Voting Standard Policy, more fully described in Proposal No. 1 and available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Plurality Plus Voting Standard Policy.” Under the plurality voting standard, abstentions and broker non-votes will not have an impact on the election of directors.

Commencing with the 2017 Annual Meeting, a majority voting standard will apply to uncontested director elections.

•	Proposal No. 2 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions will not be considered votes “cast” and shall have no effect on the proposal.

•	Proposal No. 3 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the proposal. Although the advisory vote on Proposal No. 3 is nonbinding, as provided by law, our Board will review the results of the vote and will take them into account in making determinations concerning executive compensation.

•	Each of Proposals No. 4, No. 5 and No. 6 will be approved if it receives the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against these proposals.

•	Both abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.
■	What are “broker non-votes?”

The New York Stock Exchange (or NYSE) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from such customers. The ratification of an independent auditor is an example of a routine matter on which brokers may vote in this manner. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors or proposals related to executive compensation unless they have received voting instructions from their customers. Shares held by brokers on behalf of customers who do not provide voting instructions on non-routine matters are “broker non-votes.”

■	What constitutes a quorum?

Under our Amended and Restated Bylaws (which we refer to as our Bylaws), a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. Both abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

■	How will voting be conducted if any matters not contained in this Proxy Statement are raised at the Annual Meeting?

If any matters are presented at the Annual Meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card, or Internet or telephone vote provides this authority. Under our Bylaws, notice of any matter to be presented by a shareholder for a vote at the Annual Meeting must have been received by December 17, 2015, and must have been accompanied by certain information about the shareholder presenting it.

■	When must shareholder proposals and director nominations be submitted for the 2017 Annual Meeting?

Shareholder proposals submitted for inclusion in our 2017 Proxy Statement must be received in writing by our Corporate Secretary no later than the close of business on November 15, 2016. Notices of shareholder director nominations for inclusion in our 2017 Proxy Statement must be received by our Corporate Secretary on or after October 16, 2016, and no later than November 15, 2016, and must comply with our proxy access bylaw provisions. Shareholder proposals (including director nominations) submitted outside the process for inclusion in our 2017 Proxy Statement must be received from shareholders of record on or after November 15, 2016, and no later than December 15, 2016, and must be accompanied by certain information about the shareholder making the proposal, in accordance with our Bylaws.

page 8 / Marathon Petroleum Corporation Proxy Statement

The Board of Directors and Corporate Governance

Recent Corporate Governance Changes

Proxy Access

Our Board of Directors recently adopted shareholder proxy access bylaw provisions to enable shareholders satisfying certain requirements to submit director nominations for inclusion in the Company’s proxy statement. A single shareholder, or a group of up to 20 shareholders, who have held 3% of MPC stock for at least three years may nominate candidates comprising up to 20% of the Board of Directors. Our Bylaws describe the procedures that must be followed by a shareholder, or group of shareholders, seeking to make director nominations by way of shareholder proxy access.

Majority Voting

Our Board also recently adopted a majority voting standard for uncontested director elections to be effective commencing with the 2017 Annual Meeting.

Lead Director

In connection with the appointment of our President and Chief Executive Officer, Gary R. Heminger, as Chairman of the Board to succeed Thomas J. Usher in that capacity effective at the conclusion of the 2016 Annual Meeting, our Board appointed David A. Daberko as Lead Director. As Lead Director, Mr. Daberko will function as a voice of the non-management directors and reinforce effective independent leadership.

We invite our shareholders to review these recent corporate governance changes as reflected in our Bylaws and our Corporate Governance Principles by visiting our website at http://ir.marathonpetroleum.com and selecting “Corporate Governance.” From that page, the Bylaws are accessible by clicking on “Restated Certificate of Incorporation and Bylaws,” “Bylaws of Marathon Petroleum Corporation” and the Corporate Governance Principles are accessible by clicking on “Corporate Governance Principles.”

The Board of Directors

Under our Bylaws and the laws of the state of Delaware, MPC’s state of incorporation, the business and affairs of MPC are managed under the direction of our Board of Directors. Our Board is divided into three classes, which must be as nearly equal in size as practicable. Currently, each class consists of four directors. Directors are elected by shareholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2018, 2016 and 2017, respectively.

As part of its ongoing Board succession planning process, our Corporate Governance and Nominating Committee determined to recruit a new member of the Board in 2015. With input from our Chairman of the Board and our President and Chief Executive Officer, and following consideration of the qualifications and abilities of the nominee, Charles E. Bunch was recommended by our Corporate Governance and Nominating Committee to be elected as a director. On July 29, 2015, the size of the Board was increased from 10 members to 11, and Charles E. Bunch was elected to serve as a Class II director, effective September 22, 2015. As a Class II director, Mr. Bunch’s initial term expires in 2016.

On December 4, 2015, as part of the Board’s ongoing succession planning process and in fulfillment of its obligation in connection with the MPLX/MarkWest Merger to appoint one director identified by MarkWest to the Board, the size of the Board was increased from 11 members to 12, and Frank M. Semple was elected to serve as a Class I director. Mr. Semple has been nominated for election at the Annual Meeting as a Class II director. Reclassifying Mr. Semple as a Class II director nominee will result in his standing for election two years earlier than would be the case if he remained a Class I director. This reclassification is necessary as two of our current Class II directors, Messrs. W.L. Davis and Usher, are retiring upon the expiration of their respective terms at the conclusion of the Annual Meeting in accordance with the retirement provisions of our Bylaws. To maintain the three classes of our Board as nearly equal in size as practicable, Mr. Semple has been nominated for election as a Class II director.

On February 24, 2016, our Board determined that upon the retirements of Messrs. W.L. Davis and Usher at the conclusion of the Annual Meeting, the size of the MPC Board of Directors will be fixed at 10 directors, consistent with MPC’s Corporate Governance Principles. Assuming the election of the three Class II director nominees, at the conclusion of the Annual Meeting, our Board will consist of three classes with three directors in Class I, three directors in Class II and four directors in Class III.

Our Board met 13 times in 2015. The attendance of the members of our Board averaged approximately 98% for the aggregate of the total number of Board and committee meetings held in 2015. Each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served. Pursuant to our Corporate Governance Principles, members of our Board are expected to attend the Annual Meeting. All of the members of our Board attended the annual meeting of shareholders on April 29, 2015.

Our Chairman of the Board presides at all meetings of shareholders and of the Board. If the non-employee directors meet without the Chairman or in circumstances in which the Chairman is unavailable, our Board will designate another director to serve as a lead or presiding director at such meeting. The Chairman also attends Board committee meetings.

Pursuant to our Corporate Governance Principles, non-employee directors of the Board hold executive sessions. An offer of an executive session is extended to non-employee directors at each Board meeting. The Chairman of the Board or the Lead Director presides at these executive sessions. In 2015, non-employee directors of the Board held executive sessions at 10 Board meetings.

Marathon Petroleum Corporation Proxy Statement / page 9

Our Board has three principal committees, all of the members of which are independent, non-employee directors. The table below shows the current committee memberships of each director and the number of meetings each committee held in 2015.

Board Committee Memberships

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Evan Bayh	✓		✓
Charles E. Bunch		✓	✓
David A. Daberko	Chair	✓
Steven A. Davis	✓		✓
William L. Davis (retiring)	✓		Chair
Donna A. James	✓	✓
James E. Rohr	✓	Chair
John W. Snow		✓	✓
John P. Surma		✓	✓
Number of meetings in 2015	5	8	6

Board and Committee Independence

As referenced, the principal committee structure of our Board of Directors includes the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. These committees are comprised entirely of independent directors. Additionally, an Executive Committee of the Board, comprised of Thomas J. Usher and Gary R. Heminger, has been established to address matters that may arise between meetings of the Board. This Executive Committee may exercise the powers and authority of the Board subject to specific limitations consistent with our Bylaws and applicable law.

To determine director independence, our Board uses the categorical standards set forth below and, additionally, considers the materiality of any relationships between a director and the Company. The Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether such transactions are at arm’s length in the ordinary course of business and whether any such transactions are consummated on terms and conditions similar to those with unrelated parties.

To be determined categorically independent, a director must not:

•	be a current employee of the Company or former employee of the Company within the past three years;
•	have an immediate family member serving as a current executive officer of the Company or former executive officer of the Company within the past three years;

•	have personally received, or have an immediate family member who has received, any direct compensation from the Company in excess of $120,000 during any 12-month period within the past three years, other than compensation for Board or committee service, pension or other forms of deferred compensation for prior service or compensation paid to an immediate family member who is a non-executive employee of the Company;

•	have any of the following affiliations with respect to the Company’s external auditor:

•	current employee of such firm,

•	engaged, or have an immediate family member engaged, as a current partner of such firm,

•	have an immediate family member who is a current employee of such firm and who personally works on the Company’s audit, or

•	has been, or has an immediate family member who has been, engaged or employed by such firm as a partner or employee within the past three years and who personally worked on the Company’s audit within that time;

•	be employed, or have an immediate family member employed, within the past three years as an executive officer of another company where now, or at any time during the past three years, any of the Company’s current executive officers at the same time serve or served on the other company’s compensation committee;

•	be an employee, or have an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which in any of the three preceding fiscal years exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•	be an executive officer of a tax-exempt organization to which the Company has within the three preceding fiscal years made any contributions in any single fiscal year that exceeded the greater of $1 million or 2% of the tax-exempt organization’s consolidated gross revenues;

•	be a partner of or of counsel to a law firm that provides substantial legal services to the Company on a regular basis; or

•	be a partner, officer or employee of an investment bank or consulting firm that provides substantial services to the Company on a regular basis.

page 10 / Marathon Petroleum Corporation Proxy Statement

Under our Corporate Governance Principles, the following relationships are not considered to be material relationships that would impair a director’s independence:

•	if the director is, or has an immediate family member who is, a partner (general or limited) in, or a controlling shareholder, equity holder, executive officer or a director of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the recipient’s consolidated gross revenues for that year;

•	if the director is, or has an immediate family member who is, a director or trustee of any organization to which the Company has made, or from which the Company has received, payments for property or services, and the director (or his or her immediate family member) was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•	if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate, are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.

These categorical independence standards and material relationship considerations are found within our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.”

Our Board performed its independence review for 2016 earlier this year. In applying the categorical standards and assessing the materiality of any relationships, the Board affirmatively determined that each of Ms. James and Messrs. Bayh, Bunch, Daberko, S.A. Davis, W.L. Davis, Rohr, Snow, Surma and Usher meets the categorical independence standards, has no material relationship with the Company other than that arising solely from the capacity as a director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such director serves. Messrs. Lee and Schofield, who both retired effective at the conclusion of our 2015 Annual Meeting held on April 29, 2015, also met the independence standards referred to in the preceding sentence during their service on the Board in 2015.

Audit Committee

Our Audit Committee has a written charter adopted by the Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Audit Committee Charter.” The Audit Committee Charter requires our Audit Committee to assess and report to the Board on the adequacy of the Charter on an annual basis. Each of the members of our Audit Committee is independent as independence is defined in Exchange Act Rule 10A-3, as well as in the general independence requirements of NYSE Rule 303A.02.

Our Audit Committee is, among other things, responsible for:

•	appointing, compensating, retaining and overseeing the independent auditor;

•	reviewing fees proposed by the independent auditor and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditor, our internal auditors and our management with respect to the status and results of their activities;

•	reviewing the structure of the internal audit function to ensure its organizational independence and its access to the Board, the Audit Committee and management;

•	approving the appointment of the general manager of internal audit, and reviewing the performance and compensation of the general manager of internal audit on an annual basis;

•	reviewing and approving the internal audit expense budget on an annual basis;

•	reviewing with our Chief Executive Officer (who we may refer to as our CEO), our Chief Financial Officer (who we may refer to as our CFO) and our General Counsel, disclosure controls and procedures and management’s conclusions about such disclosure controls and procedures;

•	reviewing and discussing with our management and the independent auditor, annual and quarterly financial statements, including those reported on Forms 10-K and 10-Q, prior to their filing, and reports of internal controls over financial reporting;

•	reviewing our quarterly earnings press releases prior to their publication and discussing any financial information and any earnings guidance to be provided;

•	discussing with our management guidelines and policies to govern the process by which risk assessment is undertaken by the Company;

Marathon Petroleum Corporation Proxy Statement / page 11

•	reviewing legal and regulatory compliance regarding the Company’s financial statements, auditing matters and compliance with the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Whistleblowing Procedures Policy; and

•	evaluating the Audit Committee’s performance on an annual basis.

Our Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain independent legal, accounting or other advisors or consultants.

Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Our Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” Among other things, this policy sets forth the procedure for the Audit Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under a de minimis exception.

Under the policy, the Audit Committee may pre-approve any services to be performed by our independent auditor up to 12 months in advance and may approve in advance services by specific categories pursuant to a forecasted budget. Once each year, our CFO presents a forecast of audit, audit-related, tax and permissible non-audit services to the Audit Committee for approval in advance. Our CFO, in coordination with the independent auditor, provides an updated budget to the Audit Committee, as needed, throughout the ensuing fiscal year.

Pursuant to the policy, the Audit Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Audit Committee for unbudgeted items, and the Chair reports the items pre-approved pursuant to this delegation to the full Audit Committee at its next scheduled meeting.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in the rules of the SEC, our Board has determined David A. Daberko and Donna A. James each qualifies as an “audit committee financial expert.”

Mr. Daberko was chairman of the board and chief executive officer of National City Corporation for 12 years. In addition to certifying the effectiveness of internal controls and procedures required by his former position as chairman and chief executive officer, Mr. Daberko’s various other roles with National City through his many years of service involved oversight of accounting and both internal and external audit functions. Mr. Daberko was also a member of the audit committee of Williams Partners GP LLC. Mr. Daberko holds a master’s degree in business administration from Case Western Reserve University.

Ms. James previously served as president of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, a financial services and insurance company. Ms. James serves on three other public company boards and has extensive current and former service on the audit committees of public companies. She has experience auditing financial operations and controls and in preparing financial statements under generally accepted accounting principles and statutory accounting principles. She received a bachelor of science degree in accounting from North Carolina Agricultural and Technical State University and is a non-practicing CPA.

Guidelines for Hiring Employees or Former Employees of the Independent Auditor

Our guidelines for the hiring of employees or former employees of the independent auditor satisfy the criteria under applicable law and NYSE listing standards, and are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Guidelines for Hiring of Employees or Former Employees of the Independent Auditor.”

Whistleblowing Procedures Policy

Our Whistleblowing Procedures Policy establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Policy for Whistleblowing Procedures.”

Compensation Committee

Our Compensation Committee is comprised solely of directors who satisfy all criteria for independence under applicable law, NYSE listing standards and our Corporate Governance Principles. The Compensation Committee has a written charter adopted by the Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees page 12 / Marathon Petroleum Corporation Proxy Statement

and Charters,” “Compensation Committee,” “Compensation Committee Charter.” The Compensation Committee Charter requires our Compensation Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Compensation Committee is, among other things, responsible for:

•	determining all matters of policy and procedures relating to officer compensation;

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives and, with guidance from our Board, determining and approving our CEO’s compensation based on the Compensation Committee’s performance evaluation;

•	determining and approving the compensation of our other officers and reviewing the succession plan for senior management;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	certifying the achievement of performance levels under our incentive compensation plans;

•	reviewing, recommending and discussing with the Company’s management, the Compensation Discussion and Analysis section included in our annual proxy statements or other securities filings; and

•	evaluating the Compensation Committee’s performance on an annual basis.

Our Compensation Committee engaged Pay Governance LLC to serve as its independent compensation consultant for 2015. Pay Governance reported directly to our Compensation Committee and provided the Compensation Committee with comparative data on executive compensation and expert advice on the design and implementation of our compensation policies and programs.

Our Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. In addition, the Compensation Committee may delegate to one or more officers of the Company (or to a Salary and Benefits Committee or a similar committee comprised of officers of the Company) any of its responsibilities with respect to non-equity based plans, such as plans created pursuant to health and other employee benefit plans. In 2015, our Compensation Committee delegated certain responsibilities with respect to non-officer compensation to a Salary and Benefits Committee comprised of officers of the Company.

Our Compensation Committee seeks input from our CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the Compensation Committee.

Our Compensation Committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the compensation consultant, our CEO and our Senior Vice President of Human Resources and Administrative Services, the Chair of our Compensation Committee approves the agendas for Compensation Committee meetings.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are James E. Rohr (Chair), Charles E. Bunch, David A. Daberko, Donna A. James, John W. Snow and John P. Surma. Each member of the Compensation Committee qualifies as an independent director. During 2015, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any unaffiliated entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors. Gary R. Heminger serves as an officer and director of MPC and of the general partner of MPLX, MPLX GP LLC. Frank M. Semple serves as a director of MPC and as an officer and director of MPLX GP LLC.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee has a written charter adopted by our Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Corporate Governance and Nominating Committee,” “Corporate Governance and Nominating Committee Charter.” Each member of our Corporate Governance and Nominating Committee is independent and qualified under standards established by applicable law, NYSE listing standards and our Corporate Governance Principles. The Corporate Governance and Nominating Committee Charter requires our Corporate Governance and Nominating Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Corporate Governance and Nominating Committee is, among other things, responsible for:

•	reviewing and making recommendations to our Board concerning the appropriate size and composition of the Board, including:

•	candidates for election or re-election as directors;

•	the criteria to be used for the selection of candidates for election or re-election as directors;

Marathon Petroleum Corporation Proxy Statement / page 13

•	the appropriate skills and characteristics required of Board members in the context of the current composition of the Board;

•	the composition and functions of Board committees; and

•	all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on our Board;

•	considering nominees recommended by shareholders for election as directors;

•	reviewing and making recommendations to our Board, based on the qualifications set forth in our Corporate Governance Principles, concerning each Board committee’s membership and committee chairs including, without limitation, a determination of whether one or more Audit Committee member qualifies as an “audit committee financial expert” as defined by the rules of the SEC;

•	assessing and recommending overall corporate governance practices;

•	reviewing political contributions, lobbying expenditures and payments to certain trade associations;

•	establishing the process for, and overseeing the evaluation of, our Board;

•	reviewing and approving codes of conduct applicable to directors, officers and employees;

•	reviewing the Company’s position statement on stockholders’ rights plans and reporting any recommendations to our Board related thereto; and

•	evaluating the Corporate Governance and Nominating Committee’s performance on an annual basis.

Oversight of Political Engagement, Contributions and Disclosure

The Corporate Governance and Nominating Committee Charter memorializes among the Committee’s responsibilities semi-annual review of contributions made by the Company to political candidates, committees or parties and the annual review of lobbying expenditures, payments of $50,000 or more to trade associations that engage in lobbying activities and the content of the “Political Engagement and Disclosure” page on our website. Our Corporate Governance and Nominating Committee believes this oversight, formalized in its charter, conveys the strength of its commitment to ensure our exercise of political speech and involvement in the public policy process remains aligned with the interests of our shareholders.

At the direction of our Corporate Governance and Nominating Committee, we provide detail on our website describing the role of our Government Affairs Organization and our means of promoting and ensuring compliance with our political activity policy through the support of our Office of Business Integrity and Compliance and our Internal Audit Organization. Political activities by and on behalf of the Company are managed by our Government Affairs Organization. To ensure compliance with laws regulating political contributions and lobbying activities, and to ensure that such activities are aligned with the interests of the Company and its shareholders, lobbying contacts made on behalf of the Company with federal, state and local government officials, and all political contributions made by the Company, are centrally coordinated through the management and other professional staff members of our Government Affairs Organization. Additionally, members of our executive management, in consultation with the leadership of our Government Affairs Organization, are involved in approving lobbying expenditures through our annual budgeting process and throughout the year as appropriate.

On an annual basis our Office of Business Integrity and Compliance circulates a Code of Business Conduct questionnaire and each member of our Board of Directors, and all executive officers and employees are required to complete the questionnaire and sign a certification that includes a specific statement of compliance with our political activity policy. Our Internal Audit Organization routinely conducts reviews of the practices of, and reporting documentation prepared by, the Government Affairs Organization, as well as the eligibility of employees contributing to the Marathon Petroleum Corporation Employees Political Action Committee (or MPAC), and reports its findings to executive management.

Like most large companies, we are active in trade associations and similar groups at the national, state and local levels. We believe participation in these associations is important in the Company’s role as an industry leader and as an active member of the business communities in which we operate. While not our primary motivation for joining or maintaining our memberships, many trade associations actively engage in lobbying on issues that impact their respective members. We believe it is important to be engaged with these organizations so our positions on issues of importance to the Company can be expressed. We take seriously our leadership in the industry by maintaining an active role in our trade associations and have executives, technical experts and other personnel serving in various leadership and support roles within such groups. Each year our executive management undertakes a review of trade association memberships and assesses the effectiveness of the respective groups and the utility of our new or continued participation and our Corporate Governance and Nominating Committee has oversight of annual payments to such groups of $50,000 or more.

page 14 / Marathon Petroleum Corporation Proxy Statement

Visitors to our “Political Engagement and Disclosure” page on the Company website are able to directly access:

•	federal lobbying reports that MPC files quarterly with the Office of the Clerk of the U.S. House of Representatives and links to state lobbying report databases;

•	itemized lists of corporate political contributions in an interactive map format;
•	itemized lists of MPAC contributions in an interactive map format;

•	a list of trade associations to which MPC paid annual dues of greater than $50,000 in 2015;

•	statements on key positions MPC has taken on important regulatory and legislative issues; and

•	a statement of philosophy and purpose that includes several embedded links, including to public sources of information.

We have included a representative sample of our voluntary disclosures below.

The federal lobbying reports and itemized corporate and MPAC contributions available on our website are included for the period commencing with our inception as a standalone public company in mid-2011 through 2015, and we plan to archive disclosures on this website for a period of five years.

Evaluating Board and Committee Effectiveness

Our Corporate Governance and Nominating Committee oversees an annual Board and committee self-evaluation process that involves each member of the Board completing detailed surveys designed to assess the effectiveness of the Board as a whole and, separately, the effectiveness of each of its committees. The surveys seek feedback on Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management, and the performance of the Board and its committees in light of the responsibilities of each body as established in our Corporate Governance Principles and the respective committee

Marathon Petroleum Corporation Proxy Statement / page 15

charters. Along with these surveys, each director reviews the Corporate Governance Principles and the charter of each committee on which he or she serves, and offers comments and revision suggestions as deemed appropriate. Summary reports of survey results are compiled and provided to the directors. Our Chairman of the Board leads a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Corporate Governance and Nominating Committee views this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, as providing a meaningful assessment tool and a forum for discussing areas for improvement.

Director Identification and Selection

The processes for director selection and the establishment of director qualifications are set forth in Article III of our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.” In summary, our Board has delegated the director recruiting process to the Corporate Governance and Nominating Committee with input from our Chairman of the Board and our CEO. Our Corporate Governance and Nominating Committee may work with a third-party professional search firm to review director candidates and their credentials. At least one member of the Corporate Governance and Nominating Committee, our Chairman of the Board and our CEO are expected to meet with each potential director candidate as part of the recruiting process. The foregoing recruiting process applies to nominees recommended by our Corporate Governance and Nominating Committee, as well as nominees recommended by shareholders in accordance with our Bylaws and applicable law.

The criteria for selecting new directors include the following:

•	their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in our Corporate Governance Principles;

•	their business or professional experience;

•	their integrity and judgment;

•	their record of public service;

•	their ability to devote sufficient time to the affairs of the Company;

•	the diversity of backgrounds and experiences they bring to the Board; and

•	the needs of the Company from time to time.

Directors should also be individuals of substantial accomplishment and experience with demonstrated leadership capabilities, and the ability to represent all shareholders as opposed to a specific constituency. The Corporate Governance and Nominating Committee Charter also gives the Committee the authority to retain and terminate any search firm used to identify director candidates, including the authority to approve the search firm’s fees and other retention terms.

The Board’s Role in Risk Oversight

Responsibility for risk oversight rests with our Board of Directors and the committees of the Board. Our Audit Committee assists our Board in fulfilling its oversight responsibilities by regularly reviewing risks associated with financial and accounting matters, as well as those related to financial reporting. In this regard, our Audit Committee monitors compliance with regulatory requirements and internal control systems. Our Audit Committee reviews risks associated with financial strategies and the capital structure of the Company. Our Audit Committee also reviews the process by which enterprise risk management is undertaken by the Company.

Our Compensation Committee assists the Board with risk oversight through its review of compensation programs to help ensure such programs do not encourage excessive risk-taking. The Compensation Committee reviews base compensation levels, incentive compensation and succession plans to confirm the Company has appropriate practices in place to support the retention and development of the employees necessary to achieve the Company’s business goals and objectives.

The Board receives regular updates from these committees regarding their activities and also reviews risks of a more strategic nature. Key risks associated with the strategic plan of the Company are reviewed annually at a designated strategy meeting of the Board and on an ongoing basis periodically throughout the year.

While our Board and its committees oversee risk management, the senior management team of the Company is charged with managing risk. The Company has a strong enterprise risk management process for identifying, assessing and managing risk, as well as monitoring the performance of risk mitigation strategies. The governance of this process is effected through the executive sponsorship of our CEO and CFO, and is led by an enterprise risk manager, and officers and senior managers responsible for working across the business to manage enterprise level risks and identify emerging risks. These leaders meet periodically and provide regular updates to our Board and its committees throughout the year.

page 16 / Marathon Petroleum Corporation Proxy Statement

Corporate Governance Principles

Our Corporate Governance Principles are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.” In summary, our Corporate Governance Principles provide the functional framework of our Board of Directors, including its roles and responsibilities. These principles also address director independence, committee composition, the presiding and lead director positions, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Leadership Structure of the Board

As provided in our Corporate Governance Principles, our Board of Directors does not have a policy requiring the roles of chairman of the board and chief executive officer to be filled by separate persons or a policy requiring the chairman of the board to be a non-employee director. Our Board will make determinations about leadership structure based on what it believes is best for the Company given specific circumstances. The Board views its active engagement in the process of assessing specific risks through the involvement of our Audit and Compensation Committees, assessing more strategic risks at its annual strategy review meeting and assessing operational and other risks periodically with members of our senior management as providing the desired level of oversight and accountability for our current leadership structure. At present, the positions of chairman of the board and chief executive officer of the Company are separate. Thomas J. Usher serves as our Chairman of the Board and Gary R. Heminger serves as our President and CEO. Effective with the retirement of Mr. Usher at the conclusion of the 2016 Annual Meeting, the Board has appointed Gary R. Heminger as Chairman of the Board and David A. Daberko as Lead Director.

On February 24, 2016, our Board of Directors amended our Corporate Governance Principles to include responsibilities of the Lead Director. The Lead Director’s responsibilities include, but are not limited to:

•	consulting with the Chairman of the Board to include on the agenda for Board meetings any matters requested by the Lead Director;

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman of the Board, including presiding over all executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors;
•	coordinating the agenda for moderating sessions of the Board’s independent directors; and

•	being available for direct communication from significant stockholders.

Our Board has determined that due to Mr. Heminger’s extensive knowledge of all aspects of MPC’s business as its Chief Executive Officer and President, Mr. Heminger is in the best position at this time to lead the Board of Directors as its Chairman, and Mr. Daberko is in the best position to serve in the new capacity as Lead Director. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process.

Communications with the Board of Directors

All interested parties, including shareholders, may communicate directly with our non-employee directors by submitting a communication in an envelope addressed to the “Board of Directors (non-employee members)” in care of the Company’s Corporate Secretary, 539 South Main Street, Findlay, OH 45840. Additionally, employees of the Company may communicate with the non-employee directors by following the procedures set forth in our Code of Business Conduct. Communications with our Audit, Compensation, and Corporate Governance and Nominating Committee chairpersons may be made by sending an email to:

•	auditchair@marathonpetroleum.com;

•	compchair@marathonpetroleum.com; or

•	corpgovchair@marathonpetroleum.com.

Interested parties, including shareholders, may communicate with the non-employee directors, individually or as a group, by sending an email to non-managedirectors@marathonpetroleum.com.

Our Corporate Secretary will forward to the directors all communications that, in the Secretary’s judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct

Our Code of Business Conduct is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Business Conduct.” The Code of Business Conduct applies to our directors, officers and employees.

Marathon Petroleum Corporation Proxy Statement / page 17

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Ethics for Senior Financial Officers.” This Code of Ethics applies to our CEO, CFO, Vice President and Controller, Treasurer and other persons performing similar functions, as well as to those designated as Senior Financial Officers by our CEO or our Audit Committee.

Under this Code of Ethics, these Senior Financial Officers shall, among other things:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company;
•	comply with applicable laws, governmental rules and regulations, including insider trading laws; and

•	promote the prompt internal reporting of potential violations or other concerns related to this Code of Ethics to the Chair of the Audit Committee and to the appropriate person or persons identified in our Code of Business Conduct, and encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.

Our Code of Ethics for Senior Financial Officers further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

page 18 / Marathon Petroleum Corporation Proxy Statement

Compensation of Directors

Our Board of Directors determines annual retainers and other compensation for non-employee directors. Directors who are employees of MPC and its subsidiaries receive no compensation for their service on the Board. For 2015, the annual retainers and other compensation were established at the levels set forth below.

Form of Compensation	Chairman of the Board ($)	Audit Committee Chair ($)	Compensation Committee Chair ($)	Corporate Governance and Nominating Committee Chair ($)	All Other Directors ($)
Cash Retainer	350,000	150,000	150,000	150,000	150,000
Committee Chair Fees	—	15,000	15,000	10,000	—
Deferred Equity Awards	150,000	150,000	150,000	150,000	150,000

Total	500,000	315,000	315,000	310,000	300,000

Directors do not receive meeting fees for attendance at Board or committee meetings.

In 2015, non-employee directors, other than the Chairman of the Board, received an annual cash retainer of $150,000. The Chairman of the Board received an annual cash retainer of $350,000. Each of the chairs of the principal committees of the Board also received an annual committee chair fee for their respective leadership roles. Effective at the conclusion of the 2016 Annual Meeting, the Lead Director will receive an annual fee of $25,000. All non-employee directors, including the Chairman of the Board, received annual deferred equity awards valued at $150,000. The annual deferred equity awards granted in 2015 to the non-employee directors, including the Chairman of the Board, were granted in the form of MPC restricted stock units valued at $135,000 and MPLX phantom units valued at $15,000.

In 2015, the annual deferred equity awards in the form of MPC restricted stock units and MPLX phantom units were credited to unfunded accounts based on the closing stock price of MPC common stock and the closing unit price of MPLX common units on the grant dates. When dividends were paid on MPC common stock and distributions were paid on MPLX common units, non-employee directors received, respectively, dividend equivalents in the form of additional MPC restricted stock units and distribution equivalents in the form of additional MPLX phantom units. The deferred MPC restricted stock units and deferred MPLX phantom units are payable in shares of MPC common stock and MPLX common units, respectively, only upon a director’s departure from the Board.

In addition, two of our non-employee directors, Messrs. Daberko and Surma, serve on the board of MPLX GP LLC, a wholly-owned indirect subsidiary of MPC, and receive compensation for that board service. Their annual cash retainers and deferred equity awards received as compensation for MPLX GP LLC board service in 2015 are reflected in the “2015 Director Compensation Table” on Page 20.

Each year, non-employee directors have the opportunity to defer up to 100% of their annual cash compensation into an unfunded account. This deferred cash account may be invested in certain notional investment options offered under the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors, which generally mirror the investment options offered to employees under our thrift plan except that there is no option to invest in MPC common stock. When a director who has deferred cash compensation departs from the Board, he or she receives cash from the deferred account in a lump sum.

Under our matching gifts program, non-employee directors are eligible to have up to $10,000 of their contributions to certain tax-exempt educational institutions matched by the Company each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. Each of the non-employee directors, including the Chairman of the Board, is expected to hold three times the value of such director’s annual cash retainer in MPC common stock. Directors have five years from the commencement of their service on the Board to satisfy these guidelines, and restricted stock unit awards are credited toward these guidelines.

Marathon Petroleum Corporation Proxy Statement / page 19

2015 Director Compensation Table

The following table and footnotes provide information regarding the compensation earned by or paid to the Company’s non-employee directors in the 12 months ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Evan Bayh	150,000	150,000	—	—	—	—	300,000
Charles E. Bunch	41,200	41,200	—	—	—	10,000	92,400
David A. Daberko	236,875	221,875	—	—	—	10,000	468,750
Steven A. Davis	150,000	150,000	—	—	—	10,000	310,000
William L. Davis	160,000	150,000	—	—	—	—	310,000
Donna A. James	150,000	150,000	—	—	—	8,250	308,250
Charles R. Lee(4)	50,000	50,000	—	—	—	10,000	110,000
James E. Rohr	160,000	150,000	—	—	—	10,000	320,000
Seth E. Schofield(4)	55,000	50,000	—	—	—	20,000	125,000
John W. Snow	150,000	150,000	—	—	—	4,000	304,000
John P. Surma	221,875	221,875	—	—	—	—	443,750
Thomas J. Usher(5)	350,000	150,000	—	—	—	5,000	505,000

(1)	The amounts shown in this column reflect the non-employee director and Chairman of the Board cash retainers and committee chair fees earned or paid for Board service from January 1, 2015, through December 31, 2015. Directors are eligible to defer up to 100% of their annual cash compensation. For Messrs. Daberko and Surma, the amounts shown in this column include cash retainers earned or paid for MPLX GP LLC Board service from January 1, 2015, through December 31, 2015.
(2)	The amounts shown in this column reflect the aggregate grant date fair value, as calculated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (FASB ASC Topic 718), for MPC restricted stock unit awards and MPLX phantom unit awards granted to the non-employee directors in 2015. All MPC restricted stock unit awards and MPLX phantom unit awards are deferred until departure from the Board, and dividend and distribution equivalents, as applicable, in the form of additional MPC restricted stock unit awards and additional MPLX phantom unit awards are credited to non-employee director deferred accounts as and when dividends and distributions are paid on MPC common stock and MPLX common units, respectively. The aggregate number of MPC restricted stock unit awards credited for MPC Board service and outstanding as of December 31, 2015, for each non-employee director, as adjusted for the Stock Split, is as follows: Mr. Bayh, 22,641; Mr. Bunch, 778; Mr. Daberko, 132,565; Mr. S.A. Davis, 7,811; Mr. W.L. Davis, 126,956; Ms. James, 22,641; Mr. Rohr, 7,811; Mr. Snow, 70,615; Mr. Surma, 22,641; and Mr. Usher, 57,916. For Messrs. Daberko, W.L. Davis, Snow and Usher, the aggregate number of MPC restricted stock unit awards outstanding as of December 31, 2015, includes replacement awards received for prior service on the Board of Directors of Marathon Oil. The aggregate number of MPLX phantom unit awards credited for MPC Board service and outstanding as of December 31, 2015, for the non-employee directors is as follows: Ms. James and Messrs. Bayh, W.L. Davis, Snow, and Usher, 1,010 each; Messrs. S.A. Davis and Rohr, 744 each; and Mr. Bunch 110. For Messrs. Daberko and Surma, who also serve on the MPLX GP LLC Board of Directors, the aggregate number of MPLX phantom unit awards credited for MPC Board service and MPLX GP LLC Board service and outstanding as of December 31, 2015, is 5,814 each.
(3)	The amounts shown in this column reflect contributions made on behalf of Ms. James and Messrs. Bunch, Daberko, S.A. Davis, Lee, Rohr, Schofield, Snow and Usher to educational institutions under our matching gifts program. This column does not include perquisites or personal benefits provided to our non-employee directors. To the extent provided, the aggregate amount of perquisites and personal benefits provided to any non-employee director in 2015 was less than $10,000.
(4)	Messrs. Lee and Schofield served on the Board until their respective retirements, which were effective at the conclusion of our 2015 Annual Meeting held on April 29, 2015. In July 2015, Mr. Lee received a distribution of MPC common stock from his deferred equity account valued at $11,418,651, cash in lieu of a fractional share of MPC common stock in the amount of $34, MPLX common units from his deferred equity account valued at $54,981, cash in lieu of a fractional MPLX common unit in the amount of $50 and $87,186 in cash deferred during his prior service on the Board of Directors of Marathon Oil. In July 2015, Mr. Schofield received a distribution of MPC common stock from his deferred equity account valued at $9,490,136, cash in lieu of a fractional share of MPC common stock in the amount of $11, MPLX common units from his deferred equity account valued at $54,981 and cash in lieu of a fractional MPLX common unit in the amount of $50.
(5)	The amounts shown for Mr. Usher reflect a 2015 annual cash retainer of $350,000 and annual equity awards valued at $150,000 for his role as Chairman of the Board.

page 20 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

Proposals of the Board

Our Board will present the following proposals at the Annual Meeting:

Proposal No. 1 - Election of Class II Directors

Our Restated Certificate of Incorporation provides that the Board shall fix the number of directors at no fewer than three and no more than 12. Our Board of Directors currently consists of 12 directors and is divided into three classes of equal size. Directors are elected by shareholders for terms of three years and hold office until their successors are duly elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2018, 2016 and 2017, respectively.

Messrs. Bayh and Bunch are currently Class II directors whose terms are expiring at the Annual Meeting. Mr. Bayh has been nominated by the Board for re-election, and Mr. Bunch has been nominated by the Board for election, to serve as Class II directors through the 2019 Annual Meeting. Messrs. W.L. Davis and Usher will not stand for re-election as they are both retiring. On February 24, 2016, our Board fixed the number of directors at 10, effective at the conclusion of the Annual Meeting. To maintain three classes as nearly equal in size as practicable, Mr. Semple – who currently serves as a Class I director – has been nominated for election as a Class II director. If all three Class II director nominees are elected, the Board of Directors will consist of 10 directors, with three directors in Class I, three directors in Class II, and four directors in Class III. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board.

Our Bylaws describe the procedures that must be followed by a shareholder of record seeking to nominate someone for election as a director. Such procedures generally require notice be received by our Corporate Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which proxy materials were mailed for the preceding year’s annual meeting of shareholders. Effective for the 2017 Annual Meeting, the Company’s new shareholder proxy access bylaw provisions enable shareholders satisfying certain requirements to submit director nominations for inclusion in the Company’s proxy statement. Under these provisions, notice must be received by our Corporate Secretary at least 120 days, but not more than 150 days, before the first anniversary of the date on which proxy materials were mailed for the preceding year’s annual meeting of shareholders. Our Bylaws describe the procedures that must be followed by a shareholder, or group of shareholders, seeking to make director nominations. As set forth in our Bylaws, a notice must contain certain information about the nominee, including his or her age, address, citizenship, occupation and share ownership, as well as the name, address and share ownership of the shareholder giving the notice.

As explained earlier in the “Questions and Answers” section of this Proxy Statement, directors will be elected by a plurality voting standard at the Annual Meeting; provided, however, that any director nominee who receives a greater number of withhold votes than affirmative votes (or a Majority Withhold Vote) in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results. Pursuant to this policy, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision. Accordingly, the nominees who receive the highest number of votes of the shares present, in person or by proxy, and entitled to vote shall be elected to the available Class II Director positions, and in the event any nominee receives a Majority Withhold Vote, the resignation policy will apply as summarized here and as available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Plurality Plus Voting Standard Policy.” Effective for the 2017 Annual Meeting, the Company has adopted a majority voting standard for uncontested director elections.

Your Board of Directors recommends you vote FOR the Nominees for Class II Director in Proposal No. 1.

Marathon Petroleum Corporation Proxy Statement / page 21

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

Your Board of Directors recommends you vote for the Nominees for Class II Director in Proposal No. 1.

Nominees for Class II Directors – Current Terms Expiring in 2016:

MPC Director since: 2011 Age 60

Evan Bayh

•  Senior Advisor, Apollo Global Management; Partner, McGuireWoods LLP

Senator Bayh is a senior advisor with Apollo Global Management, a leading global alternative asset management firm, and a partner with McGuireWoods LLP, a global diversified law firm. He is also a member of the boards of directors of Berry Plastics Group, Inc., Fifth Third Bancorp and RLJ Lodging Trust. As a former U.S. senator and the governor of Indiana, Senator Bayh has held numerous leadership positions. He was elected as Indiana’s secretary of state in 1986 and as its governor in 1988. After two terms as governor, Mr. Bayh was elected to the U.S. Senate where he served for 12 years. Senator Bayh’s committee assignments included Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the

Special Committee on Aging. During his time in office, he focused on job creation, national security, small business growth and many other critical domestic issues. Senator Bayh graduated with a bachelor’s degree in business economics from Indiana University in 1978 and a juris doctor degree from the University of Virginia in 1981.

Senator Bayh served as an elected official at the statewide or federal level for more than two decades, first as the governor of the state of Indiana and later as a U.S. senator. As Indiana’s governor, Senator Bayh led large organizations with thousands of employees and oversaw budgets in the billions of dollars. During his time in the U.S. Senate, he served on the Banking Committee and as chairman of the International Trade and

Finance Subcommittee. He now leverages his professional expertise as an advisor in private equity markets. His service on other public company boards of directors also exposes him to various industries and management approaches. Senator Bayh brings to our Board a depth of public and private sector experience and offers a unique perspective on matters of government regulation, risk management, finance, corporate governance and leadership.

Other Current Public Company Directorships:

•  Berry Plastics Group, Inc.

•  Fifth Third Bancorp

•  RLJ Lodging Trust

Recent Past Directorships:

•  None

MPC Director since: 2015 Age 66

Charles E. Bunch

•  Executive Chairman of the Board, PPG Industries, Inc.

Mr. Bunch is executive chairman of the board of PPG Industries and is a member of the boards of directors of ConocoPhillips and The PNC Financial Services Group, Inc. He joined PPG Industries in 1979 and held various positions in finance and planning, marketing, and general management in the United States and Europe. He later served as senior vice president of Strategic Planning and Corporate Services and executive vice president, Coatings. He was named president, chief operating officer and a board member in 2002 and chairman and CEO in 2005. He served in those positions until 2015, prior to assuming his current role. Mr. Bunch received a bachelor’s degree in international affairs from

Georgetown University and a master’s degree in business administration from the Harvard University Graduate School of Business Administration.

As a chairman and former chief executive officer of a large, multinational company, and a member of the boards of directors of ConocoPhillips and PNC Financial Services Group, Mr. Bunch’s areas of expertise include an in-depth knowledge of the petroleum industry, the financial services industry, organizational and operational management, capital allocation and manufacturing. In addition, Mr. Bunch has a deep understanding of the U.S.

economy and corporate finance. His current and former service on other boards of directors of public companies, including in the petroleum industry and the financial industry, have also provided him exposure to varying approaches to governance and leadership across several industry sectors.

Other Current Public Company Directorships:

•  ConocoPhillips

•  The PNC Financial Services Group, Inc.

•  PPG Industries, Inc.

Recent Past Directorships:

•  H.J. Heinz Company

page 22 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

Nominee for Class II Director – Reclassification from Class I:

MPC Director since: 2015 Age 64

Frank M. Semple

•  Vice Chairman, MPLX GP LLC

Mr. Semple is the vice chairman of MPLX GP LLC, a wholly-owned indirect subsidiary of MPC, and serves on its board of directors. Mr. Semple assumed his current position in 2015, at the time of the MPLX/MarkWest Merger. He joined MarkWest in 2003 as president and chief executive officer, and was elected chairman of the board in 2008. Prior to joining MarkWest, Mr. Semple completed a 22-year career with The Williams Companies, Inc. and WilTel Communications. He served as the chief operating officer of WilTel Communications, senior vice president/general manager of Williams Natural Gas Company, vice president of Operations and Engineering for Northwest Pipeline Company and division manager for Williams Pipe Line Company. Prior to his time with Williams, Mr. Semple served in the United States Navy. Mr. Semple completed the Program for Management Development at Harvard Business School and holds a bachelor of science degree in mechanical engineering from the United States Naval Academy.

As the former chairman and chief executive officer of MarkWest, the master limited partnership acquired by MPLX, Mr. Semple has proven leadership abilities in managing a complex business and a deep understanding of the midstream sector. Mr. Semple has significant experience regarding operations, strategic planning, finance and corporate governance matters.

Other Current Public Company Directorships:

•  MPLX GP LLC

Recent Past Directorships:

•  MarkWest Energy GP, L.L.C.

Marathon Petroleum Corporation Proxy Statement / page 23

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

Continuing Class III Directors – Current Terms Expiring in 2017:

MPC Director since: 2013 Age 57

Steven A. Davis

•  Board Member; Former Chairman and Chief Executive Officer, Bob Evans Farms, Inc.

In June 2015, Mr. Davis was elected to serve on the board of directors for Albertsons Companies, Inc., the second largest retail grocery chain in the United States. He previously served on the board of directors for Walgreens Boots Alliance, Inc., a global retail pharmacy and healthcare company from 2009 to 2015. Mr. Davis served as the chairman and chief executive officer of Bob Evans Farms, Inc., a foodservice and consumer products company, from May 2006 to December 2014. In 2011, Mr. Davis was appointed to the board of JobsOhio, a non-profit corporation that leads the state’s job creation and economic development activities. Prior to joining Bob Evans Farms in 2006, Mr. Davis served in a variety of restaurant and consumer packaged goods leadership positions, including president of Long John Silver’s and A&W All-American Food Restaurants. In addition, he held senior executive and operational positions at Yum! Brands’ Pizza Hut division and at Kraft General Foods. Mr. Davis holds a bachelor of science degree in business administration from the University of Wisconsin at Milwaukee and a master’s degree in business administration from the University of Chicago.

As the former chairman and chief executive officer of a large foodservice and consumer products company, Mr. Davis has a wealth of experience in marketing products, managing a network of branded retail locations and dealing with the operational challenges presented by a customer service-oriented line of business. He also has expertise in mergers and acquisitions, management development, operations and sales and marketing. His current and former service on other boards of directors of public companies also informs his perspective. As a former chairman and corporate chief executive, Mr. Davis brings to our Board a relevant skill set developed through his direct responsibilities in overseeing the operations and financial performance of a large public company, and his diverse board experience on multiple Fortune 250 companies.

Other Current Public Company Directorships:

•  None

Recent Past Directorships:

•  Bob Evans Farms, Inc.

•  CenturyLink, Inc. (fka EMBARQ)

•  Walgreen Boots Alliance, Inc.

MPC Director since: 2011 Age 62

Gary R. Heminger

•  President, CEO and

Chairman–Elect

Marathon Petroleum Corporation

Mr. Heminger is president and chief executive officer of Marathon Petroleum Corporation. He is also chairman of the board and chief executive officer of MPLX GP LLC, a wholly-owned indirect subsidiary of MPC, and a member of the board of directors of Fifth Third Bancorp. Mr. Heminger is chairman emeritus of the board of trustees of Tiffin University, and serves on the boards of directors of the American Petroleum Institute (API), the American Fuel and Petrochemicals Manufacturers (AFPM) and JobsOhio. He is also a member of the Oxford Institute for Energy Studies. Mr. Heminger joined Marathon in 1975. Early in his career, he served in various finance and administration roles, as well as in Auditing and Marketing. From 1995 to 1996, he served as president of Marathon Pipe Line Company. He assumed the position of manager, Business Development and Joint Interest of Marathon Oil Company in November 1996. Mr. Heminger was named vice president of Business Development for Marathon Ashland

Petroleum LLC upon its formation in 1998, and senior vice president, Business Development in 1999. In January 2001, he was named executive vice president, Supply, Transportation and Marketing. Mr. Heminger was appointed president of Marathon Petroleum Company LLC, a wholly-owned subsidiary of Marathon, in September 2001. In addition, he was named executive vice president – Downstream of Marathon Oil Corporation, in September 2001. He was named to his current position in July 2011. Mr. Heminger earned a bachelor’s degree in accounting from Tiffin University in 1976. He earned a master’s degree in business administration from the University of Dayton in 1982. He is a graduate of the Wharton School Advanced Management Program at the University of Pennsylvania.

Mr. Heminger has extensive knowledge of all aspects of our business. As our chief executive officer, he leverages that expertise in advising on the strategic direction of the Company and apprising our Board on issues of significance to both our Company and our industry. Through his many years of service with the Company in numerous leadership roles, he is also specifically qualified to speak to the Company’s history and culture, which is useful to the Board’s understanding for long-term planning and opportunities for growth. Mr. Heminger also serves on one outside public company board of directors, which affords him a fresh perspective on management and governance. Mr. Heminger brings to our Board energy industry expertise, a great breadth of transactional experience and an intimate knowledge of our Company.

Other Current Public Company Directorships:

•  Fifth Third Bancorp

•  MPLX GP LLC

Recent Past Directorships:

•  None

page 24 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

MPC Director since: 2011 Age 76

John W. Snow

•  Non-Executive Chairman of the Board, Cerberus Capital Management, L.P.

Mr. Snow is the non-executive chairman of the board of Cerberus Capital Management, L.P., a private investment firm. He is a member of the boards of directors of Armada Hoffler Properties, Inc., Dominion Midstream GP, LLC and Afiniti. Mr. Snow was sworn into office as U.S. Secretary of the Treasury in February 2003, where he served until leaving office in June 2006. Prior to becoming Secretary of the Treasury, Mr. Snow served as chairman and chief executive officer of CSX Corporation, a rail-based transportation services company. He also held several high-ranking positions in the Department of Transportation during the Ford Administration. Mr. Snow is a former co-chairman of the Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise. He also served as co-

chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement. Mr. Snow graduated with a bachelor’s degree from the University of Toledo in 1962. He also holds a master’s degree from Johns Hopkins University, a doctorate in economics from the University of Virginia and a juris doctor degree from George Washington University.

Through his role as chairman of a leading private investment firm, and his experience as the U.S. Secretary of the Treasury and as the chairman and chief executive officer of a large public company, Mr. Snow is uniquely qualified to contribute to our Board on a broad array of issues, including global economic conditions, corporate strategic direction, finance, government regulation and leadership. Through his current and former service on the boards of directors of other public companies, he has been exposed to various views on corporate management and governance. Mr. Snow brings to our Board his considerable skill in various disciplines developed through his distinguished careers in both the private and public sectors.

Other Current Public Company Directorships:

•  Armada Hoffler Properties, Inc.

•  Dominion Midstream GP, LLC

Recent Past Directorships:

•  Amerigroup Corporation

•  International Consolidated Airlines Group

•  Lender Processing Services, Inc.

•  Marathon Oil Corporation

•  Verizon Communications, Inc.

MPC Director since: 2011 Age 61

John P. Surma

•  Retired Chairman and Chief Executive Officer, United States Steel Corporation

Mr. Surma is a member of the boards of directors of MPLX GP LLC, a wholly-owned indirect subsidiary of MPC, Ingersoll-Rand plc and Concho Resources Inc. He serves as the deputy chair of the board of directors of the Federal Reserve Bank of Cleveland. He is also the chair of the board of directors of the National Safety Council and is a member of the University of Pittsburgh Medical Center board. At the appointment of President Barack Obama, Mr. Surma served on the President’s Advisory Committee for Trade Policy and Negotiations from September 2010 to September 2014, and was its vice chairman. Mr. Surma retired as the chief executive officer of United States Steel Corporation, an integrated steel producer, effective September 1, 2013, and as executive chairman effective December 31, 2013. Prior to joining United States Steel, Mr. Surma served in several executive positions with Marathon Oil Corporation. He was named senior vice president, Finance & Accounting of Marathon Oil Company in 1997, president, Speedway SuperAmerica LLC in 1998, senior vice president, Supply & Transportation of Marathon Ashland Petroleum LLC in 2000 and president of Marathon Ashland Petroleum LLC in 2001. Prior to joining Marathon, Mr. Surma worked for Price Waterhouse LLP where he was admitted to the partnership in 1987. In 1983, Mr. Surma participated in the President’s Executive Exchange Program in Washington, D.C., where he served as executive staff assistant to the vice chairman of the Federal Reserve Board. Mr. Surma earned a bachelor of science degree in accounting from Pennsylvania State University in 1976.

As the retired chairman and chief executive officer of a large industrial firm, Mr. Surma has direct insight into many of the same opportunities, risks and challenges faced by our Company. His public accounting background also equips him with an understanding of public company financial reporting requirements that is useful in carrying out his oversight function as a member of our Board. In addition, his broad range of experiences provides him a unique viewpoint on both strategic and operational aspects of our business. His current and former service on other public company boards of directors, including in the energy sector, affords him a perspective that is particularly valuable. Mr. Surma brings to our Board his significant experience in public accounting and in executive leadership in the energy and steel industries.

Other Current Public Company Directorships:

•  Concho Resources Inc.

•  Ingersoll-Rand plc

•  MPLX GP LLC

Recent Past Directorships:

•  Bank of New York Mellon

•  United States Steel Corporation

Marathon Petroleum Corporation Proxy Statement / page 25

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

Continuing Class I Directors – Current Terms Expiring in 2018:

MPC Director since: 2011 Age 70

David A. Daberko

•  Retired Chairman of the Board, National City Corporation

Mr. Daberko serves on the boards of directors of MPLX GP LLC, a wholly-owned indirect subsidiary of MPC, and RPM International Inc. He is also a trustee of Case Western Reserve University and Hawken School. Mr. Daberko joined National City Bank in 1968, and went on to hold a number of management positions with National City Bank. In 1987, Mr. Daberko was elected deputy chairman of National City Corporation, a financial services corporation, which is now a part of PNC Financial Services Group, Inc., and president of National City Bank in Cleveland. He served as president and chief operating officer of National City Corporation from 1993 until 1995, when he was named chairman of the board and chief executive officer. He retired as chief executive officer in June 2007 and as chairman of the board in December 2007. Mr. Daberko holds a bachelor’s degree from Denison University and a master’s degree in business administration from Case Western Reserve University.

With nearly 40 years of experience in the banking industry, including 12 years as the chairman and chief executive officer of a large financial services corporation, Mr. Daberko has extensive knowledge of the financial services and investment banking sectors. He draws upon the depth of his expertise in accounting and financial management processes in his role as Chair of our Audit

Committee and in serving as one of our named “audit committee financial experts.” He also has considerable experience from his service as a member of other public company boards of directors, including within the energy industry. Mr. Daberko brings to our Board his knowledge of public company financial reporting requirements and an understanding of the energy business, both of which make him a valued contributor.

Other Current Public Company Directorships:

•  MPLX GP LLC

•  RPM International Inc.

Recent Past Directorships:

•  Marathon Oil Corporation

•  Williams Partners, L.P.

MPC Director since: 2011 Age 58

Donna A. James

•  Managing Director, Lardon & Associates, LLC

Ms. James is managing director of Lardon & Associates, LLC, a business and executive advisory services firm. She is a member of the boards of directors of Time Warner Cable Inc., L Brands, Inc., Boston Scientific Corp. and FIS Group, Inc. Additionally, Ms. James is the founder and chair of The Center for Healthy Families in Columbus, Ohio, and is a former chair of the National Women’s Business Council. Before starting Lardon & Associates, Ms. James served in leadership positions with Nationwide Insurance and Financial Services, including as president of Nationwide Strategic Investments. Prior to that, she was executive vice president and chief administrative officer and held other executive positions at Nationwide, including that of executive vice president and chief human resources officer. Her responsibilities included leading several U.S. and internationally- based subsidiary companies, a venture capital fund and new business development teams with responsibility for emerging opportunities in financial services. Ms. James graduated from North Carolina Agricultural and Technical State University with a bachelor of science degree in accounting. She is a non-practicing CPA.

As a former senior executive in the insurance industry, Ms. James has expertise in finance, accounting, public company financial reporting requirements and business development. She also draws upon her broad executive experience in providing insight on matters of corporate management and talent acquisition. As a current and former member of other public company boards of directors, and as one of our named “audit committee financial experts,” Ms. James brings to her service on our Board a valuable perspective on many of the topics impacting our business, including financial reporting, risk management, business strategy and human resources.

Other Current Public Company Directorships:

•  Boston Scientific Corp.

•  L Brands, Inc.

•  Time Warner Cable Inc.

Recent Past Directorships:

•  CNO Financial Group, Inc.

•  Coca-Cola Enterprises, Inc.

page 26 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

MPC Director since: 2013 Age 67

James E. Rohr

•  Retired Chairman and CEO, The PNC Financial Services Group, Inc.

Mr. Rohr serves on the boards of directors of Allegheny Technologies Incorporated, EQT Corporation, General Electric Company and ECHO Realty, LP. Additionally, he is on the board of directors of The Heinz Endowments, is a member of the boards of trustees of Carnegie Mellon University and the University of Notre Dame, and is a past chair of the Pittsburgh Cultural Trust. He is also a board member emeritus of the Salvation Army and a member of the Allegheny Foundation. Mr. Rohr joined The PNC Financial Services Group, Inc., a financial services company, in 1972. After serving in various capacities of increasing responsibility and in several leadership roles, he was named chief executive officer in 2000. Mr. Rohr oversaw PNC’s expansion into new markets and led PNC to record growth. After more than 40 years of service with the company, he retired as chief executive officer in April 2013 and as executive chairman of the board in April 2014. Mr. Rohr earned a bachelor of arts degree from the University of Notre Dame in 1970 and a master’s degree in business administration from The Ohio State University in 1972.

As the former chairman and chief executive officer of a large diversified financial services company, Mr. Rohr has proven leadership abilities in managing a complex business. His understanding of financial markets and his strategic vision are of particular value to the Company. Mr. Rohr serves on other public company boards of directors across a diverse range of business and industry sectors. He is uniquely positioned to offer guidance on the risk management oversight function of the Board, as well as in areas such as capital allocation, the evaluation of the capital structure of the Company and shareholder relations. Mr. Rohr brings considerable financial acumen and leadership ability to his service on our Board.

Other Current Public Company Directorships:

•  Allegheny Technologies Incorporated

•  EQT Corporation

•  General Electric Company

Recent Past Directorships:

•  BlackRock, Inc.

•  The PNC Financial Services Group, Inc.

Marathon Petroleum Corporation Proxy Statement / page 27

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 1 - ELECTION OF CLASS II DIRECTORS

Retiring Directors:

Our Non-Executive Chairman of the Board of Directors, Thomas J. Usher, and the Chairman of our Corporate Governance and Nominating Committee, William L. Davis, will each retire from the Board effective April 27, 2016. Both of these remarkable men have served as directors of our Board since Marathon Petroleum’s inception as an independent company in 2011. Our success in beginning a fresh chapter as a new publicly traded company has been due in great part to the wisdom and sound guidance of Mr. Usher and Mr. Davis. We will remain ever grateful for their contributions during an exciting time in our Company’s history. Their leadership and vision have helped place us on a strategic path for future success and left a lasting mark on the company we are today. We thank them for their distinguished service.

Non-Executive Chairman of the Board Marathon Petroleum Corporation Age 73

Thomas J. Usher

Mr. Usher is the non-executive chairman of the board of Marathon Petroleum Corporation. Mr. Usher joined United States Steel Corporation, an integrated steel producer, in 1965 and held various positions in industrial engineering. From 1975 through 1979, he served in a number of management capacities at the company’s South and Gary Works. Mr. Usher was elected executive vice president of Heavy Products in 1986, president of U.S. Steel Group and a director of USX Corporation in 1991, president and chief operating officer of USX Corporation in 1994 and chairman of the board and chief executive officer effective July 1995. He retired from United States Steel Corporation as chief executive officer in September 2004 and as non-executive chairman of the board in February 2006. Mr. Usher graduated from the University of Pittsburgh with a bachelor of science degree in industrial engineering, a master’s degree in operations research and a doctorate in systems engineering.

Mr. Usher is a recognized leader in the oil and gas and steel industries. As a former chairman and chief executive officer of a large, multinational company, he has an in-depth knowledge of the petroleum industry, organizational and operational management, capital allocation and manufacturing. His service on other boards of directors of public companies has also provided him exposure to varying approaches to governance and leadership across several industry sectors.

Other public company directorships during the past five years: PPG industries, Inc.; The PNC Financial Services Group, Inc.; H.J. Heinz Company; Marathon Oil Corporation

Retired Chairman of the Board, President and CEO R.R. Donnelley & Sons Company Age 72

William L. Davis

Mr. Davis is a member of MPC’s Audit Committee and the Chair of the Corporate Governance and Nominating Committee. Mr. Davis joined R.R. Donnelley & Sons Company, a financial communications and printing firm, in 1997 as chairman and chief executive officer. In 2001, he was named president of the company. Mr. Davis retired as chairman, president and chief executive officer of R.R. Donnelley in 2004. Prior to joining R.R. Donnelley, during a 20-year career at Emerson Electric Company, he held a variety of positions, including as president of two of its subsidiaries, Appleton Electric Company and Skil Corporation. He also served as senior executive vice president for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Early in his career he held several positions with Sears, Roebuck & Co. Mr. Davis graduated from Princeton University in 1965 with a bachelor’s degree in politics.

As a former chairman and chief executive officer of a large public company, Mr. Davis has experience with many of the major issues that face our daily business and operations, such as strategic planning, capital allocation, management development and government and shareholder relations. Through his service on the boards of directors of other public companies, he has developed an expertise in corporate governance matters as well, which has informed his service as Chair of our Corporate Governance and Nominating Committee.

Other public company directorships during the past five years: Air Products and Chemicals, Inc.; Marathon Oil Corporation

page 28 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT AUDITOR FOR 2016

Proposal No. 2 – Ratification of Independent Auditor for 2016

Our Audit Committee has selected PricewaterhouseCoopers LLP (which we refer to as PricewaterhouseCoopers), an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2016. PricewaterhouseCoopers served as our independent auditor in 2015. While our Audit Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, our shareholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2016. If our shareholders fail to ratify this appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers and may elect to continue the retention of PricewaterhouseCoopers or may retain another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines such change would be in the Company’s best interest and in the best interests of our shareholders.

We expect representatives of PricewaterhouseCoopers to be present at our Annual Meeting, with an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from our shareholders.

Your Board of Directors recommends you vote FOR Proposal No. 2.

Marathon Petroleum Corporation Proxy Statement / page 29

PROPOSAL OF THE BOARD   /  PROPOSAL NO. 3 - SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Proposal No. 3 - Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we seek your advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

Although this vote is non-binding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation. The next advisory vote, following the vote at the Annual Meeting, on the compensation of our named executive officers will take place at our 2017 Annual Meeting.

Additionally, we think constructive dialogue with our shareholders provides meaningful feedback about specific named executive officer compensation practices and programs and encourage shareholders to communicate directly with both management of the Company and the Compensation Committee about named executive officer compensation. Shareholders may contact the Compensation Committee Chair to provide input on named executive officer compensation matters at any time by email at: compchair@marathonpetroleum.com.

Shareholders may also contact management to provide input on named executive officer compensation matters at any time by contacting Lisa Wilson, Director, Investor Relations by email at: lisadwilson@marathonpetroleum.com.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has effectively established executive compensation programs that reflect both Company and individual performance. Executive compensation decisions are made in order to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

Our Compensation Committee consistently exercises care and discipline in determining executive compensation. Our Board of Directors urges you to review carefully the Compensation Discussion and Analysis that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your Board of Directors recommends you vote FOR Proposal No. 3.

page 30 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 4 – SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF AN ALTERNATIVE SHAREHOLDER PROXY ACCESS BYLAW

Proposals of Shareholders

Proposal No. 4 – Shareholder Proposal Seeking the Adoption of a Shareholder Proxy Access Bylaw

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California, 90278, owner of 100 shares of MPC common stock, has given notice that he intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Proposal 4 – Shareholder Proxy Access

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

The Security and Exchange Commission’s universal proxy access Rule 14a-11 was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule), a cost-benefit analysis by the CFA Institute (Chartered Financial Analyst), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value:

Shareholder Proxy Access – Proposal 4

Marathon Petroleum Corporation Proxy Statement / page 31

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 4 - SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF AN ALTERNATIVE SHAREHOLDER PROXY ACCESS BYLAW

YOUR BOARD OF DIRECTORS HAS ADOPTED PROXY ACCESS AND RECOMMENDS YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL SEEKING THE AMENDMENT OF OUR CORPORATE GOVERNANCE DOCUMENTS TO PROVIDE FOR AN ALTERNATIVE PROXY ACCESS BYLAW.

On February 24, 2016, after careful consideration, the Board adopted a shareholder proxy access bylaw for director nominations on substantially similar terms as those requested in this shareholder proposal and therefore believes this shareholder proposal is unnecessary. Our Bylaws provide our shareholders a proxy access right under the following terms: any shareholder (or group of up to 20 shareholders) owning 3% or more of MPC’s common stock continuously for at least three years may nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual meeting and have such candidates listed in our proxy materials for such meeting. For a more detailed description of our recently-adopted shareholder proxy access bylaw, see Page 2 of this Proxy Statement.

Prior to amending our Bylaws, MPC closely monitored proxy access developments and considered the positions of many of our shareholders on this issue. (We reviewed the published positions of our shareholders representing 40% of our shareholder base.) To the extent our new proxy access bylaw provisions differ from those requested in this shareholder proposal, such provisions reflect the terms generally supported by our largest shareholders and are consistent with market practice and the proxy access bylaws adopted by other comparable public companies. We believe our Bylaws do not contain any provisions, such as prohibitions on re-nominations, the counting of loaned shares or third-party compensation arrangements, or the imposition of stock holding requirements beyond the annual meeting in question, that unnecessarily restrict the use of the proxy access right by our shareholders.

In contrast to our new proxy access bylaw provisions, this shareholder proposal seeks to allow an unlimited number of shareholders to aggregate their holdings for purposes of meeting the 3% ownership standard and seeks a proxy access candidate slate of up to 25% of the Board. Our Board believes a reasonable limit on the number of shareholders who may aggregate ownership of shares and a lower cap on the number of shareholder nominees, as provided in our Bylaws, are in our shareholders’ best interests because, among other things:

•	The aggregation of up to 20 shareholders in our Bylaws (which recognize all funds under common control as held by just one shareholder and therefore afford significant flexibility in aggregation composition) provides shareholders a meaningful opportunity to join together to include director nominations in our proxy materials. The aggregation limit also helps ensure that proxy access will not be subject to abuse by a large number of special interest investors, none of whom hold a substantial investment in MPC. The Board believes only shareholders with a significant ownership interest in and sustained commitment to MPC should have the opportunity to include director candidates in the Company’s proxy statement.

•	Our proxy access bylaw provisions limit the total number of director candidates that a shareholder or group of shareholders may include in our proxy materials to the greater of two individuals or 20% of the Board. The Board believes allowing up to 25% of the directors to be elected through a shareholder-nominated proxy access process, as requested in this shareholder proposal, could be unnecessarily disruptive to the operation of the Board.
•	In reviewing the positions of our largest shareholders regarding proxy access, a range of views exist. Some of our shareholders support one or more of the provisions included in our Bylaws while other shareholders do not support proxy access at all, leading our Board to conclude that the proxy access provisions included in our Bylaws are the best compromise among the various positions of our shareholders on the issue, the views of our internal and external advisors and the beliefs of the Board in relation to this issue.

Your Board of Directors is committed to strong corporate governance practices and takes its commitment to all shareholders seriously. In addition to the recent adoption of proxy access and a majority voting standard for uncontested director elections, your Board is accountable to shareholders through a variety of policies and strong corporate governance practices. For example:

•	Shareholders are able to nominate director candidates directly at an annual meeting;
•	Shareholders are able to submit proposals for consideration at an annual meeting;
•	Shareholders are able to communicate directly with the Board, as described under “Communications with the Board of Directors” in this Proxy Statement;
•	Shareholders have the opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation;

page 32 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 4 - SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF AN ALTERNATIVE SHAREHOLDER PROXY ACCESS BYLAW

•	We require a director who fails to receive a majority vote in uncontested director elections to tender his or her resignation for consideration by the Board; and
•	All of our standing Board committees are comprised of independent directors.

In light of the current proxy access right provided under our Bylaws and the strength of MPC’s existing policies and procedures relating to director elections, the Board believes this shareholder proposal is unnecessary.

For the reasons stated above, your Board of Directors recommends you vote AGAINST Proposal No. 4.

Marathon Petroleum Corporation Proxy Statement / page 33

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL SEEKING A REPORT ON SAFETY AND ENVIRONMENTAL INCIDENTS

Proposal No. 5 – Shareholder Proposal Seeking a Report on Safety and Environmental Incidents

United Steelworkers, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW), Five Gateway Center, Pittsburgh, Pennsylvania, 15222, owner of 256 shares of MPC common stock, has given notice that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

RESOLVED: Shareholders of Marathon Petroleum Company (the “Company”) urge the board of directors to report by the 2017 annual meeting, at reasonable cost and excluding confidential information, on all safety and environmental incidents as defined by OSHA and the Environmental Protection Administration as well as worker fatigue management policies for each refinery in the Company’s supply chain in the United States.

Supporting Statement: On March 23, 2005 at the BP PLC refinery in Texas City, Texas, an accident involving a leak, explosion and fire killed 15 contract workers and resulted in over 4,100 claims to be filed by workers, contractors and the community. Our company purchased the assets of the Texas City refinery from BP in 2013.

The financial fallout from the accident was also devastating. BP paid a $21.3 million fine in 2005 to OSHA.1 In February 2009, the US Environmental Protection Agency (EPA) ruled BP must spend more than $180 million on pollution controls, better maintenance and monitoring, and improved internal management practices to resolve Clean Air Act violations.2 BP also paid a $50 million fine to the U.S. Justice Department to resolve criminal charges from the blast.3

The fines levied against BP are separate and apart from the civil claims that arose from the March 2005 explosion, which cost the company more than $2 billion to settle.4

In its 2007 final investigation report on the BP Texas City refinery explosion, the Chemical Safety and Hazard Investigation Board recommended the oil sector focus on two vital, universal standards:

The first standard calls for nationwide public reporting of fires, explosions, environmental releases and other similar incidents. The second standard would set fatigue prevention guidelines that, at a minimum, limit hours and days of work and address shift work.5

In 2008, OSHA, as a result of the Texas City findings, initiated the National Emphasis Program targeting oil refineries. OSHA said “its inspection teams were repeatedly seeing the same problems at the refineries” it inspected and sent letters to managers at more than 100 refineries urging them to comply with the Process Safety Management (PSM) standard.6

On November 6, 2009, the House of Representatives approved the “Chemical Facility Anti-Terrorism Act of 2009,” (H.R. 2868), which would establish comprehensive chemical plant security standards and enforcement. According to the New York Times, “companies are continuing to put the public at risk on a daily basis. On a life-or-death issue like this, voluntary actions are not enough. There needs to be a strong safety law, with the enforcement power of the federal government behind it.”7

We recognize our company participates in the oil-refining sector trade industry group and that group states its members: “are committed to protecting the environment, and the health and safety of all those who share it.”8 The threat of another catastrophic event, however, is a significant and material risk for shareholders, which requires a higher level of transparency than currently exists.

[1]	Reuters; US hits BP with record fine for Texas refinery; October 30, 2009.
[2]	EPA Statement; BP Texas City Clean Air Act Settlement; February 19, 2009.
[3]	Reuters; US hits BP with record fine for Texas refinery; October 30, 2009.
[4]	Ibid.
[5]	Chemical Safety Board; Report of the BP Independent Refineries Safety Review Panel (Baker Panel Report); January 2007.
[6]	OSHA Statement; US Labor Department’s OSHA issues letters to oil refineries stressing compliance with process safety management standard; June 10, 2009.
[7]	New York Times; You Don ‘t Want to Be Downwind; November 9, 2009.
[8]	www.api.org

page 34 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL SEEKING A REPORT ON SAFETY AND ENVIRONMENTAL INCIDENTS

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL SEEKING A REPORT ON SAFETY AND ENVIRONMENTAL INCIDENTS.

Your Board of Directors respects investor interest in the safe and environmentally responsible operation of our refineries. We are equally committed and uncompromising in our approach to safety and environmental stewardship. We fulfill our commitment by implementing and continuously improving our robust safety and environmental programs and transparently reporting our performance to our investors.

We report and publicly disclose our safety and environmental performance.

Our 2015 Citizenship Report, the MPC 2015 Annual Report, this Proxy Statement and the information provided on our website at http://www.marathonpetroleum.com by selecting “Corporate Citizenship” and clicking on “Health, Environment, Safety & Security,” each carefully describe our safety and environmental performance metrics. These metrics represent an efficient and accurate measurement of our excellent safety and environmental performance. Additional reporting, to include “all safety and environmental incidents,” would be an unnecessary and administratively burdensome diversion of our resources with no corresponding benefit to our employees, our contractors, our shareholders or the Company.

•	Our Commitment We are committed to creating a safe work environment and strive diligently to achieve an accident-free, incident-free workplace throughout all our operations. Our focus is on continually improving on-the-job safety, process safety and facility and employee security through training, awareness, performance improvement and compliance programs. Likewise, we remain committed to environmental stewardship by continuing to improve the efficiency and reliability of our operations. We proactively address regulatory requirements and work diligently to improve our environmental performance.
•	Our Performance As described in our 2015 Citizenship Report, the MPC 2015 Annual Report and this Proxy Statement, we measure and report our safety performance primarily with two key metrics, the Marathon Safety Performance Index (MSPI) and our Process Safety Score. MSPI goals are set annually at best-in-class industry performance and include common industry metrics such as OSHA Recordable Incident Rates and Days Away Rates. Our Process Safety Score

measures our ability to identify, understand and control process hazards, which are defined as unplanned or uncontrolled releases of highly hazardous chemicals or materials that have the potential to cause catastrophic fires, explosions, injury, plant damage and high-potential near misses or toxic exposures. Likewise, we measure and report our environmental performance via our Designated Environmental Incidents (DEI) metric. Our DEI metric consists of tracking releases, permit exceedances and government enforcement actions.

•	Responsible Care® Responsible Care® is the American Chemistry Council’s global certification initiative that helps us achieve repeatable, effective and sustainable environmental and safety performance. We are the only petroleum refiner in the United States that adheres to the rigorous requirements of Responsible Care®. As a result, since joining Responsible Care® in 2002, we have reduced our OSHA recordable rate by more than 75%.
•	VPP We participate in the OSHA Voluntary Protection Program (VPP). VPP includes a demanding application and OSHA inspection process. Ten of our facilities have been awarded VPP status and 11 additional locations are in various stages of the certification process. Additionally, with our assistance, 13 of our key contractor companies have also obtained VPP status, thereby promoting the personal safety of non-employees working within our operations.
•	Safety 1 As we work toward our vision of zero injuries, we also implement behavior-based safety programs throughout our operations. Safety 1 is such a program that focuses on peer-to-peer communication to correct potentially unsafe behaviors of co-workers. Safety 1 provides specific guidance on how to give and receive safety advice through its “Permission and Pledge” component.

We have adopted and implemented, with USW concurrence, a robust fatigue management policy at each of our refineries.

We fully support API 755, and have implemented a robust Fatigue Risk Management Standard (FRMS) at all of our refineries. The USW International Union reviewed our FRMS prior to its adoption and concurred with it. Additionally, the Company and its local USW unions agreed in 2015 collective

Marathon Petroleum Corporation Proxy Statement / page 35

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL SEEKING A REPORT ON SAFETY AND ENVIRONMENTAL INCIDENTS

bargaining negotiations to continuous improvement in the area of fatigue risk management, including semi-annual discussions between management and local unions to discuss a variety of issues, including FRMS metrics. Further reporting on FRMS would be an unnecessary and administratively burdensome diversion of our resources with no corresponding benefit to our employees, our contractors, our shareholders or the Company.

For the reasons stated above, your Board of Directors recommends you vote AGAINST Proposal No. 5.

page 36 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSION REDUCTION GOALS AND ASSOCIATED REPORTS

Proposal No. 6 – Shareholder Proposal Seeking the Adoption of Quantitative Greenhouse Gas Emission Reduction Goals and Associated Reports

Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri, 63131, owner of 3,120 shares of MPC common stock, has given notice that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Establishing GHG Targets to Mitigate Climate Risk

RESOLVED: Shareholders request that the board of directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas (GHG) emissions from the company’s products and operations; and that the Company report to shareholders by fall 2016 on its plans (omitting proprietary information and prepared at reasonable cost) to achieve these goals.

Supporting Statement: In September 2013, the Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, released its fifth assessment report concluding that human-caused “warming of the climate system is unequivocal,” with many of the impacts of warming already “unprecedented over decades to millennia.”

In order to mitigate the worst impacts of climate change, the IPCC estimates that a 50 percent reduction in GHG emissions globally is needed by 2050 (relative to 1990 levels). Furthermore, in its 2012 Annual Energy Outlook, the International Energy Agency (lEA) states, “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2ºC goal…”

Over 40 national and 20 sub-national government jurisdictions have either implemented or are considering independent carbon pricing mechanisms. The new Corporate Average Fuel Economy (CAFE) Standards set new targets for automotive fuel efficiency, and is projected to reduce oil use by more than two million barrels a day in 2025, and the adoption of low carbon fuel standards in California and Oregon, will prompt development of a new generation of fuels that will be economically and environmentally more sustainable.

The economic, business and societal impacts of climate change are of paramount importance to investors. Investors with $87 trillion in assets have supported CDP’s request to over 6,000 companies for disclosure of carbon emissions, reduction goals, and climate change strategies to address these risks.

While over half of S&P 500 companies have set GHG emission reduction targets which can drive innovation and enhance shareholder value, our company lags behind. A study of 386 U.S. companies in the S&P 500 by CDP found that 79% of companies “earn a higher return on their carbon reduction investments than on their overall corporate capital investments,” and that energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years. Furthermore, CDP reports “High emitting companies that set absolute emissions reduction targets achieved reductions double the rate of those without targets with 10% higher firm-wide profitability.”

We recommend the company consider renewable energy procurement (and adopting related targets) as a strategy to achieve its emission reduction goals. Using renewable energy can reduce regulatory risk related to GHG emissions, financial risk by decreasing volatility of energy prices, and overall expenditure on energy.

Creating clear-cut goals will help our company to significantly reduce its carbon footprint by implementing a disciplined business strategy to cut emissions from its operations and products.

Marathon Petroleum Corporation Proxy Statement / page 37

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSION REDUCTION GOALS AND ASSOCIATED REPORTS

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSION REDUCTION GOALS AND ASSOCIATED REPORTS.

This proposal is substantively identical to a proposal that was rejected by our shareholders in 2015 and 2014.

Your Board of Directors continues to believe that the adoption of arbitrary and unilateral goals for the reduction of GHG emissions from our products or operations is not in the best interest of our shareholders and other stakeholders, including our customers, and that this proposal should be rejected. We believe our shareholders are best served by our continuing the approach we have pursued for more than 10 years with great success – the systematic improvement in the energy efficiency of our operations, particularly our refineries, which in 2014 were responsible for approximately 96% of all direct and indirect GHG emissions generated by MPC facilities and operations. Our systematic approach has enabled us to increase gross throughput at six of our seven refineries (excluding the Galveston Bay Refinery, purchased in 2013) by 44% from 1998 to 2014, while limiting GHG emissions increases to only 14% during that period. This demonstrates a truly significant commitment to improving energy efficiency and GHG emissions intensity (i.e., lower GHG emissions per unit of throughput).

Ours is a highly regulated industry. To ensure that we operate responsibly in such an industry, your Board of Directors and executive management maintain oversight of our environmental performance. We have embraced a world-class management system that offers an integrated, structured approach to improving our performance in key areas including community awareness and pollution prevention. We have adopted policies and standards addressing environmental issues, and implemented a tiered audit program to verify our compliance with them.

MPC refines crude oil and other feedstocks into the transportation fuels that are a vital part of our country’s economic engine. Our primary products are diesel fuel, gasoline, jet fuel and asphalt. The formulations of these products are dictated by various laws, regulations and industry standards. A meaningful quantitative goal for the reduction of GHG emissions from these products could be achieved only if we voluntarily reduced the quantity of products we produce. Clearly, such a reduction would not be in the best interests of our shareholders or customers.

We long ago recognized the opportunity for, and benefit of, improved energy efficiency in our operations. However, rather than touting GHG emissions reduction targets as an isolated objective, we strive for the full range of benefits realized from ensuring our operations are energy efficient and environmentally sound. After crude oil, the single largest expense for our refineries is energy, providing ample economic incentive for energy efficiency, which translates into improved emissions intensity of GHGs and other emissions. Our efforts to improve energy efficiency, along with other operational improvements, have yielded substantial, quantifiable results at the six refineries we have owned for a significant period of time. Listed below are just a few of our energy efficiency efforts and recognitions:

1.	MPC remains the clear industry leader for recognition by the EPA ENERGY STAR program. The ENERGY STAR program recognizes not just energy efficiency, but also environmental performance; to be eligible, facilities must have no unresolved environmental regulatory issues. MPC became an EPA ENERGY STAR partner company in 2009, representing a corporate commitment to consider energy efficiency and GHG emissions in all investment and operating decisions. Despite owning and operating less than 10% of U.S. refining capacity, MPC has received 75% (33 of 44) of the recognitions awarded to refineries since the ENERGY STAR program began. Two of our refineries – Canton, Ohio and Garyville, Louisiana – have earned the award every year of the program’s existence, the only two refineries in the nation with that distinction. As a result, MPC estimates it has avoided emitting millions of tons of GHGs. In 2013 and 2014 alone, MPC’s ENERGY STAR refineries avoided an estimated 1.8 million metric tons of GHG emissions as compared to petroleum refineries operating at average U.S. efficiency levels.

2.

MPC established the Focus on Energy Initiative in 2010 to bolster our commitment to improving efficiency of operations. As part of this initiative, a team of specialists works to make energy-efficiency incentives more visible to operations and technical personnel at our refineries. The initiative has also identified medium- and long-term improvements for implementation, having completed dozens of page 38 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSION REDUCTION GOALS AND ASSOCIATED REPORTS

detailed unit reviews and identified hundreds of projects and studies.

3.	In response to an EPA enforcement initiative, MPC led the industry by working with the EPA to significantly reduce emissions from flaring operations. In partnership with the EPA, we defined a series of operating parameters to ensure flares operate above 98% combustion efficiency on a continuous basis. Between 2010 and 2012, MPC invested more than $50 million to implement these technologies at our refineries. In 2015, the EPA finalized a rulemaking[1] requiring all flares in the petroleum refining industry to meet these same operating parameters by 2019. Because of our proactive approach, MPC has been meeting these requirements since 2012.

As of 2014, MPC’s efforts have resulted in an over 85% reduction in emissions of volatile organic compounds, a 72% reduction in emissions of hazardous air pollutants and a 43% reduction in GHG emissions from our flares. MPC has commenced implementation of additional flare efficiency projects to be completed over the next few years, including the installation of flare gas recovery systems at six of our refineries, utilizing innovative compressor technologies specifically developed for MPC. These projects are expected to yield a 90% reduction in emissions of hazardous air pollutants, a 90% reduction in emissions of volatile organic compounds and an 80% reduction in emissions of GHGs from 2007 levels.

4.	MPC continues to work diligently to improve the environmental performance of the Galveston Bay Refinery, acquired in 2013. We plan to invest more than $400 million in environmental projects at this refinery over the next five years and anticipate these improvements will significantly reduce emissions of GHGs, criteria pollutants and hazardous air pollutants from that plant. Further, through implementing the Focus on Energy Initiative at the Galveston Bay Refinery we have identified more than 200 metrics and opportunities for energy efficiency improvements that will be pursued over the coming years.

To ensure our shareholders and other stakeholders have ready access to information regarding our impressive energy efficiency accomplishments and environmental record, as well as year-over-year GHG and other emissions data, we make this information readily available on our website. We invite our shareholders and others to visit our website at http://www.marathonpetroleum.com by selecting “Corporate Citizenship” and clicking on “Health, Environment, Safety & Security,” “Environment.”

Specifically, visitors to this page on our website are able to review:

•	information regarding our Responsible Care® Management System;
•	our Health, Environment, Safety & Security Policy;
•	year-over-year GHG emissions data from our refining operations and total operations;
•	year-over-year criteria pollutant emissions data from our refining operations and total operations;
•	refinery flare emissions data; and
•	descriptions of various environmental initiatives and achievements.

1 Petroleum Refining Sector Risk and Technology Review and New Source Performance Standards, 80 Fed. Reg. 75178 (December 1, 2015).

Marathon Petroleum Corporation Proxy Statement / page 39

PROPOSAL OF SHAREHOLDER   /  PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSION REDUCTION GOALS AND ASSOCIATED REPORTS

We have included a representative sample of our voluntary disclosures below.

Petroleum refining, transportation and marketing provide great benefit to society in the form of affordable and reliable energy used by tens of millions of consumers in the United States and other nations. We are committed to performing our role in a safe and environmentally responsible manner. To the extent public policy results in regulations limiting GHG emissions, similarly situated industry participants will compete under common requirements. We view the request for MPC to self-impose arbitrary and unilateral GHG emission reductions as not in the best interests of our shareholders and other stakeholders, including our customers.

We encourage our shareholders to look at our performance, review the comprehensive disclosures on our website and consider whether the adoption of an arbitrary GHG emission reduction goal would advance the interests of our shareholders or the general public. Your Board of Directors believes that it would not.

For the reasons stated above, your Board of Directors recommends you vote AGAINST Proposal No. 6.

page 40 / Marathon Petroleum Corporation Proxy Statement

Audit Committee Report

The Audit Committee has reviewed and discussed Marathon Petroleum’s audited financial statements and its report on internal controls over financial reporting for 2015 with Marathon Petroleum’s management. The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board’s Standard, Auditing Standard No. 16. The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the report on internal controls over financial reporting for Marathon Petroleum be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee

David A. Daberko, Chair

Evan Bayh

Steven A. Davis

William L. Davis

Donna A. James

James E. Rohr

Marathon Petroleum Corporation Proxy Statement / page 41

Independent Registered Public Accounting Firm’s

Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2015, and December 31, 2014, were:

Fees(1)	2015	2014
	(in 000s)	(in 000s)
Audit(2)	$ 7,284	$ 7,688
Audit-Related	—	—
Tax	—	$106
All Other	$6	$4

Total	$ 7,290	$ 7,798

(1)	The Company’s Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is summarized in this Proxy Statement. See “The Board of Directors and Corporate Governance – Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” In 2015 and 2014, our Audit Committee pre-approved all of these services in accordance with its pre-approval policy. Our Audit Committee did not utilize the Policy’s de minimis exception in 2015 or 2014.

(2)	MPLX, a consolidated subsidiary of MPC, separately pays its own Audit fees, which totaled $4.8 million for the year ended December 31, 2015, and $1.2 million for the year ended December 31, 2014.

The Audit fees for the years ended December 31, 2015, and December 31, 2014, were for professional services rendered for the audit of consolidated financial statements and internal controls over financial reporting, the performance of subsidiary, statutory and regulatory audits, the issuance of comfort letters, the provision of consents and the review of documents filed with the SEC.

No Audit-Related fees were incurred for the years ended December 31, 2015, and December 31, 2014.

No Tax fees were incurred for the year ended December 31, 2015. Tax fees for the year ended December 31, 2014, were for consultation services related to the application of Section 199 of the Internal Revenue Code.

The All Other fees for the years ended December 31, 2015, and December 31, 2014, were for an accounting research software license.

Our Audit Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and has determined that it is.

page 42 / Marathon Petroleum Corporation Proxy Statement

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to MPC to beneficially own 5% or more of MPC common stock as of December 31, 2015. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
BlackRock, Inc.(1)	54,356,795	(1)	10.2%(1)
55 East 52nd Street
New York, NY 10055

The Vanguard Group(2)	32,881,803	(2)	6.2%(2)
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based on the Schedule 13G/A dated January 8, 2016, which indicates that it was filed by BlackRock, Inc. According to such Schedule 13G/A, BlackRock, Inc., as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 54,356,795 shares of MPC’s common stock. BlackRock, Inc. reported that it possessed sole voting power over 48,691,689 of these shares, shared voting power over no shares, and sole dispositive power over all of these shares.

(2)	Based on the Schedule 13G/A dated February 10, 2016, which indicates that it was filed by The Vanguard Group. According to such Schedule 13G/A, these shares are owned by The Vanguard Group and two wholly-owned subsidiaries, Vanguard Fiduciary Trust Company (or VFTC) and Vanguard Investments Australia, Ltd. (or VIA), as investment managers of collective trust accounts and investment offerings. The Schedule 13G/A reports that VFTC is the beneficial owner of 828,844 shares and VIA is the beneficial owner of 388,894 shares. The Vanguard Group is a registered investment advisor and has sole voting power with respect to 992,610 shares, shared voting power with respect to 54,600 shares, sole dispositive power with respect to 31,827,831 shares, and shared dispositive power with respect to 1,053,972 shares.

Marathon Petroleum Corporation Proxy Statement / page 43

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of MPC common stock beneficially owned as of January 31, 2016, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Total Outstanding
Directors/Named Executive Officers
Thomas J. Usher	81,954	(2)(3)	*
Gary R. Heminger	2,304,708	(2)(5)(6)(8)(9)(10)	*
Evan Bayh	34,400	(2)(3)	*
Charles E. Bunch	1,437	(3)	*
Richard D. Bedell	308,843	(2)(5)(6)(7)(9)(10)	*
David A. Daberko	137,224	(2)(3)	*
Steven A. Davis	15,470	(3)(8)	*
William L. Davis	131,615	(3)(8)	*
Timothy T. Griffith	110,218	(2)(5)(9)(10)	*
Anthony R. Kenney	391,652	(2)(5)(6)(9)(10)	*
Donna A. James	23,850	(2)(3)	*
Randy S. Nickerson	59,033	(4)(5)	*
James E. Rohr	23,470	(3)(8)	*
Frank M. Semple	—		*
John W. Snow	75,274	(2)(3)	*
John P. Surma	33,300	(3)(8)	*
Donald C. Templin	415,962	(2)(5)(9)(10)	*
All Directors and Executive Officers as a group (24 reporting persons)	5,465,910	(2)(3)(4)(5)(6)(7)(8)(9)(10)	1.03%

(1)	As adjusted for the Stock Split. None of the shares of common stock reported in this column are pledged as security.
(2)	Includes shares of common stock directly or indirectly held in registered or beneficial form.
(3)	Includes restricted stock unit awards granted pursuant to the Second Amended and Restated Marathon Petroleum Corporation 2011 Incentive Compensation Plan and/or the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of restricted stock unit awards credited as of January 31, 2016, for each of the non-employee directors, as adjusted for the Stock Split, is as follows: Mr. Bayh, 23,300; Mr. Bunch, 1,437; Mr. Daberko, 133,224; Mr. S.A. Davis, 8,470; Mr. W.L. Davis, 127,615; Ms. James, 23,300; Mr. Rohr, 8,470; Mr. Snow, 71,274; Mr. Surma, 23,300; and Mr. Usher, 58,574.
(4)	Includes restricted stock unit awards granted pursuant to the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, a portion of which may be forfeited under certain conditions.
(5)	Includes shares of restricted stock issued pursuant to the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, which are subject to limits on sale and transfer, and may be forfeited under certain conditions.
(6)	Includes shares of common stock held within the Marathon Petroleum Thrift Plan.
(7)	Includes shares of common stock held within the Marathon Petroleum Corporation Dividend Reinvestment and Direct Stock Purchase Plan.
(8)	Includes shares of common stock indirectly beneficially owned in trust. The number of shares held in trust as of January 31, 2016, by each applicable director or named executive officer, as adjusted for the Stock Split, is as follows: Mr. S.A. Davis, 7,000; Mr. W.L. Davis, 4,000; Mr. Rohr, 15,000; Mr. Surma, 10,000; and Mr. Heminger, 21,228.
(9)	Includes stock options exercisable within sixty days of January 31, 2016, including 153,776 stock options, as adjusted for the Stock Split, exercisable by the applicable named executive officers but not in the money as of January 31, 2016.
(10)	Includes shares of common stock issued in settlement of performance units within sixty days of January 31, 2016.

*	The percentage of shares beneficially owned by each director or each executive officer does not exceed 1% of the common shares outstanding, and the percentage of shares beneficially owned by all directors and executive officers of the Company as a group is 1.03% of the common shares outstanding.

page 44 / Marathon Petroleum Corporation Proxy Statement

Security Ownership of Directors and Executive Officers

The following table sets forth the number of MPLX common units beneficially owned as of January 31, 2016, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Total Outstanding
Directors / Named Executive Officers
Thomas J. Usher	61,105	(2)(3)	*
Gary R. Heminger	141,029	(2)(5)(6)(7)	*
Evan Bayh	25,105	(2)(3)	*
Charles E. Bunch	206	(3)	*
Richard D. Bedell	9,403	(2)(5)(7)	*
David A. Daberko	16,387	(2)(3)(4)	*
Steven A. Davis	26,541	(3)(6)	*
William L. Davis	26,105	(2)(3)	*
Timothy T. Griffith	11,125	(2)(5)(7)	*
Anthony R. Kenney	4,261	(2)(5)(7)	*
Donna A. James	4,855	(2)(3)	*
Randy S. Nickerson	268,585	(2)(5)	*
James E. Rohr	6,036	(3)(6)	*
Frank M. Semple	711,294	(2)(6)	*
John W. Snow	51,105	(2)(3)	*
John P. Surma	13,887	(2)(3)(4)	*
Donald C. Templin	30,842	(2)(5)(7)	*
All Directors and Executive Officers as a group (24 reporting persons)	1,478,993	(2)(3)(4)(5)(6)(7)	*

(1)	None of the common units reported in this column are pledged as security.
(2)	Includes common units directly or indirectly held in beneficial form.
(3)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of phantom unit awards credited as of January 31, 2016, for the non-employee directors is as follows: Ms. James and Messrs. Bayh, Daberko, W.L. Davis, Snow, Surma and Usher, 1,105 each; Messrs. S.A. Davis and Rohr, 840 each; and Mr. Bunch 206.
(4)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the MPLX GP LLC Non-Management Director Compensation Policy and Director Equity Award Terms. The aggregate number of phantom unit awards credited as of January 31, 2016, for each of Messrs. Daberko and Surma is 5,282.
(5)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan, which may be forfeited under certain conditions.
(6)	Includes common units indirectly beneficially owned in trust. The number of common units held in trust as of January 31, 2016, by each applicable director or named executive officer is as follows: Mr. S.A. Davis, 25,701; Mr. Rohr, 5,196; Mr. Heminger, 26,750; and Mr. Semple, 377,952.
(7)	Includes common units issued in settlement of performance units within sixty days of January 31, 2016.

*	The percentage of common units beneficially owned by each director or each executive officer does not exceed 1% of MPLX common units outstanding, and the percentage of common units beneficially owned by all directors and executive officers of the Company as a group does not exceed 1% of the MPLX common units outstanding.

Marathon Petroleum Corporation Proxy Statement / page 45

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 or 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to the Company from the individuals required to file reports, we believe each of our directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the year ended December 31, 2015.

page 46 / Marathon Petroleum Corporation Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed Marathon Petroleum’s Compensation Discussion and Analysis for 2015 with Marathon Petroleum’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee

James E. Rohr, Chair

Charles E. Bunch

David A. Daberko

Donna A. James

John W. Snow

John P. Surma

Marathon Petroleum Corporation Proxy Statement / page 47

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (or NEOs), we provide an overview of our compensation philosophy and objectives and we explain how and why the Compensation Committee made 2015 compensation decisions for our NEOs. We recommend that this section be read in conjunction with the tabular and narrative disclosures in the “Executive Compensation” section of this Proxy Statement.

Named Executive Officers

Our NEOs for 2015 consist of our principal executive officer, our principal financial officer and the four most highly compensated executive officers, all of whom held a position as an executive officer as of December 31, 2015. While MPC is required to disclose a total of five NEOs, we are voluntarily disclosing an additional NEO as Mr. Nickerson became an officer of MPC less than one month before year end. Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s appointment and compensation. We have included the names and titles of our NEOs below.

Name	Title (as of December 31, 2015)

Gary R. Heminger	President and Chief Executive Officer
Timothy T. Griffith	Senior Vice President and Chief Financial Officer
Randy S. Nickerson	Executive Vice President, Corporate Strategy
Donald C. Templin	Executive Vice President, Supply, Transportation and Marketing
Anthony R. Kenney	President, Speedway LLC
Richard D. Bedell	Senior Vice President, Refining

Other Changes affecting our Named Executive Officers in 2015

•	Donald C. Templin was promoted to Executive Vice President, Supply, Transportation and Marketing from Senior Vice President and Chief Financial Officer.
•	Timothy T. Griffith was promoted to Mr. Templin’s prior position of Senior Vice President and Chief Financial Officer from Vice President and Treasurer.

Executive Summary

Our Business

We are one of the largest independent petroleum products refining, marketing, retail and transportation businesses in the United States. Our operations consist of three business segments:

•	Refining & Marketing—refines crude oil and other feedstocks at our seven refineries in the Gulf Coast and Midwest regions of the United States, purchases refined products and ethanol for resale and distributes refined products through various means, including barges, terminals and trucks that we own or operate. We sell refined products to wholesale marketing customers domestically and internationally, buyers on the spot market, our Speedway® business segment and to independent entrepreneurs who operate Marathon® retail outlets.

•	Speedway—sells transportation fuels and convenience products in the retail market in the Midwest, East Coast and Southeast.

•	Midstream—includes the operations of MPLX and certain other related operations. Following the MPLX/MarkWest Merger, we changed the name of this segment from Pipeline Transportation to Midstream to reflect its expanded business activities. The Midstream segment gathers, processes, and transports natural gas; gathers, transports, fractionates, stores and markets natural gas liquids and transports and stores crude oil and refined petroleum products.

page 48 / Marathon Petroleum Corporation Proxy Statement

2015 Financial and Operational Highlights

•	Our net income attributable to MPC increased to $2.85 billion, or $5.26 per diluted share, in 2015 from $2.52 billion, or $4.39 per diluted share, in 2014.

•	Our operational mechanical availability, which was targeted at 95.0%, was 95.5% in 2015. In 2014, we also outperformed our target for mechanical availability of 92.6% with a final result of 93.5%. Please review the Annual Cash Bonus Program Section of this Proxy Statement for more information about the mechanical availability metric.

•	Our throughput for our seven plant refinery system averaged 1,888,000 barrels per calendar day (or BPCD) as compared to 1,806,000 BPCD in 2014.

•	We increased our quarterly dividend per share by 28% to $0.32 from $0.25, representing a 29.5% compound annual growth rate from the dividend established when we became an independent company on June 30, 2011.

•	We continued to focus on returning capital to shareholders as evidenced by the return of $1.6 billion to shareholders through dividends and share repurchases.

•	Our Total Shareholder Return (or TSR) for 2015 was 20.2% and 72.6% for the three-year period ended December 31, 2015.

•	We converted 1,099 previously acquired Hess retail locations to Speedway® branded locations.

•	We executed our first two-for-one stock split of our common stock in June 2015.

After reviewing these results, the performance metrics outlined in the Annual Cash Bonus Program Section of this Proxy Statement and MPC’s relative TSR performance, the Compensation Committee approved 2015 annual cash bonuses for our NEOs eligible to receive such awards averaging 174.90% of target and a performance unit grant payout at 143.75% of target.

Shareholder-Friendly Features of Our Executive Compensation Program

Our executive compensation program contains several shareholder-friendly features that align with contemporary governance practices, promote alignment with our pay for performance philosophy and mitigate risk to our shareholders.

We do:

cap annual cash bonus and performance unit payouts;

have long-term incentive (or LTI) awards based on relative total shareholder return;

impose an additional one-year holding requirement for all shares received under our incentive compensation plan;

require double triggers for change in control payout provisions for all LTI awards;

maintain significant stock ownership guidelines for NEOs and other executive officers;

impose clawback provisions to both long-term and short-term incentive awards;

conduct an annual shareholder say-on-pay vote on NEO compensation;

have limited business perquisites; and

retain an independent compensation consultant who regularly advises the Compensation Committee.

We do not:

allow the hedging or pledging of MPC stock;

enter into employment contracts with NEOs or any other executive officers;

guarantee minimum bonus payments to any of our executive officers;

provide tax gross-ups for perquisites;

pay dividends or dividend equivalents on unvested equity;

allow the repricing of stock options without shareholder approval;

provide excise tax gross-up provisions with regard to any change in control of MPC; or

grant stock options below fair market value as of the grant date.

Marathon Petroleum Corporation Proxy Statement / page 49

“Say-on-Pay” Vote Result and Engagement

The Compensation Committee has carefully considered the results of the non-binding advisory vote on NEO compensation (or Say on Pay vote) that occurred in April 2015, when over 95% of votes cast were in support of the compensation of our NEOs as described in our 2015 Proxy Statement. The Compensation Committee interpreted this strong level of support as affirmation of the design and objectives of our 2014 executive compensation programs.

While the Compensation Committee is pleased with the results of the 2015 Say-on-Pay Vote, the Company continues to maintain a regular dialogue with a wide variety of investors, large and small, on numerous topics including executive compensation. During these engagements, our investors have not expressed significant concerns with our executive compensation program.

Based on this input, and our relatively high 2015 Say-on-Pay Vote results, the Compensation Committee determined that no material changes to our core executive compensation programs were warranted and the Compensation Committee decided to maintain our same commitment to pay decisions that drive shareholder value.

We have indicated we will continue to seek a shareholder advisory vote on NEO compensation on an annual basis.

Significant 2015 Compensation Committee Actions

The following are significant actions taken by the Compensation Committee in 2015:

Action	Reason for Action
• Added a new financial metric to the annual cash bonus (or ACB) program funding – Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)	• Provides for a larger portion of bonuses to be determined by the financial success of the Company

• Changed the payout terms for future performance unit grants in the event of a change in control (and a Qualified Termination)	• Better aligns payouts after a change in control to actual performance

We believe these compensation decisions were appropriate as they are consistent with:

•	our business objectives;

•	the realities of our competitive situation;

•	the inherent uncertainties of our commodity-based business; and

•	the compensation programs of our peer group companies.

Retention Agreement with Randy S. Nickerson

At the close of the MPLX/MarkWest Merger, Randy S. Nickerson was appointed as MPC’s Executive Vice President, Corporate Strategy. Prior to the MPLX/MarkWest Merger, Mr. Nickerson had an employment agreement (or Prior Employment Agreement) with MarkWest Hydrocarbon, Inc., a subsidiary of MarkWest, which entitled him to, among other things, lump sum cash severance benefits upon a qualifying voluntary termination within one year of a change of control.

Mr. Nickerson’s Prior Employment Agreement would have required us, as the successor to MarkWest, to assume MarkWest’s obligations with respect to Mr. Nickerson’s employment. However, as our practice is to not have employment agreements with any of our officers, MPC negotiated a retention agreement with Mr. Nickerson which terminated his Prior Employment Agreement and made Mr. Nickerson’s employment relationship with us “at will.”

In exchange, we agreed to provide the retention grants listed below:

•

Retention Award – This is a non-forfeitable retention award that had an intended value of $1,992,160 on the grant date, which is calculated consistent with the cash severance value Mr. Nickerson forfeited by agreeing to terminate his Prior Employment Agreement. This award was granted 50% in MPC restricted stock units and 50% in MPLX phantom page 50 / Marathon Petroleum Corporation Proxy Statement

units, which will fully vest and become payable upon Mr. Nickerson’s termination of employment with MPC. A portion of this award, totaling $87,637.92, was paid in cash to settle payroll and income tax obligations resulting from the grant. Dividend and distribution equivalents associated with these grants are accrued and paid upon vesting. The retention award was intended to serve as a replacement of Mr. Nickerson’s cash severance rights under the Prior Employment Agreement. Additionally, after consulting with our advisors, during which it was determined that no excise taxes as to Mr. Nickerson would be triggered by the MPLX/MarkWest Merger, we agreed to continue the excise tax gross-up protection from the Prior Employment Agreement in the context of the MPLX/MarkWest Merger, specifically as it relates to accelerated MarkWest equity and the retention award. Importantly, and consistent with the philosophy of our executive compensation program, we have not agreed to provide excise tax protection for any other payments or with respect to any future change-in-control transactions as applied to Mr. Nickerson.

•	2016 Long-Term Incentive Award – We agreed to accelerate Mr. Nickerson’s 2016 long-term incentive award to December 2015 and, as such, Mr. Nickerson will not receive a long-term incentive award in calendar year 2016. This award had an intended value of $2,040,000 on the grant date, which is equal to Mr. Nickerson’s 2015 long-term incentive award with MarkWest. The award was granted 50% in MPC restricted stock units and 50% in MPLX phantom units. Subject to Mr. Nickerson’s continued employment with us, the equity will vest pro-rata in equal installments on the first, second and third anniversary of the grant date. These grants are subject to earlier vesting in full upon Mr. Nickerson’s separation from service as a result of a forced relocation of his principal place of employment to a location more than 50 miles from his then-current principal place of employment (or Relocation Event) and upon such other events for which early vesting is typically provided in our award agreements. Dividend and distribution equivalents associated with these grants are accrued and paid upon vesting.

•	Retention Bonus Award – To further incentivize Mr. Nickerson to continue his employment with us for at least three years after the MPLX/MarkWest Merger, we granted him additional equity in the form of MPC restricted stock, with a grant date value of $1,000,000. This Award is subject to three-year cliff vesting, or earlier vesting in full upon resignation following a Relocation Event or upon such other events for which early vesting is typically provided in our award agreements. Dividends associated with this grant are accrued and paid upon vesting.

These grants were made on December 18, 2015, with a grant price of $50.35 for MPC grants and $33.24 for MPLX grants. More information about these grants can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

MPC also agreed to maintain Mr. Nickerson’s annual salary of at least $480,000, and short-term incentive bonus opportunity of 95% of base salary for at least one year, per the terms of the merger agreement for the MPLX/MarkWest Merger. Mr. Nickerson is also eligible for market-based pay increases in April of each year.

Independent Consultant to the Compensation Committee

In order to ensure objectivity in reviewing and analyzing market data and trends, the Compensation Committee uses Pay Governance LLC (which we refer to as the Advisor) as its independent compensation consultant. The individual consultant representing the Advisor attended four Compensation Committee meetings in 2015 to provide independent analysis and advice on our executive compensation programs and the regulatory environment surrounding executive compensation.

The Advisor also maintains a set of internal policies that have been provided to the Compensation Committee. These prohibit the individual consultant representing the Advisor from, among other things, owning shares of our common stock or engaging in personal or business relationships with our directors and executive officers without prior disclosure to the Compensation Committee Chair. Based on the above-mentioned procedures and policies, the Compensation Committee is confident the advice it receives from the Advisor is objective and not influenced by the Advisor’s working relationship with the Company or the Compensation Committee. Furthermore, the Compensation Committee has assessed the independence of the Advisor as required by the rules of the NYSE.

Our management does not direct or oversee the activities of the Advisor. However, the Advisor does seek and receive information and input from our management on various executive compensation matters and works with management to formalize proposals for presentation to the Compensation Committee. Additionally, in determining executive compensation, the Compensation Committee considers recommendations from the Advisor as well as management. The Advisor did not perform any consulting services for us during 2015 that were not related to executive or director compensation, nor did the Advisor provide any services to our NEOs or other executive officers, individually, in 2015. The Compensation Committee has

Marathon Petroleum Corporation Proxy Statement / page 51

considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to the Advisor in 2015. Based on this review, the Compensation Committee did not identify any conflict of interest with respect to the work performed by the Advisor.

Executive Compensation Philosophy, Objectives and Summary of 2015 Compensation Awarded

We believe executive compensation plays a critical role in maximizing long-term shareholder value. It supports our ability to attract, motivate, retain and reward the highest quality executives to excel within our performance culture. Our philosophy includes using our executive compensation program as a tool to support our goal of creating value for our shareholders through the quality products and services we provide to our customers. We do this while striving to maintain our sustainability and environmental commitments by acting responsibly towards those who work for us, those business partners who work with us and with every community in which we operate.

After evaluating our year-to-date financial and operational performance and comparing the compensation of our NEOs and other executive officers to that of executives of our peer groups, the Compensation Committee decided to continue our existing compensation philosophy. Our philosophy generally targets the Total Direct Compensation (defined as base salary + target bonus + intended value of annual LTI awards) for our executive officers at the median (50th percentile) of the compensation for similar executives of companies in our peer groups. In support of this philosophy, the decisions of the Compensation Committee are designed to:

•	provide fair and competitive levels of compensation, after taking into account individual roles and responsibilities, while allowing the discretion to place each executive officer within the competitive range of each pay element;
•	align compensation programs with the performance of MPC and the individual;
•	foster an ownership culture that aligns the interests of executives with those of shareholders;
•	address the cyclical commodity influences of the business; and
•	ensure compensation programs do not incent executives to take excessive risk.

Our mix of pay elements allows the Compensation Committee to use both cash (base salary and annual cash bonus opportunities) and equity (performance units, stock options and restricted stock) to encourage and motivate executives to achieve both our short-term and long-term business objectives.

Key Elements of 2015 Named Executive Officer Compensation

Our executive compensation program is comprised of the following three key components. Each component is designed to be market-competitive and help meet the objectives of our executive compensation program as established by the Compensation Committee:

How We Pay Our NEOs	Key Characteristics	Why We Pay Our NEOs
Base Salary

•      Fixed cash compensation component

•      Reviewed at least annually and adjusted as appropriate

•      Based on the scope and responsibility level of the position held, individual performance and experience, as well as peer group market data

• Intended to provide a competitive level of cash compensation upon which our executives may rely • Intended to attract and retain executive talent
ACB Program

•      Variable cash compensation component

•      Performance-based award opportunity

•      Determined based on both corporate and applicable operating organization’s performance against pre-determined metrics, as well as the assessment of individual performance by our CEO and the Compensation Committee

•      Intended to motivate and reward our executives for achieving our annual business objectives that drive overall performance and shareholder value creation

•      Intended to support our culture of aligning pay with executive performance

•      Intended to encourage and reward responsible risk-taking and accountability page 52 / Marathon Petroleum Corporation Proxy Statement

How We Pay Our NEOs	Key Characteristics	Why We Pay Our NEOs
MPC LTI Awards

•       Variable equity-based compensation component

•       Performance-based awards in the form of annual grants

•       A combination of performance units (40%), stock options* (40%) and time-based restricted stock (20%) awards

•       Stock option value realized solely on stock price appreciation

•       Performance units exceed target value only with above median relative TSR ranking among our peers

•       Restricted stock value dependent on stock performance

•       Intended to motivate our executives to achieve our long-term business objectives by linking their compensation to the performance of our stock over the long term

•       Intended to strengthen the alignment between the interests of our executive officers, including NEOs, and our shareholders by promoting stock appreciation while building equity to help meet stock ownership guidelines

•       Intended to encourage retention of executive talent

*	The Compensation Committee believes our stock options are inherently performance-based as our stock options have no initial value and grantees only realize benefits if the value of our stock increases for all shareholders following the date of grant.

In addition to these compensation elements, our employees, including our NEOs and other executive officers, are generally eligible to participate in our market-competitive health and life insurance plans, long-term and short-term disability programs, as well as retirement and severance benefits. We also provide limited perquisites to our NEOs and other executive officers that are consistent with our business strategy and market-based trends. None of these additional items are considered material by the Compensation Committee when making compensation decisions. For a detailed discussion of MPC-sponsored retirement plans and benefits, including the 2015 Pension Benefits Table, see the “Executive Compensation” section of this Proxy Statement.

The table below summarizes our NEOs’ Total Direct Compensation for 2015, which was approved by the Compensation Committee as part of our 2015 executive compensation program, except in the case of Mr. Nickerson. This table is complementary to the Summary Compensation Table as it excludes changes in pension value and provides the intended value for LTI compensation on the date of grant rather than the accounting value required to be reported in the Summary Compensation Table. Please refer to the Summary Compensation Table within the “Executive Compensation” section of this Proxy Statement for more detail regarding our NEOs’ reportable compensation in 2015.

Name	2015 Year-End Base Salary ($)	Target Bonus Amount ($)	Actual 2015 Bonus Payment (Paid in 2016) ($)	Intended Value of MPC LTI Awards ($)	Intended Value of MPLX LTI Awards* ($)	Total Direct Compensation ($)
G. R. Heminger	1,600,000	2,400,000	4,400,000	8,800,000	2,200,000	17,000,000
T. T. Griffith	525,000	420,000	650,000	1,440,000	360,000	2,975,000
R. S. Nickerson**	480,000	456,000	479,000	3,016,080	2,016,080	5,991,160
D. C. Templin	750,000	675,000	1,200,000	2,000,000	500,000	4,450,000
A. R. Kenney	650,000	552,500	1,000,000	1,800,000	200,000	3,650,000
R. D. Bedell	600,000	450,000	800,000	1,530,000	170,000	3,100,000

*	In 2015, our NEOs and other executive officers were also awarded MPLX LTI by the Board of Directors of MPLX GP LLC, the general partner of MPLX, which is the master limited partnership sponsored by MPC. These awards were granted for services provided to MPLX and are included in this table to depict the Total Direct Compensation our NEOs received in 2015 for their employment with MPC.

**	Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s 2015 compensation package.

Marathon Petroleum Corporation Proxy Statement / page 53

The majority of our NEO compensation is performance-based, at-risk pay in the form of both short-term and long-term incentives. Based on data from 2015 proxy statements, our mix of pay elements is competitive with current market practices at our peer group companies as reflected in the charts below.

Pay at Risk - 86.8%

Pay at Risk - 87.0%

Pay at Risk - 76.6%

Pay at Risk - 82.7%

*	The Compensation Committee excluded ExxonMobil Corporation and BP plc from the direct industry peer group (further described below) when reviewing total compensation for our CEO and CFO. See “Setting Executive Compensation — Obtaining Market Data/Benchmarking” for more information.

The Compensation Committee continues to believe our mix of cash and equity provides the flexibility necessary to reward NEOs and other executives based on potentially very different business and strategic objectives across our business segments, recognizing that some of our organizations (such as retail and transportation) compete for talent with companies in industries that typically have compensation structures significantly different than those of our core business.

The Compensation Committee does not consider amounts earned from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for a future year. The Compensation Committee believes that doing so would not be in the best interests of our shareholders and would not motivate, or promote retention of, our NEOs and other executives.

Setting Executive Compensation

Obtaining Market Data/Benchmarking

Due to the limited number of domestic independent downstream companies, and in recognition of MPC’s size, complexity, revenue and market capitalization, the Compensation Committee decided to continue using two peer groups for benchmarking our NEOs’ and other executive officers’ compensation in 2015.

page 54 / Marathon Petroleum Corporation Proxy Statement

The first peer group is a direct industry group comprised of: (1) independent downstream companies similar to MPC and integrated oil companies with significant downstream operations; (2) companies with which we compete for talent; and (3) companies we include as peers in our compensation program metrics. This peer group provides industry-specific market compensation and program design data obtained from both proxy statements and compensation surveys. This peer group is comprised of the following nine companies:

• BP plc	• HollyFrontier Corporation	• Royal Dutch Shell plc
• Chevron Corporation	• Koch Industries, Inc.	• Tesoro Corporation
• ExxonMobil Corporation	• Phillips 66	• Valero Energy Corporation

At the time this peer group was approved by the Compensation Committee, MPC was at approximately the 31st percentile of the group in terms of market capitalization and the 27th percentile in terms of revenue.

The Compensation Committee determined that it would not consider BP plc or ExxonMobil Corporation when reviewing survey data for our CEO or CFO positions. This is due to the concern that the respective sizes of these two companies (including their market capitalizations and revenues), and their complexity and extensive global footprints, could result in substantially different scopes for these executive positions.

The second peer group is a broad industry group selected to supplement the direct industry peer group. This peer group was selected because it is comprised of large oil and gas companies, as well as other industrial companies focused on manufacturing, which, like MPC, could potentially be sensitive to fluctuations in the costs of commodities. This peer group is expected to change slightly from year-to-year based on the companies that choose to participate in Towers Watson’s Compensation Databank. Criteria used to screen for these companies included:

•	revenues generally greater than $10 billion;

•	heavy manufacturing operations;

•	commodity exposure;

•	safety and environmental focus; and

•	the availability of publicly-reported information.

The 39 companies that were selected to comprise the broad industry peer group for 2015 were:

• 3M Company	• Ingersoll-Rand plc
• Alcoa, Inc.	• International Paper Company
• The Boeing Company	• Johnson Controls Inc.
• Caterpillar Inc.	• Lockheed Martin Corporation
• Chevron Corporation	• The Mosaic Company
• ConocoPhillips	• Navistar International Corporation
• Deere & Company	• Northrop Grumman Corporation
• The Dow Chemical Company	• Occidental Petroleum Corporation
• E.I. du Pont de Nemours and Company	• Parker Hannifin Corporation
• Eaton Corporation	• Phillips 66
• Enterprise Products Partners L.P.	• PPG Industries, Inc.
• ExxonMobil Corporation	• Schlumberger Limited
• Ford Motor Company	• Tesoro Corporation
• Freeport-McMoRan Inc.	• Textron Inc.
• General Dynamics Corporation	• TRW Automotive Holdings Corporation
• General Electric Company	• United States Steel Corporation
• The Goodyear Tire & Rubber Company	• United Technologies Corporation
• Hess Corporation	• Valero Energy Corporation
• Honeywell International Inc.	• Whirlpool Corporation
• Illinois Tool Works Inc.

When this peer group was approved, MPC was at approximately the 36th percentile of this group in terms of market capitalization and the 83rd percentile in terms of revenue.

Marathon Petroleum Corporation Proxy Statement / page 55

How We Use Market Data

The Compensation Committee’s Advisor works with our human resources compensation team to identify key job responsibilities for each NEO and then matches the job responsibilities to comparable job descriptions of executives in our peer groups.

This market data is then used as a starting point for the evaluation of base salary, short-term incentive targets as a percentage of base salary and LTI awards. While the Compensation Committee targets Total Direct Compensation at the median of the market, factors such as those listed below may result in the actual level of compensation being above or below each NEO’s respective market median:

•	the size and complexity of each NEO’s role;

•	an incumbent’s experience and demonstrated performance;

•	our current and future succession needs;

•	business results;

•	external competitiveness; and

•	internal equity.

Analysis of 2015 Compensation Decisions and Actions

Base Salary

Base salary is a compensation component intended to provide a competitive, fixed level of income upon which our NEOs and other executive officers may rely so that we may attract and retain executive talent. The Compensation Committee reviews each NEO’s base salary at least annually and makes adjustments at its discretion. In setting each NEO’s base salary, the Compensation Committee considers factors including, but not limited to:

•	the complexity and responsibility level of the position held;

•	the individual’s experience;

•	demonstrated performance;

•	external competitiveness;

•	internal equity; and

•	business results.

The following adjustments were made to the base salaries of our NEOs in 2015:

Name	Position	Previous Base Salary ($)	Base Salary Effective April 2015 ($)	Increase (%)
G. R. Heminger	President and Chief Executive Officer	1,550,000	1,600,000	3.2
T. T. Griffith	Senior Vice President and Chief Financial Officer	420,000	525,000	25.0
D. C. Templin	Executive Vice President, Supply, Transportation and Marketing	700,000	750,000	7.1
A. R. Kenney	President, Speedway LLC	575,000	650,000	13.0
R. D. Bedell	Senior Vice President, Refining	600,000	600,000	0.0

The base pay increase for Mr. Heminger was in recognition of continued strong leadership, as well as individual and business performance results. The increase amounts for Messrs. Griffith and Templin were made due to increased responsibilities for their newly assumed positions. The increase for Mr. Kenney reflects the expanded span of control with Speedway substantially increasing in size in 2015 due to the acquisition of Hess’ retail assets. Mr. Bedell did not receive a base pay increase as the Compensation Committee concluded that his salary was already competitive. Mr. Nickerson joined MPC in December 2015. As such, Mr. Nickerson did not receive a base salary increase from MPC in 2015. Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s base salary.

page 56 / Marathon Petroleum Corporation Proxy Statement

Annual Cash Bonus Program

The ACB program is a variable incentive program intended to motivate and reward NEOs and other executive officers for achieving short-term (annual) financial and operational business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability.

The Compensation Committee approves the establishment of a qualified Section 162(m) funding pool for the ACB program in the first quarter of each year to ensure payments from the program qualify as performance-based compensation. This maximizes our tax deductibility opportunity with respect to the compensation paid from the ACB program for executive officers whose Section 162(m) compensation may otherwise exceed $1 million. The performance metrics used to determine the 2015 Section 162(m) funding pool were net income and mechanical availability. Net income was chosen as it measures MPC’s profitability. Mechanical availability is an essential element in achieving our financial and operational objectives and a significant indicator of the success of our operations as it measures the availability and reliability of the processing equipment in our refinery, pipeline, terminal and marine operations. The funding pool for 2015 was established by the Compensation Committee as the greater of 2% of net income or $16 million if mechanical availability reached 93%.

Based on net income attributable to MPC of $2.85 billion, our pool for 2015 executive bonuses was $57.04 million. The Compensation Committee exercised negative discretion in approving the actual incentive payments for each of our NEOs at levels less than what the pool would have otherwise permitted. As a result, all 2015 ACB payments made in 2016 were fully tax-deductible.

For the 2015 ACB program, the Compensation Committee elected to remove the Selling, General and Administrative cost management metric used in 2014 and added an EBITDA metric to increase focus on earnings. In addition, with the completion of the SAP implementation for our Galveston Bay refinery and our record turnaround schedule in 2014, these two project metrics were removed and a new metric intended to maintain focus on the timely rebranding of the Hess store locations acquired by Speedway was added.

These changes continue to support the Compensation Committee’s commitment to an annual incentive program in which a majority (70%) is funded by pre-established financial and operational (including environmental and safety) performance measures. The remaining 30% allocation under the ACB program is driven by a number of discretionary factors, including adjustments due to the volatility in petroleum-related commodity prices throughout the year, which makes it difficult to establish reliable, pre-determined goals. Regardless of the funding generated by the ACB program, the Compensation Committee has discretion to generally award each of our NEOs and other executive officers up to the limits of any applicable Section 162(m) funding pool, or make no award at all.

Marathon Petroleum Corporation Proxy Statement / page 57

The performance metrics used for the 2015 ACB program were:

Performance Metric	Description	Type of Measure
Operating Income Per Barrel(a)	Measures domestic operating income per barrel of crude oil throughput, adjusted for unusual business items and accounting changes. This metric compares a group of nine integrated or downstream companies, including MPC.	Financial (relative)
EBITDA(b)	As derived from the consolidated financial statements and as disclosed to investors as part of the quarterly earnings materials.	Financial (absolute)
Mechanical Availability(c)	Measures the mechanical availability and reliability of the processing equipment in our refinery, pipeline, terminal and marine operations.	Operational (absolute)
Hess Store Conversions	Measures conversion percentages based on total (Hess and WilcoHess) store count and approved 2015 capital budget of $88 million.	Operational (absolute)
Responsible Care	The metrics below measure our success in meeting our goals for the health and safety of our employees, contractors and neighboring communities, while continuously improving on our environmental stewardship commitment by minimizing our environmental impact.
Marathon Safety Performance Index(d)	Measurement of MPC’s success and commitment to employee safety. Goals are set annually at best-in-class industry performance, focusing on continual improvement. This includes common industry metrics such as Occupational Safety and Health Administration (or OSHA) Recordable Incident Rates and Days Away Rates.	Operational (absolute)
Process Safety Events Score	Measures the success of MPC’s ability to identify, understand and control process hazards, which can be defined as unplanned or uncontrolled releases of highly hazardous chemicals or materials that have the potential to cause catastrophic fires, explosions, injury, plant damage and high-potential near misses or toxic exposures.	Operational (absolute)
Designated Environmental Incidents	Measures environmental performance and consists of tracking certain: a) releases of hazardous substances into air, water or land; b) permit exceedences; and c) government agency enforcement actions.	Operational (absolute)
Quality	Measures the impact of product quality incidents and cumulative costs to MPC (no Category 4 Incident, and costs of Category 3 Incidents).(e)	Operational (absolute)

(a)	This is a per barrel measure of throughput – U.S. downstream segment income adjusted for special items. It includes a total of nine comparator companies (including MPC). Comparator company income is adjusted for special items or other like items as adjusted by MPC. The comparator companies for 2015 were: BP plc; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy; Phillips 66; Tesoro Corporation; and Valero Energy Corporation. This is a non-GAAP performance metric. It is calculated as income before taxes, as presented in our audited consolidated financial statements, divided by the total number of barrels of crude oil throughput at the peer’s respective U.S. refinery operations. To ensure consistency of this metric when comparing results to the comparator companies’ results, adjustments to comparator company segment income before taxes are sometimes necessary to reflect certain unusual items reflected in their results.
(b)	This is a non-GAAP performance metric. It is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense.
(c)	Mechanical availability represents the percentage of capacity available for critical downstream equipment to perform its primary function for the full year.
(d)	This metric excluded Speedway. In the event of a fatality, payout is determined by the Compensation Committee. The OSHA Recordable Incident Rate is calculated by taking the total number of OSHA recordable incidents, multiplied by 200,000 and divided by the total number of hours worked.
(e)	A Category 4 Incident is one that involves a fatality. Category 3 Incidents include those where: we incur out-of-pocket costs for incident response and recovery activities, mitigation of customer claims or regulatory penalties in excess of $50,000; a media advisory is issued; or the extenuating circumstances are deemed to be of such severity by our Quality Committee that a recommendation for this category is made to the MPC Quality Steering Committee and is subsequently approved.

The threshold, target and maximum levels of performance for each metric were established for 2015 by evaluating factors such as performance achieved in the prior year(s), anticipated challenges for 2015, our business plan and our overall strategy. At the time the performance levels were set for 2015, the threshold levels were viewed as likely achievable, the target levels were viewed as challenging but achievable and the maximum levels were viewed as extremely difficult to achieve.

page 58 / Marathon Petroleum Corporation Proxy Statement

The table below provides both the goals for each metric and our performance achieved in 2015:

Performance Metric	Threshold Level	Target Level	Maximum Level	Performance Achieved	Target Weighting	Performance Achieved
Operating Income Per Barrel	5th or 6th Position	3rd or 4th Position	1st or 2nd Position	6th Position (50% of target)	25.0%	12.5%
EBITDA(1)	$1,725	$4,466	$6,932	$6,338 (176% of target)	10.0%	17.6%
Mechanical Availability	94.0%	95.0%	96.0%	95.5% (150% of target)	10.0%	15.0%
Hess Store Conversions	60%	64%	68%	93% (200% of target)	5.0%	10.0%
Responsible Care
Marathon Safety Performance Index	0.86	0.57	0.39	0.69 (79% of target)	5.0%	4.0%
Process Safety Events Score	117	76	62	105 (65% of target)	5.0%	3.2%
Designated Environmental Incidents	72	51	30	40 (152% of target)	5.0%	7.6%
Quality	$500,000	$250,000	$125,000	$0 (200% of target)	5.0%	10.0%
				Total	70.0%	79.9%

(1)	Represented in millions.

Organizational and Individual Performance Achievements for the 2015 ACB Program

At the beginning of the year, each NEO and the other executive officers develop individual performance goals relative to their respective organizational responsibilities, which are directly related to our business objectives. The subjective goals used to evaluate the individual performance of our NEOs and other executive officers (except for Mr. Nickerson) for 2015 fell into the following general categories:

	Mr. Heminger	Mr. Griffith	Mr. Templin	Mr. Kenney	Mr. Bedell
Talent development, retention, succession and acquisition	✓	✓	✓	✓	✓
Enhancement of shareholder value through return of capital and unlocking midstream asset value	✓	✓	✓
System integration, optimization and debottlenecking	✓		✓	✓	✓
Growth through organic expansion and acquisition opportunities	✓	✓	✓	✓
Growth of market share for gasoline and diesel	✓		✓	✓	✓
Preparation of assets for potential dropdown to MPLX	✓	✓	✓		✓
Progress on diversity initiatives	✓	✓	✓	✓	✓

Our CEO reviews the organizational and individual performance of our other NEOs and executive officers and makes annual bonus recommendations to the Compensation Committee. Key organizational achievements considered for 2015 included:

•	net income attributable to MPC increased 13% to $2.85 billion in 2015 from $2.52 billion in 2014;

•	TSR for 2015 of 20.2% compared to the median TSR of 16.5% for our performance unit peer group;

•	sustained focus on shareholder returns with $1.6 billion returned to shareholders through dividends and share repurchases;

Marathon Petroleum Corporation Proxy Statement / page 59

•	successful completion of the MPLX/MarkWest Merger, which significantly expands our midstream footprint; and

•	Speedway synergies resulting from the integration of acquired Hess Retail assets.

The Compensation Committee evaluates the performance of our CEO with input from our full Board and then makes final annual bonus decisions for our NEOs and other executive officers.

Bonus opportunities for our NEOs under the ACB program are communicated as a target percentage of annualized base salary at year end. Each of our NEOs and other executive officers can generally earn a maximum of 200% of the target award, although the Compensation Committee has discretion to award each of our NEOs and other officers up to the limits of any applicable Section 162(m) funding pool, or make no award at all, depending on MPC’s overall performance and the subjective evaluation of each NEO’s and other officer’s organizational and individual performance. The Compensation Committee reviews market data provided by its Advisor annually with respect to competitive pay levels and sets specific bonus opportunities for each of our NEOs.

Bonus Target Adjustments

In February 2015 the Compensation Committee approved three changes to bonus targets for our NEOs:

•	Mr. Heminger’s bonus target was adjusted to 150% from 135%, which is more reflective of bonus opportunities of CEOs within our direct peer group.

•	Mr. Griffith’s bonus target was adjusted to 80% from 60%, as a result of his promotion to CFO, which is more reflective of bonus opportunities of CFOs within our direct peer group.

•	Mr. Kenney’s bonus target was adjusted to 85% from 75%, in light of the significant increase in his responsibilities as a result of the Hess Retail acquisition, which increased the Speedway store count to 2,766 from 1,499 and its operating footprint to 22 states from 9.

Mr. Templin’s bonus target was not increased at the time of his promotion as his target of 90% was competitive for his new role.

Mr. Nickerson did not participate in the MPC ACB program for 2015. Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s bonus opportunity.

We do not guarantee minimum bonus payments to our NEOs.

2016 Bonus Payments (for 2015 Performance)

In February 2016, the Compensation Committee certified the results of our performance metrics for the 2015 ACB program and applied the following formula based on performance of established metrics, organizational and individual performance to determine our NEOs’ and other executives officers’ (other than Mr. Nickerson’s) final award for 2015 performance:

Name	Annualized Base Salary (as of 12/31/15) ($)	Bonus Target as a % of Base Salary (%)	Target Bonus ($)	Final Award as a % of Target (%)	Final Award ($)[1]
G. R. Heminger	1,600,000	150	2,400,000	183.3	4,400,000
T. T. Griffith	525,000	80	420,000	154.8	650,000
D. C. Templin	750,000	90	675,000	177.8	1,200,000
A. R. Kenney	650,000	85	552,500	180.8	1,000,000
R. D. Bedell	600,000	75	450,000	177.8	800,000

(1)	The final award is rounded to the nearest $10,000.

page 60 / Marathon Petroleum Corporation Proxy Statement

Mr. Nickerson did not participate in MPC’s 2015 ACB program. His 2015 bonus was determined in accordance with the terms of the merger agreement for the MPLX/MarkWest Merger. The metrics used by MarkWest to determine Mr. Nickerson’s annual bonus were:

•	MarkWest Distributable Cash Flow(1) for 2015 (50%);
•	MarkWest Distributable Cash Flow per unit for 2015 (25%); and
•	MarkWest Discretionary Factors (25%) which included:
¡	Customer satisfaction;
¡	Leadership development;
¡	Volumes relative to MarkWest 2015 annual plan;
¡	Capex management relative to the MarkWest 2015 annual plan;
¡	Debt/EBITDA(2) metric relative to the MarkWest 2015 annual plan; and
¡	Environmental and safety performance.

(1)	This is a non-GAAP performance metric. MarkWest calculated Distributable Cash Flow as net income (loss) adjusted for (i) depreciation, amortization, and other non-cash expenses; (ii) amortization of deferred financing costs and debt discount; (iii) loss on redemption of debt, net of tax benefit; (iv) impairment expense; (v) non-cash (earnings) loss from unconsolidated affiliates; (vi) distributions from (contributions to) unconsolidated affiliates (net of affiliates growth capital expenditures); (vii) non-cash compensation expense; (viii) non-cash derivative activity; (ix) loss (gain) on the sale or disposal of property, plant and equipment (PP&E); (x) provision for deferred income taxes; (xi) cash adjustments for noncontrolling interest in consolidated subsidiaries; (xii) revenue deferral adjustment; (xiii) losses (gains) relating to other miscellaneous non-cash amounts affecting net income for the period; and (xiv) maintenance capital.

(2)	This is a non-GAAP performance metric. MarkWest calculated Adjusted EBITDA as net income (loss) adjusted for (i) depreciation, amortization and other non-cash operating expenses; (ii) interest expense; (iii) amortization of deferred financing costs and debt discount; (iv) loss on redemption of debt; (v) loss (gain) on the sale or disposal of PP&E; (vi) impairment of unconsolidated affiliates; (vii) gain on sale of unconsolidated affiliate; (viii) impairment expense; (ix) non-cash derivative activity; (x) non-cash compensation expense; (xi) provision for income tax (benefit); (xii) adjustments for cash flow from unconsolidated affiliates; (xiii) cash adjustment for noncontrolling interest of consolidated subsidiaries; and (xiv) losses (gains) relating to other miscellaneous non-cash amounts affecting net income for the period.

The MarkWest compensation committee reviewed these metrics through September 30, 2015, and funded Mr. Nickerson’s bonus at 90% of target. After the MPC Compensation Committee reviewed Mr. Nickerson’s full year performance for 2015, it was decided Mr. Nickerson should receive 105% of target.

Name	Annualized Base Salary (as of 12/31/15) ($)	Bonus Target as a % of Base Salary (%)	Target Bonus ($)	Final Award as a % of Target (%)	Final Award ($)[1]
R. S. Nickerson	480,000	95	456,000	105	479,000

(1) The final award is rounded to the nearest $1,000.

MPC Long-Term Incentive Compensation Program

Annual MPC LTI awards are granted in the form of performance units (40%), stock options (40%) and restricted stock (20%). The primary purpose of our equity grants is to motivate our NEOs and other executive officers to achieve our long-term business objectives over multiple years and align the NEOs’ interests with those of our shareholders. The award vehicles differ as illustrated below:

LTI Award Vehicle	Form of Settlement	Compensation Realized
MPC Performance Units	25% in MPC common stock; and 75% in cash	$0.00 to $2.00 per unit based on our relative ranking among a group of peer companies
MPC Stock Options	Stock	Stock price appreciation from grant date to exercise date
MPC Restricted Stock	Stock	Full value of stock upon vesting

Marathon Petroleum Corporation Proxy Statement / page 61

Due to the nature of LTI awards, the actual long-term compensation value realized by each of our NEOs and other executive officers will depend on the price of our underlying stock at the time of settlement. We based the 2015 LTI awards on an intended dollar value rather than a specific number of performance units, stock options or shares of restricted stock.

Except for Mr. Nickerson, MPC granted the 2015 LTI awards to our NEOs on March 1, 2015. The exercise price for stock options is equal to the closing price of a share of MPC common stock on the grant date, or the first trading day thereafter if the grant date is not a trading day. We discuss each of our LTI award vehicles in more detail below.

Mr. Nickerson did not participate in the standard 2015 LTI program and will not participate in the standard 2016 LTI program. Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s 2015 equity awards.

MPC Performance Units

The Compensation Committee believes a performance unit program serves as a complement to stock options and restricted stock. Our program benchmarks MPC’s TSR relative to a peer group of oil industry competitors and a market index. This relative evaluation allows for the cyclicality of our business and commodity prices (crude oil) to be recognized and prevents volatility from directly advantaging or disadvantaging the payout of the award beyond that of our peers. The Compensation Committee continues to believe that TSR relative to a peer group is the single best metric for our performance unit program as it is commonly used by shareholders to measure a company’s performance relative to others within the same industry. It also aligns the compensation of our NEOs and other executive officers with the value delivered to shareholders. The design of our performance unit program ensures we pay above target compensation only when our TSR is above the median of the peer group.

Under our program, TSR for MPC and each of the peer group companies is measured over a 36-month performance cycle. Each performance cycle has four measurement periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36-month period. MPC’s TSR performance percentile within the peer group is measured for each performance period, with the related payout percentage determined using the following table. However, if MPC’s TSR is negative for a performance period, the payout percentage for that performance period is capped at target (100%) regardless of actual relative TSR performance percentile.

TSR Percentile	Payout (% of Target)*
100th (Highest)	200%
50th	100%
25th	50%
Below 25th	0%

*	Payout for TSR between quartiles will be determined using linear interpolation.

Each performance unit is dollar-denominated with a target value of $1.00. The actual payout may vary from $0.00 to $2.00 (0% to 200% of target). The final value of the award will be determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. These grants will then settle 25% in MPC common stock and 75% in cash.

Each peer group member’s TSR is determined by taking the sum of its stock price appreciation or reduction, plus its cumulative dividends, for each performance period and dividing that total by the peer group member’s beginning stock price for that period, as illustrated below:

(Ending Stock Price – Beginning Stock Price) + Cumulative Dividends

Beginning Stock Price

The beginning and ending stock prices used for each peer group member in the TSR calculation will be the average of its respective closing stock prices for the 20 trading days immediately preceding the beginning and ending date of the applicable performance period.

page 62 / Marathon Petroleum Corporation Proxy Statement

The Compensation Committee believes that providing four measurement periods over a 36-month cycle is appropriate and serves the best interest of our shareholders. By having four equally weighted measurement periods, attaining maximum payout is more difficult as maximum payout levels can only be achieved by outperforming the TSR peer group for all four measurement periods. Our design also mitigates significant market fluctuations in stock price at the beginning or end of a performance cycle and disincents high-risk decisions near the end of a performance cycle by limiting their impact on the overall payout of the award. In addition, the Compensation Committee also believes that having the maximum payout capped at $2.00 per unit helps mitigate excessive or inappropriate risk-taking.

MPC Performance Units Granted in 2013

Performance units granted in 2013 had a performance cycle of January 1, 2013 through December 31, 2015. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of our 2014 Proxy Statement.

In January 2016, the Compensation Committee certified the final TSR for the four performance periods for the 2013 performance unit grants, which are as follows:

Performance Period	Actual TSR (%)	Position	Percentile Ranking (%)	Payout (% of target)
January 1, 2013 - December 31, 2013	44.1	3rd	75.00	150.00
January 1, 2014 - December 31, 2014	3.2	3rd	75.00	150.00
January 1, 2015 - December 31, 2015	20.2	4th	62.50	125.00
January 1, 2013 - December 31, 2015	77.6	3rd	75.00	150.00

			Average:	143.75

The resulting average of 143.75% of target provided for a payment equal to $1.4375 per performance unit granted. As a result, the Compensation Committee approved the following payments to our NEOs:

Name	Target Number of Performance Units	Compensation Committee Approved Payout ($)
G. R. Heminger	2,880,000	4,140,000
T. T. Griffith	170,000	244,375
D. C. Templin	672,000	966,000
A. R. Kenney	432,000	621,000
R. D. Bedell	468,000	672,750

The results of the 2013 performance unit grant were certified by the Compensation Committee and settled 25% in full value MPC shares and 75% in cash. Mr. Nickerson was not eligible to receive a payout for this grant as he was not employed by MPC at the time the 2013 grant was made.

MPC Performance Units Granted in 2014

Performance units granted in 2014 have a performance cycle of January 1, 2014 through December 31, 2016. They remain outstanding and are included in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of our 2015 Proxy Statement.

MPC Performance Units Granted in 2015

After an annual review of market practices, the Compensation Committee again made performance unit grants in February 2015. The Compensation Committee approved the following peer group for performance unit awards granted in 2015:

• Chevron Corporation • HollyFrontier Corporation • Phillips 66	• Tesoro Corporation • Valero Energy Corporation • S&P 500 Energy Index	• PBF Energy

Marathon Petroleum Corporation Proxy Statement / page 63

Our previous performance unit grants utilized a small refiner average of four downstream energy companies, including PBF Energy, to serve as an additional peer for comparison. Due to the increased revenue and market cap of PBF Energy, it was determined by the Compensation Committee to make PBF Energy an equal peer and eliminate the small refiner average.

The number of performance units granted to each of our NEOs can be found in the Grants of Plan Based Awards table in this Proxy Statement.

Mr. Nickerson was not eligible to receive a 2015 performance unit grant as he was not employed by MPC at the time the grants were made. Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s 2015 equity awards.

As a result of shareholder engagement in 2015, the Compensation Committee approved a modification to the vesting of future performance units upon a change in control (with a Qualified Termination) to better align payouts to actual performance. MPC’s performance unit grants previously vested in full at target upon a Qualified Termination in connection with a change in control. Starting with grants made after December 31, 2015, performance units will vest based upon actual TSR performance of the Company amongst its specified peer group for the period from the date of grant to the date of the change in control and based on target TSR performance for the period from the date of the change in control to the end of the period covered by the grant.

MPC Stock Options

Stock options provide a direct but variable link between an executive officer’s long-term compensation and the long-term value shareholders receive by investing in MPC. The Compensation Committee believes our stock options are inherently performance-based as option holders only realize benefits if the value of our stock increases for all shareholders after the grant date. The exercise price of our stock options is generally equal to the per-share closing price of MPC common stock on the grant date. Stock options vest in equal installments on the first, second and third anniversary of the date of grant with a maximum term during which an NEO may exercise the options of 10 years. Option holders do not have voting, dividend, or dividend equivalent rights on the underlying stock.

The number of options granted to each of our NEOs can be found in the Grants of Plan Based Awards table in this Proxy Statement.

MPC Restricted Stock

Grants of restricted stock provide diversification in the mix of LTI awards, result in ownership of actual shares of stock and promote NEO retention. Restricted stock grants are also intended to help our NEOs and other executive officers increase their holdings in MPC common stock to comply with established stock ownership guidelines. The value of restricted stock awards is also variable, and the awards vest in equal installments on the first, second and third anniversary of the date of grant. Prior to vesting, recipients have voting rights but dividends declared during the restricted period are accrued and paid in cash upon vesting. Upon vesting, a one-year holding period requirement is in effect for all full-value shares received under our incentive compensation plans. This holding period prevents executive officers from selling any stock or performance units settled in shares for 12 months from the time they are vested or earned. This requirement applies to shares net of taxes at the time of vesting or distribution.

The number of restricted shares granted to each of our NEOs can be found in the Grants of Plan Based Awards table in this Proxy Statement.

MPLX Long-Term Incentive Compensation Program

Our NEOs are awarded MPLX performance units and/or phantom units by the Board of Directors of MPLX GP LLC (or MPLX Board) for direct and/or indirect services provided to MPLX. If any of our NEOs was also an MPLX named executive officer for 2015, the NEO’s MPLX equity awards will also be reported and discussed in the MPLX Form 10-K for the year ended December 31, 2015. The amounts reported by MPLX in its Form 10-K are not incremental to the amounts reported in this Proxy Statement.

page 64 / Marathon Petroleum Corporation Proxy Statement

In January 2015, the MPLX Board met and approved an LTI design whereby the MPLX LTI awards granted are in the form of performance units (50%) and phantom units (50%). Both forms of LTI generally reward performance over a multi-year period to the extent service and partnership performance conditions are achieved. The primary purpose of MPLX LTI granted to our NEOs is to advance MPLX’s long-term business objectives and strengthen the alignment between the interests of our NEOs and MPLX unitholders. The forms of LTI awards differ as illustrated below:

Form of LTI Award	Form of Settlement	Compensation Realized
MPLX Performance Units	25% in MPLX common units and 75% in cash	$0.00 to $2.00 per unit based on MPLX’s relative ranking among a group of peers

MPLX Phantom Units	MPLX common units	Value of common units upon vesting

MPLX Performance Units

The MPLX Board believes that performance unit awards complement its phantom unit awards. The performance unit program benchmarks MPLX’s Total Unitholder Return (or TUR) against a peer group of midstream competitors. The MPLX Board continues to believe TUR relative to a peer group is the single best metric for its performance program as it is commonly used by unitholders to measure a partnership’s performance against others within the same industry. It also aligns the awardee’s interest with that of MPLX unitholders. The MPLX performance unit program is designed to pay above target compensation only when TUR is above the median of the peer group.

Under the MPLX program, the TUR and that of each of the peer group members is measured over a 36-month performance cycle. Each performance cycle has four equally weighted performance periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36 months. MPLX’s TUR performance percentile within the peer group is measured for each performance period with the related payout percentage determined using the table below this paragraph. If MPLX’s TUR is negative for a performance period, however, the payout percentage for that performance period is capped at target (100%) regardless of actual relative TUR.

Performance Unit TUR Ranking vs. Payout

TUR Percentile	Payout (% of Target)*
100th (Highest)	200%
50th	100%
25th	50%
Below 25th	0%

*	Payout for TUR between quartiles will be determined using linear interpolation.

Each performance unit is dollar-denominated with a target value of $1.00. The actual payout will vary from $0.00 to $2.00 (0% to 200% of target). The final value of the award will be determined by multiplying the simple average of the payout percentages for the four performance periods by the number of performance units granted. These awards will settle 25% in MPLX common units and 75% in cash.

The TUR is calculated as the sum of the unit price appreciation or reduction, plus its cumulative cash distributions, for each performance period, divided by the peer group member’s beginning unit price for that period, as illustrated below.

(Ending Unit Price – Beginning Unit Price) + Cumulative Cash Distributions

Beginning Unit Price

When calculating TUR, the beginning and ending unit prices for each peer group member will be the average of its respective closing unit prices for the 20 trading days immediately preceding the beginning or ending date of the applicable performance period.

Marathon Petroleum Corporation Proxy Statement / page 65

The MPLX Board also believes that providing four performance periods over a 36-month performance cycle is appropriate and serves the best interests of its unitholders. By having four equally weighted performance periods, the attainment of maximum payout is more difficult to obtain because maximum payout can only be achieved by outperforming for all four measurement periods. The program design also mitigates against significant market fluctuations in unit price at the beginning or end of a performance cycle and disencents high-risk decisions near the end of a performance cycle by limiting their impact on the overall payout of the award. In addition, the MPLX Board also believes that having the maximum payout capped at $2.00 per unit helps mitigate excessive or inappropriate risk-taking.

MPLX Performance Units Granted in 2013

Performance units granted by MPLX in 2013 had a performance cycle of January 1, 2013 through December 31, 2015. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of MPLX’s Form 10-K for the year ended December 31, 2013.

In January 2016, the independent directors of the MPLX Board reviewed and approved the final TUR for the four performance periods with respect to the 2013 performance unit grants, which are as follows:

Performance Period	Actual TUR (%)	Position	Percentile Ranking (%)	Payout (% of target)
January 1, 2013 - December 31, 2013	32.4	6th	50.00	100.00
January 1, 2014 - December 31, 2014	68.4	1st	100.00	200.00
January 1, 2015 - December 31, 2015	-45.3	8th	12.50	0.00
January 1, 2013 - December 31, 2015	24.1	3rd	75.00	150.00

			Average:	112.50

The resulting average of 112.50% of target provided for a payment equal to $1.1250 per performance unit granted. The independent directors of the MPLX Board approved those results and approved the following payments to our NEOs:

Name	Target Number of Performance Units	MPLX Board Approved Payout ($)
G. R. Heminger	900,000	1,012,500
T. T. Griffith	37,500	42,188
D. C. Templin	210,000	236,250
A. R. Kenney	60,000	67,500
R. D. Bedell	65,000	73,125

The 2013 performance unit grants were settled 25% in full value MPLX common units and 75% in cash. Mr. Nickerson was not eligible to receive a payout for this grant as he was not employed by MPC when the 2013 grant was made.

MPLX Performance Units Granted in 2014

Performance units granted by MPLX in 2014 have a performance cycle of January 1, 2014 through December 31, 2016. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of MPLX’s Form 10-K for the year ended December 31, 2014.

MPLX Performance Units Granted in 2015

The MPLX Board approved the following peer group for MPLX performance unit awards granted in 2015:

• Buckeye Partners • Holly Energy Partners • Magellan Midstream Partners L.P. • Nustar Energy L.P.	• Phillips 66 Partners, L.P. • Plains All American Pipeline L.P. • Shell Midstream Partners L.P. • Sunoco Logistics Partners L.P.	• Tesoro Logistics L.P. • Valero Energy Partners • Western Gas Partners

This peer group was the same as that used in 2014, except Access Midstream Partners L.P. was removed by the MPLX Board.

page 66 / Marathon Petroleum Corporation Proxy Statement

The number of performance units granted by MPLX in 2015 to each of our NEOs, except Mr. Nickerson, can be found in the Grants of Plan Based Awards table in this Proxy Statement.

Mr. Nickerson was not eligible to receive a 2015 MPLX performance unit grant because he was not employed by MPC at the time the grants were made. Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s 2015 equity awards.

MPLX Phantom Units

Grants of phantom units provide diversification of the mix of LTI awards granted by MPLX, promote ownership of actual MPLX common units and promote retention. Further, phantom unit grants also help awardees increase their holdings in MPLX common units.

The value of phantom unit awards is variable, and the awards vest in equal installments on the first, second and third anniversary of the date of grant and are settled in MPLX common units upon vesting. Prior to vesting, recipients have no right to vote the units, and cash distributions accrue and are paid in cash upon vesting. Upon vesting, a one-year holding period requirement is in effect for all full-value units received. This holding period prevents awardees from selling any units for 12 months from the time they are vested or earned. This requirement applies to units net of taxes at the time of vesting or distribution.

The number of phantom units granted to each of our NEOs can be found in the Grants of Plan Based Awards table in this Proxy Statement.

CEO’s Compensation Compared to our Other NEOs and his Direct Industry Peers

The Compensation Committee has noted that Mr. Heminger currently has, excluding changes in pension values, a pay package of 4.35 times the average of our other NEOs. This difference is primarily a function of Mr. Heminger’s 41 year tenure at MPC compared to an average of 17 years for our other NEOs. Mr. Heminger has also been a senior executive at MPC and its predecessors for more than 17 years.

Recognizing the significant shareholder value Mr. Heminger has created as CEO of MPC and in light of over 14 years as our principal downstream executive, which we believe makes him the longest serving such leader of any company in our direct peer group, the Compensation Committee believes it is appropriate for his total compensation to be above the current median of similarly-situated executives of our peer groups. Please review the “Pay for Performance” section of this Proxy Statement for more information about shareholder returns during Mr. Heminger’s tenure as CEO of MPC.

Marathon Petroleum Corporation Proxy Statement / page 67

Pay for Performance

The Compensation Committee believes our executive compensation programs create a strong link between the compensation provided to our NEOs and MPC’s performance relative to its peers. As shown on Figure 1, our one-year TSR of 20.2% is above the performance unit peer group median TSR of 16.5%. Additionally, our three-year TSR was 77.6%, which also is above the median TSR of the performance unit peer group of 26.7%, as shown below in Figure 2. Since we were established as an independent company on June 30, 2011, our TSR has been significant at 162.2%. We have outpaced the S&P 500 Energy Index, as well as the average of our performance unit peer group since the beginning of 2012.

Figure 1

Figure 2

After adjusting for the Stock Split, MPC has realized a TSR equal to 162.2% since we were established as an independent company on June 30, 2011. During this time, Mr. Heminger’s compensation (not including the values reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2015 Summary Compensation Table) has increased overall by only 29.7%, as shown in Figure 3.

page 68 / Marathon Petroleum Corporation Proxy Statement

Figure 3

The Compensation Committee has approved modest but appropriate increases to Mr. Heminger’s pay package, including a mix of long-term and short-term incentives as described in the “Key Elements of 2015 Named Executive Officer Compensation” section. These incentives have the opportunity of being financially rewarding over the long term. However, using the December 31, 2015, MPC common stock closing price of $51.84, shareholders received an appreciation in MPC’s common stock price of 72.4% but the intrinsic value of Mr. Heminger’s LTI* granted since 2013 is approximately 25.2% less than the grant date fair values as reported in our prior Proxy Statements.

	Restricted Stock		Stock Options		Total
Year Granted	Grant Date Fair Value ($)	Value as of 12/31/2015 ($)	Grant Date Fair Value ($)	Value as of 12/31/2015 ($)	Grant Date Fair Value ($)	Value as of 12/31/2015 ($)
2013	$1,440,007	$1,804,447	$2,880,009	$2,318,623	$4,320,016	$4,123,070
2014	$1,600,037	$1,989,827	$3,200,023	$2,613,288	$4,800,060	$4,603,114
2015	$1,760,082	$1,792,938	$3,520,017	$247,705	$5,280,099	$2,040,643
Total	$4,800,126	$5,587,212	$9,600,049	$5,179,616	$14,400,175	$10,766,828

*This value does not include performance units as their value is not directly based on the price of MPC common stock.

Other Policies

Stock Ownership Guidelines

Stock ownership guidelines are in place for our NEOs and other executive officers. The guidelines are intended to align the long-term interests of our executive officers and our shareholders. Under these guidelines, our NEOs and other executive officers are expected to hold MPC common stock having a value equal to a target multiple of their annualized base salary. The targeted multiples vary among the executive officers depending upon their position and responsibilities:

•	President and CEO – six times annualized base salary;

•	Executive Vice President(s) – four times annualized base salary;

•	Senior Vice President(s)/President, Speedway LLC – three times annualized base salary; and

•	Vice President(s) – two times annualized base salary.

Marathon Petroleum Corporation Proxy Statement / page 69

Because our stock ownership guidelines are established as a multiple of each executive officer’s annualized base salary, the value that must be maintained will increase proportionally as their salaries increase. As of December 31, 2015, Messrs. Heminger, Nickerson, Templin, Kenney and Bedell had met their stock ownership guidelines. However, Mr. Griffith, whose ownership guideline increased due to his promotion, has not yet met his guideline.

Our NEOs and other executive officers are not permitted to sell any shares received under our incentive compensation plans unless their respective stock ownership guideline multiples are satisfied and maintained immediately after the sale. Additionally, a one-year holding period requirement is in effect for all full-value shares received under our incentive compensation plans. This holding period prevents executive officers from selling any stock or performance units settled in shares for 12 months from the time they are vested or earned. This requirement applies to shares net of taxes at the time of vesting or distribution.

Prohibition on Derivatives and Hedging

In order to ensure our NEOs and other executive officers bear the full risk of MPC common stock ownership, we have always maintained a policy that prohibits hedging transactions related to our common stock or pledging or creating security interests in our common stock, including shares held in excess of the amount required under our stock ownership guidelines.

Recoupment/Clawback Policy

Our NEOs and other executive officers are subject to recoupment provisions under the ACB and LTI programs in the case of certain forfeiture events. If we are required, as a result of a determination made by the SEC or our Audit Committee, to prepare a material accounting restatement due to noncompliance with any financial reporting requirement under applicable securities laws as a result of misconduct, our Audit Committee may decide that a forfeiture event has occurred based on an assessment of whether an executive officer: (1) knowingly engaged in misconduct; (2) was grossly negligent with respect to misconduct; (3) knowingly failed or was grossly negligent in failing to prevent misconduct; or (4) engaged in fraud, embezzlement or other similar misconduct materially harmful to us.

If our Audit Committee determines that a forfeiture event has occurred, the Compensation Committee would have the right to request and receive reimbursement of any portion of an executive officer’s bonus from the ACB program that would not have been earned had the forfeiture event not taken place. In addition, grants of unexercised stock options and unvested restricted stock to such executive officer would be subject to immediate forfeiture, as would outstanding performance units. If a forfeiture event occurred either while the executive officer was employed, or within three years after termination of employment, and a payment had previously been made to the executive officer in settlement of performance units, the Compensation Committee would have the right to recoup an amount in cash up to (but not in excess of) the amount paid in settlement of the performance units.

These recoupment provisions are in addition to the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, which provide that the CEO and CFO shall reimburse the Company for any bonus or other incentive-based or equity-based compensation as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to non-compliance with financial reporting requirements as a result of misconduct. Additionally, all equity grants made since 2012 include provisions making them subject to any clawback provisions required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Company’s common stock is listed for trading.

Perquisites

We offer limited perquisites to our NEOs and other executive officers. Based on analysis and advice of the Compensation Committee’s Advisor, the perquisites offered are consistent with those offered by our peer group companies.

Our NEOs and other executive officers are eligible for reimbursement for certain tax, estate and financial planning services up to $15,000 per year while serving as an executive officer and $3,000 in the year following retirement or death. The Compensation Committee believes this perquisite is appropriate due to the complexities of income tax preparation for our NEOs and other executive officers, who may, for example, be required to make personal income tax filings in multiple states due to receiving equity compensation in the form of MPLX phantom units that settle in MPLX common units.

We also offer enhanced annual physical health examinations for our senior management, including our NEOs, to promote their health and well-being. Under our program, these officers can receive a comprehensive physical (generally in the form of a one-day appointment), with procedures similar to those available to all other employees under our health program. The incremental cost of these enhanced physicals is primarily attributable to MPC-paid facilities charges and incremental charges incurred for not using facilities from which we receive discounts under our health plan network.

page 70 / Marathon Petroleum Corporation Proxy Statement

The primary use of our corporate aircraft is for business purposes and must be authorized by our CEO or another executive officer designated by our Board or our CEO. Occasionally, spouses or other guests will accompany our NEOs or other executive officers on corporate aircraft, or our NEOs or other executive officers may travel for personal purposes on corporate aircraft when space is available on business-related flights. When a spouse’s or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the NEO or other executive officer.

Our Board has authorized and recommends the personal use of corporate aircraft for our CEO in order to promote his safety, security and productivity. The value of such personal use is periodically reported to and monitored by the Compensation Committee and is taxable income to our CEO. In addition, our CEO is provided limited security benefits. Costs for security are primarily attributable to the maintenance, operation and monitoring of enhanced home security equipment. The Committee feels these security measures are appropriate given the growing public profile of our CEO and the growing, often negatively-slanted, publicity given to those in our industry.

Reportable values for these perquisite programs, based on the incremental costs to MPC, are included in the “All Other Compensation” column of the 2015 Summary Compensation Table.

We do not provide income tax assistance or tax gross-ups on our executive perquisites including tax, estate and financial planning services or the personal use of corporate aircraft.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of compensation paid by a public company such as MPC to any employee who on the last day of the year is the CEO or one of the three other most highly compensated officers (excluding the CFO) up to $1 million. A very important exemption from this requirement is provided for compensation qualifying as “performance-based compensation.”

The Compensation Committee generally considers the impact of this rule when developing and implementing the various elements of our executive compensation program. The Compensation Committee generally seeks to maximize corporate tax deductibility under Section 162(m) to the extent we believe the action is not in conflict with the best interests of our shareholders. Accordingly, we have not adopted a policy providing that all compensation must qualify as deductible under Section 162(m).

Even if the Compensation Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible. Although the Compensation Committee may take actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract, retain, motivate and reward the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Marathon Petroleum Corporation Proxy Statement / page 71

Compensation-Based Risk Assessment

Annually, we review our policies and practices for compensating our employees (including non-executives) as they relate to our risk management profile.

The Compensation Committee’s Advisor completed a review of our 2015 executive compensation programs in January 2016 and noted the following risk-mitigating factors:

■	the Compensation Committee annually reviews analyses on targeted compensation, actual compensation and stock ownership, and employs a philosophy of targeting total compensation at the peer group median;

■	the mix of fixed versus variable compensation and cash versus equity is reasonable;

■	key functions are involved in establishing, reviewing and administering MPC’s incentive plans to ensure accuracy and transparency;

■	incentive awards are generally capped at a maximum payout of 200% of target;

■	metrics used within incentive plans align with shareholder value creation;

■	a comprehensive process is followed when determining incentive goals, which incorporates significant discussion between management and the Compensation Committee;
■	executives are required to comply with a rigorous stock ownership policy and an additional holding policy on earned or vested full value shares;

■	LTI awards vest over multi-year periods;

■	a 36-month performance unit grant with multiple measurement periods discourages high-risk decisions near the end of a performance cycle that could significantly impact final payout;

■	MPC maintains an insider trading policy and an anti-hedging policy;

■	MPC has a recoupment policy that addresses the restatement of results; and

■	the full Board plays an active role in leadership succession planning.

MPC also presented a review of our non-executive compensation programs to the Compensation Committee. After a review of all programs, the Compensation Committee concluded that any risks arising from the compensation policies and practices for our employees were not reasonably likely to have a material adverse effect on MPC.

Executive Succession Planning

One of the Board’s key functions is to provide for executive succession planning to avoid adverse effects caused by vacancies in key leadership positions. We recognize that thoughtful succession planning is critical to creating long-term shareholder value. Although executives may choose to retire earlier, our policy of mandatory retirement coincident with, or immediately following, the first of the month after an officer reaches age 65 provides a known maximum time period for a qualified successor to prepare to assume the vacated position.

The Compensation Committee meets at least annually to discuss succession of our leadership, including our NEOs. During these meetings the Compensation Committee:

■	identifies key roles (based on business impact and retention risk);

■	assesses likely and possible successors for these roles, including their ability to reinforce our performance culture and promote our values including:

•	Health and Safety;

•	Environmental Stewardship;

•	Integrity;

•	Corporate Citizenship; and

•	Inclusive Culture;

■	evaluates the readiness of succession candidates, including training and development needs; and

■	monitors and reviews progress towards readiness.

The Compensation Committee believes its succession process is an important tool that helps manage the lead time necessary to train, develop or recruit executives capable of filling key roles, including NEOs, within MPC when the need arises.

page 72 / Marathon Petroleum Corporation Proxy Statement

Executive Compensation

2015 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Mr. Heminger, our principal executive officer, Mr. Griffith, our principal financial officer, and the other four most highly compensated executive officers of MPC serving as of December 31, 2015.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Gary R. Heminger	2015	1,587,500	7,355,473	3,520,017	4,400,000	1,233,077	488,270	18,584,337
President and	2014	1,537,500	6,480,084	3,200,023	4,000,000	2,922,115	421,580	18,561,302
Chief Executive Officer	2013	1,450,000	5,769,022	2,880,009	3,400,000	—	374,912	13,873,943
Timothy T. Griffith	2015	507,500	1,203,705	576,018	650,000	72,017	69,635	3,078,875
Senior Vice President and
Chief Financial Officer
Randy S. Nickerson	2015	36,923	4,944,607	—	479,000	—	2,798	5,463,328
Executive Vice President,
Corporate Strategy
Donald C. Templin	2015	741,667	1,671,803	800,010	1,200,000	186,756	133,263	4,733,499
Executive Vice President	2014	687,500	1,425,684	704,020	1,100,000	182,067	126,421	4,225,692
Supply, Transportation and Marketing	2013	631,250	1,346,126	672,020	1,050,000	192,165	130,663	4,022,224
Anthony R. Kenney	2015	631,250	1,250,230	720,009	1,000,000	320,252	147,673	4,069,414
President,	2014	568,750	891,046	540,002	900,000	1,041,282	207,548	4,148,628
Speedway LLC	2013	543,750	982,679	432,000	765,000	—	154,757	2,878,186
Richard D. Bedell	2015	600,000	1,062,627	612,009	800,000	400,268	101,003	3,575,907
Senior Vice President,	2014	587,500	1,009,854	612,001	800,000	890,495	96,405	3,996,255
Refining	2013	537,500	793,738	468,024	750,000	—	100,517	2,649,779

(1)	The amounts shown in this column for calendar year 2015 for Messrs. Heminger and Kenney reflect three months at the January 1, 2015, annualized base salary and nine months at the April 1, 2015, annualized base salary. The amounts shown in this column for calendar year 2015 for Messrs. Templin and Griffith reflect two months at the January 1, 2015, annualized base salary and 10 months at the March 1, 2015, annualized base salary. The amount shown in this column for Mr. Nickerson reflects the portion of his annualized base salary after the closing of the MPLX/MarkWest Merger which occurred on December 4, 2015. The amount in this column for calendar year 2015 for Mr. Bedell reflects his January 1, 2015 annualized base salary for 12 months as Mr. Bedell’s salary did not change during the year.
(2)	The amounts shown in these columns reflect the aggregate grant date fair value of LTI awarded in the year indicated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (FASB ASC Topic 718). Assumptions used in the calculation of the MPC equity value are included in footnote 23 to the Company’s financial statements as reported on Forms 10-K for the years ended December 31, 2015, December 31, 2014, and December 31, 2013. Assumptions used in the calculation of the MPLX equity value are included in footnote 19 to MPLX’s financial statements as reported on its Forms 10-K for the years ended December 31, 2015, December 31, 2014, and December 31, 2013.
(3)	The maximum value of the performance units reported in this column for those who received 2013 performance unit grants, and which have been previously reported, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $5,760,000 and MPLX - $1,800,000; Mr. Templin, MPC - $1,344,000 and MPLX - $420,000; Mr. Kenney, MPC - $864,000 and MPLX - $120,000; and Mr. Bedell, MPC - $936,000 and MPLX - $130,000. The maximum value of the performance units reported in this column for those who received 2014 performance unit grants, and which have been previously reported, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $6,400,000 and MPLX - $2,000,000; Mr. Templin, MPC - $1,408,000 and MPLX - $440,000; Mr. Kenney, MPC - $1,080,000 and MPLX - $150,000; and Mr. Bedell, MPC - $1,224,000 and MPLX - $170,000. The maximum value of the performance units reported in this column for those receiving 2015 performance unit grants, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $7,040,000 and MPLX - $2,200,000; Mr. Griffith, MPC - $1,152,000 and MPLX - 360,000; Mr. Templin, MPC - $1,600,000 and MPLX - $500,000; Mr. Kenney, MPC - $1,440,000 and MPLX - $200,000; and Mr. Bedell, MPC - $1,224,000 and MPLX - $170,000.
(4)	The amounts shown in this column for Messrs. Heminger, Griffith, Templin, Kenney and Bedell reflect the total value of ACB awards earned in the year indicated, which were paid in the following year. The amount listed for Mr. Nickerson reflects the total value of his MarkWest bonus award earned in 2015, which was paid in 2016.

Marathon Petroleum Corporation Proxy Statement / page 73

(5)	The amounts shown in this column reflect the annual change in actuarial present value of accumulated benefits under the Marathon Petroleum and Speedway retirement plans. See “Post-Employment Benefits for 2015” and “Marathon Petroleum Retirement Plans” for more information regarding the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings. For the NEOs for which no number is presented for calendar year 2013, the change was determined to be a reduction in the calculated pension value for the year indicated based on the assumptions used in arriving at the benefit value. For 2013, the change amounts for the applicable NEOs are: Mr. Heminger, ($195,465); Mr. Kenney, ($383,149); and Mr. Bedell, ($190,551).

All Other Compensation

(6) We offer very limited perquisites to our NEOs, which, together with our contributions to defined contribution plans, comprise the amounts reported in the All Other Compensation column. The amounts shown in this column are summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Security(d)	Miscellaneous Perks & Tax Allowance Gross-Ups ($)	Company Contributions to Defined Contribution Plans(e) ($)	Total All Other Compensation ($)
Gary R. Heminger	76,337	2,798	15,234	2,870	—	391,031	488,270
Timothy T. Griffith	—	2,798	—	—	—	66,837	69,635
Randy S. Nickerson	—	2,798	—	—	—	—	2,798
Donald C. Templin	—	2,798	1,638	—	—	128,827	133,263
Anthony R. Kenney	—	2,798	9,849	—	—	135,026	147,673
Richard D. Bedell	—	2,798	205	—	—	98,000	101,003

(a)	Our Board has authorized and recommends the personal use of corporate aircraft to promote the safety, security and productivity of our CEO. Additionally, officers are occasionally permitted to invite their spouses or other guests to accompany them on business travel when space is available. The amounts shown in this column reflect the aggregate incremental cost of personal use of corporate aircraft by our NEOs for the period from January 1, 2015, through December 31, 2015. These amounts reflect our incremental cost of travel on corporate aircraft for our NEOs, their spouses or other guests for personal travel. We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees, storage costs, communications charges and other miscellaneous variable costs. Fixed costs, such as pilot compensation, the purchase and lease of aircraft and maintenance not related to travel are excluded from this calculation. We believe this method provides a reasonable estimate of our incremental cost. However, use of this method overstates the actual incremental cost when a flight has a primary business purpose, space is available to transport an officer or his or her guest not traveling for business purposes and no incremental cost is realized by us. No income tax assistance or gross-ups are provided for personal use of corporate aircraft. For 2015, only our CEO had reportable personal use of corporate aircraft.
(b)	All employees, including our NEOs, are eligible to receive an annual physical. Executives may receive an enhanced physical under the executive physical program. The amounts shown in this column reflect the average incremental cost of the executive physical program in excess of the average incremental cost of the employee physical program. Due to privacy concerns and Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual usage or cost of this program by individual NEOs.
(c)	The amounts shown in this column reflect reimbursement for the costs of professional advice related to tax, estate and financial planning up to a specified maximum not to exceed $15,000 per calendar year. Mr. Heminger’s amount includes $6,950 for expenses incurred in the 2014 calendar year that were reimbursed in the 2015 calendar year. For information on this program refer to the “Perquisites” section of the “Compensation Discussion and Analysis.”
(d)	The amount shown in this column reflects annual fees and maintenance expenses associated with personal residential security for Mr. Heminger.
(e)	The amounts shown in this column reflect amounts contributed by us under the tax-qualified Marathon Petroleum Thrift Plan for Messrs. Heminger, Griffith, Templin, Kenney and Bedell, as well as under related non-qualified deferred compensation plans. The amount shown in this column for Mr. Kenney also reflects the amount contributed by us under the tax-qualified Speedway Retirement Savings Plan, as well as under related non-qualified deferred compensation plans. See “Post-Employment Benefits for 2015” and “Marathon Petroleum Retirement Plans” for more information.

page 74 / Marathon Petroleum Corporation Proxy Statement

Grants of Plan-Based Awards in 2015

The following table provides information regarding all plan-based awards, including cash-based incentive awards and equity-based awards (specifically stock options, restricted stock, phantom units and performance units) granted to each of our NEOs in 2015.

Name	Type of Award	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Gary R. Heminger	MPC Stock Options	3/1/2015	2/24/2015								260,742	50.89	3,520,017
	MPC Restricted Stock	3/1/2015	2/24/2015							34,586			1,760,082
	MPC Performance Units	3/1/2015	2/24/2015				1,760,000	3,520,000	7,040,000				3,356,320
	MPC Annual Cash Bonus			N/A	2,400,000	4,800,000
	MPLX Phantom Units	3/1/2015	2/24/2015							13,379			1,100,021
	MPLX Performance Units	3/1/2015	2/24/2015				550,000	1,100,000	2,200,000				1,139,050
Timothy T. Griffith	MPC Stock Options	3/1/2015	2/24/2015								42,668	50.89	576,018
	MPC Restricted Stock	3/1/2015	2/24/2015							5,660			288,037
	MPC Performance Units	3/1/2015	2/24/2015				288,000	576,000	1,152,000				549,216
	MPC Annual Cash Bonus			N/A	420,000	840,000
	MPLX Phantom Units	3/1/2015	2/24/2015							2,190			180,062
	MPLX Performance Units	3/1/2015	2/24/2015				90,000	180,000	360,000				186,390
Randy S. Nickerson	MPC Restricted Stock	12/18/2015	12/1/2015							59,033			2,972,312
	Annual Cash Bonus(5)			N/A	456,000	912,000
	MPLX Phantom Units	12/18/2015	12/1/2015							59,335			1,972,295
Donald C. Templin	MPC Stock Options	3/1/2015	2/24/2015								59,260	50.89	800,010
	MPC Restricted Stock	3/1/2015	2/24/2015							7,862			400,097
	MPC Performance Units	3/1/2015	2/24/2015				400,000	800,000	1,600,000				762,800
	MPC Annual Cash Bonus			N/A	675,000	1,350,000
	MPLX Phantom Units	3/1/2015	2/24/2015							3,041			250,031
	MPLX Performance Units	3/1/2015	2/24/2015				125,000	250,000	500,000				258,875
Anthony R. Kenney	MPC Stock Options	3/1/2015	2/24/2015								53,334	50.89	720,009
	MPC Restricted Stock	3/1/2015	2/24/2015							7,076			360,098
	MPC Performance Units	3/1/2015	2/24/2015				360,000	720,000	1,440,000				686,520
	MPC Annual Cash Bonus			N/A	552,500	1,105,000
	MPLX Phantom Units	3/1/2015	2/24/2015							1,217			100,062
	MPLX Performance Units	3/1/2015	2/24/2015				50,000	100,000	200,000				103,550
Richard D. Bedell	MPC Stock Options	3/1/2015	2/24/2015								45,334	50.89	612,009
	MPC Restricted Stock	3/1/2015	2/24/2015							6,014			306,052
	MPC Performance Units	3/1/2015	2/24/2015				306,000	612,000	1,224,000				583,542
	MPC Annual Cash Bonus			N/A	450,000	900,000
	MPLX Phantom Units	3/1/2015	2/24/2015							1,034			85,015
	MPLX Performance Units	3/1/2015	2/24/2015				42,500	85,000	170,000				88,018

(1)	Our Compensation Committee approved the awards reported in the table above for Messrs. Heminger, Griffith, Templin, Kenney and Bedell on February 24, 2015, with a grant date of March 1, 2015. Mr. Nickerson’s awards were approved by our Compensation Committee on November 30, 2015, pending approval of the MPLX/MarkWest Merger by MarkWest’s unitholders on December 1, 2015, with a grant date of December 18, 2015.
(2)	The target amounts shown in this column for Messrs. Heminger, Griffith, Templin, Kenney and Bedell reflect the target annual incentive opportunity. No threshold amount is disclosed as our Compensation Committee has discretion to not award an annual incentive under the ACB program. Each NEO may generally earn a maximum of 200% of the target; however, our Compensation Committee has discretion to award each NEO an annual incentive up to the limits of the applicable Section 162(m) funding pool.
(3)	The target amounts shown in this column reflect the number of performance units granted to Messrs. Heminger, Griffith, Templin, Kenney and Bedell. Each performance unit has a target value of $1.00.
(4)	The amounts shown in this column reflect the total grant date fair value of stock options, restricted stock and performance units granted in 2015 in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (FASB ASC Topic 718). The Black-Scholes value used for the stock options was $13.50 per share. The restricted stock value was based on the MPC closing stock price on the grant date listed, or the next business day if the grant date was not a business day. The price used for the March 1, 2015, grants of restricted stock awards was $50.89 per share. The price used for the December 18, 2015, grants of restricted stock awards for Mr. Nickerson was $50.35 per share. MPC performance units are designed to settle 25% in MPC common stock and 75% in cash. The MPC performance units have a grant date fair value of $0.9535 per unit as calculated using a Monte Carlo valuation model. Assumptions used in the calculation of these amounts are included in footnote 23 to the Company’s financial statements as reported on its Form 10-K for the year ended December 31, 2015. The price used for the March 1, 2015, grants of phantom unit awards was $82.22 per unit. The price used for the December 18, 2015, grant of phantom unit awards to Mr. Nickerson was $33.24 per unit. MPLX performance units are designed to settle 25% in MPLX common units and 75% in cash. The MPLX performance units have a grant date fair value of $1.0355 per unit as calculated using a Monte Carlo valuation model. Assumptions used in the calculation of these amounts are included in footnote 19 to MPLX’s financial statements as reported on its Form 10-K for the year ended December 31, 2015.
(5)	Mr. Nickerson’s target annual cash bonus amount was approved by the Compensation Committee of MarkWest in January 2015.

Marathon Petroleum Corporation Proxy Statement / page 75

MPC Stock Options (Option Awards)

Our Compensation Committee granted stock options to Messrs. Heminger, Griffith, Templin, Kenney and Bedell with a grant date of March 1, 2015. All options vest in one-third increments on the first, second and third anniversaries of the date of grant and expire 10 years following the date of grant. No dividends are paid and there are no voting rights associated with stock options. In the event of the death or retirement (whether mandatory or not) of an NEO, unvested options granted to such NEO as an officer immediately vest and remain exercisable until the earlier of five years following the date of death or retirement or the original expiration date. Unvested options granted to an NEO as a non-officer immediately vest and remain exercisable until the earlier of three years following the date of death or retirement or the original expiration date. In the event of a change in control of the Company and a Qualified Termination, unvested options immediately vest and remain exercisable for the original term of the option. Upon voluntary or involuntary termination of an NEO, unvested options are forfeited. Upon voluntary or involuntary termination of an NEO for cause, vested options are cancelled. Upon involuntary termination of an NEO without cause, vested options are exercisable for 90 days following the date of termination.

MPC Restricted Stock/Units (Stock/Units Awards)

Our Compensation Committee granted restricted stock awards to Messrs. Heminger, Griffith, Templin, Kenney and Bedell with a grant date of March 1, 2015, which vest in one-third increments on the first, second and third anniversaries of the grant date. Mr. Nickerson’s award had a grant date of December 18, 2015, a portion of which was awarded in restricted stock units and vests in one-third increments on the first, second and third anniversaries of the grant date, and a portion of which was awarded in restricted stock and cliff vests on the third anniversary of the grant date. For more information on these awards please see the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement. Dividends accrue on the restricted stock awards and are paid upon vesting. Dividend equivalents accrue on the restricted stock unit awards and are paid upon vesting. There are voting rights associated with unvested restricted stock awards but not with restricted stock unit awards. If an NEO retires under our mandatory retirement policy, unvested restricted stock/units vest and accrued dividends/dividend equivalents are paid upon the mandatory retirement date (the first day of the month coincident with or following the officer’s 65th birthday). In the event of the death of an NEO or a change in control of the Company, unvested restricted stock/units immediately vest and accrued dividends/dividend equivalents are paid. If an NEO retires or otherwise leaves the Company prior to the vesting date, unvested restricted stock/units and accrued but unpaid dividends/dividend equivalents are forfeited.

MPC Performance Units (Equity Incentive Plan Awards)

Our Compensation Committee granted performance units to Messrs. Heminger, Griffith, Templin, Kenney and Bedell with a grant date of March 1, 2015. Mr. Nickerson was not eligible to receive a 2015 performance unit grant as he was not employed by MPC at the time the grants were made. Each performance unit has a target value of $1.00 and is designed to settle 25% in MPC common stock and 75% in cash. Payout of these units could vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR over a 36-month period as compared to the TSR of those in our peer group (which consists of the following companies and indices: Chevron Corporation; HollyFrontier Corporation; PBF Energy; Phillips 66; Tesoro Corporation; Valero Energy Corporation; and the S&P 500 Energy Index) for the January 1, 2015, through December 31, 2017, performance period. No dividends are paid and there are no voting rights associated with unvested performance units. If an NEO retires following the completion of one-half of the performance period, the NEO will be eligible to receive, at our Compensation Committee’s discretion, a prorated payout based on the actual results of the entire performance period. In the event of the death of an NEO, or a change in control of the Company, all unvested performance units immediately vest at target levels. If an NEO terminates employment under any other circumstance, unvested performance units are forfeited.

MPC Annual Cash Bonus (Non-Equity Incentive Plan Awards)

Our Compensation Committee established the ACB program as a variable incentive program intended to motivate and reward NEOs for achieving short-term (annual) business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability. Bonuses are determined at the discretion of our Compensation Committee and the achievement of pre-established goals. If an NEO retires on or after July 1 of the performance year, eligibility for a bonus is at our Compensation Committee’s discretion. In the event of the death of an NEO, a target bonus will be paid. In the event of change in control of the Company and a Qualified Termination, a cash severance is paid in lieu of a bonus. If an NEO terminates employment under any other circumstance, the NEO will be ineligible for a bonus payment. Mr. Nickerson did not participate in MPC’s 2015 ACB program. His 2015 bonus was determined in accordance with the terms of the merger agreement for the MPLX/MarkWest Merger.

page 76 / Marathon Petroleum Corporation Proxy Statement

MPLX Phantom Units (Other Unit Awards)

The MPLX Board granted phantom unit awards to Messrs. Heminger, Griffith, Templin, Kenney and Bedell with a grant date of March 1, 2015. Mr. Nickerson’s award had a grant date of December 18, 2015. The phantom unit awards vest in one-third increments on the first, second and third anniversaries of the grant date. Distribution equivalents accrue on the phantom unit awards and are paid upon vesting. There are no voting rights associated with unvested phantom units. If an NEO retires under MPC’s mandatory retirement policy, unvested phantom units vest and accrued distribution equivalents are paid upon the mandatory retirement date (the first day of the month coincident with or following the officer’s 65th birthday). In the event of the death of an NEO or a change in control of MPLX, unvested phantom units immediately vest and accrued distribution equivalents are paid. If an NEO retires or otherwise leaves MPLX prior to the vesting date, unvested phantom units and unpaid distribution equivalents are forfeited.

MPLX Performance Units (Equity Incentive Plan Awards)

The MPLX Board granted performance units to Messrs. Heminger, Griffith, Templin, Kenney and Bedell with a grant date of March 1, 2015. Mr. Nickerson was not eligible to receive a 2015 performance unit grant as he was not employed by MPC at the time the grants were made. Each performance unit has a target value of $1.00 and is designed to settle 25% in MPLX common units and 75% in cash. Payout of these units could vary from $0.00 to $2.00 per unit and is tied to MPLX’s TUR over a 36-month period as compared to the TUR of those in a peer group for the January 1, 2015, through December 31, 2017, performance period. No distributions are paid and there are no voting rights associated with unvested performance units. If an NEO retires following the completion of one-half of the performance period, the NEO will be eligible to receive, at the discretion of the MPLX Board, a prorated payout based on the actual results of the entire performance period. In the event of the death of an NEO, or a change in control of MPLX, all unvested performance units immediately vest at target levels.

Marathon Petroleum Corporation Proxy Statement / page 77

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding unexercised options (vested and unvested), unvested restricted stock, unvested phantom units and performance units held by each of our NEOs as of December 31, 2015.

		Stock Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(5) (#)	Market Value of Shares of Stock or Units that Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
Gary R. Heminger	6/1/2006	71,958	—	16.03	6/1/2016

	5/30/2007	71,024	—	25.88	5/30/2017
	2/27/2008	55,178	—	23.04	2/27/2018
	2/25/2009	187,142	—	10.10	2/25/2019
	2/24/2010	246,340	—	12.37	2/24/2020
	2/23/2011	236,744	—	20.85	2/23/2021
	12/5/2011	73,712	—	17.20	12/5/2021
	2/29/2012	420,170	—	20.78	3/1/2022
	2/27/2013	147,636	73,818(2)	41.37	2/27/2023
	3/1/2014	85,780	171,560(3)	41.69	3/1/2024
	3/1/2015		260,742(4)	50.89	3/1/2025
		1,595,684	506,120
					MPC	71,780	3,721,075	6,720,000	8,594,528
					MPLX	36,158	1,422,094	2,100,000	1,750,000
Timothy T. Griffith	8/26/2011	19,100	—	17.44	8/26/2021

	2/29/2012	28,012	—	20.78	3/1/2022
	2/27/2013	8,714	4,358(2)	41.37	2/27/2023
	3/1/2014	5,468	10,938(3)	41.69	3/1/2024
	3/1/2015		42,668(4)	50.89	3/1/2025
		61,294	57,964
					MPC	7,978	413,580	780,000	949,745
					MPLX	3,186	125,305	225,000	144,000
Randy S. Nickerson
					MPC	59,033	3,060,271
					MPLX	59,335	2,333,646
Donald C. Templin	7/1/2011	148,370	—	21.10	7/1/2021

	2/29/2012	89,636	—	20.78	3/1/2022
	2/27/2013	34,448	17,226(2)	41.37	2/27/2023
	3/1/2014	18,872	37,744(3)	41.69	3/1/2024
	3/1/2015		59,260(4)	50.89	3/1/2025
		291,326	114,230
					MPC	16,202	839,912	1,504,000	1,920,054
					MPLX	8,175	321,523	470,000	389,000

page 78 / Marathon Petroleum Corporation Proxy Statement

		Stock Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(5) (#)	Market Value of Shares of Stock or Units that Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
Anthony R. Kenney	2/25/2009	30,124	—	10.10	2/25/2019

	2/24/2010	47,454	—	12.37	2/24/2020
	2/23/2011	59,242	—	20.85	2/23/2021
	12/5/2011	14,262	—	17.20	12/5/2021
	2/29/2012	67,228	—	20.78	3/1/2022
	2/27/2013	22,144	11,074(2)	41.37	2/27/2023
	3/1/2014	14,474	28,952(3)	41.69	3/1/2024
	3/1/2015		53,334(4)	50.89	3/1/2025
		254,928	93,360
					MPC	15,152	785,480	1,260,000	1,594,332
					MPLX	2,850	112,091	175,000	140,000
Richard D. Bedell	5/30/2007	17,136	—	25.88	5/30/2017

	5/28/2008	11,450	—	21.69	5/28/2018
	2/23/2011	59,242	—	20.85	2/23/2021
	12/5/2011	15,944	—	17.20	12/5/2021
	2/29/2012	67,228	—	20.78	3/1/2022
	2/27/2013	23,992	11,996(2)	41.37	2/27/2023
	3/1/2014	16,404	32,812(3)	41.69	3/1/2024
	3/1/2015		45,334(4)	50.89	3/1/2025
		211,396	90,142
					MPC	12,796	663,345	1,224,000	1,573,758
					MPLX	2,855	112,287	170,000	144,500

(1)	The dates presented in this column that are prior to June 30, 2011, represent the dates awards were granted by Marathon Oil. All other grant dates represent the grant dates of awards granted by MPC. The Marathon Oil awards were converted to MPC equity awards in connection with the Spinoff and remain subject to the original vesting schedules. Therefore, to assist in understanding the vesting dates associated with the pre-Spinoff awards, we list the original grant dates for all awards of MPC equity.
(2)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. The remaining unvested portion of the grant will become exercisable on February 27, 2016.
(3)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. This remaining unvested portion of the grant will become exercisable in one-half increments on March 1, 2016, and March 1, 2017.
(4)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. This grant will become exercisable in one-third increments on March 1, 2016, March 1, 2017, and March 1, 2018.

Marathon Petroleum Corporation Proxy Statement / page 79

(5)	The amounts shown in this column reflect the number of shares of MPC unvested restricted stock and MPLX phantom units held by each of our NEOs on December 31, 2015. Restricted stock grants and phantom units are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant, however a portion of Mr. Nickerson’s MPC grant was granted with a cliff vesting and therefore that portion will vest in full on the third anniversary of the grant date. For more information on these awards please see the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement.

MPC Restricted Stock
Name	Grant Date	# of Unvested Shares	Vesting Date
Gary R. Heminger	2/27/2013	11,604	2/27/2016
	3/1/2014	25,590	3/1/2016, 3/1/2017
	3/1/2015	34,586	3/1/2016, 3/1/2017, 3/1/2018
		71,780
Timothy T. Griffith	2/27/2013	686	2/27/2016
	3/1/2014	1,632	3/1/2016, 3/1/2017
	3/1/2015	5,660	3/1/2016, 3/1/2017, 3/1/2018
		7,978
Randy S. Nickerson	12/18/2015	20,259	12/18/2016, 12/18/2017, 12/18/2018
	12/18/2015	19,861	12/18/2018
	12/18/2015	18,913	upon termination
		59,033
Donald C. Templin	2/27/2013	2,708	2/27/2016
	3/1/2014	5,632	3/1/2016, 3/1/2017
	3/1/2015	7,862	3/1/2016, 3/1/2017, 3/1/2018
		16,202
Anthony R. Kenney	2/27/2013	3,756	2/27/2016
	3/1/2014	4,320	3/1/2016, 3/1/2017
	3/1/2015	7,076	3/1/2016, 3/1/2017, 3/1/2018
		15,152
Richard D. Bedell	2/27/2013	1,886	2/27/2016
	3/1/2014	4,896	3/1/2016, 3/1/2017
	3/1/2015	6,014	3/1/2016, 3/1/2017, 3/1/2018
		12,796

MPLX Phantom Units
Name	Grant Date	# of Unvested Units	Vesting Date
Gary R. Heminger	2/27/2013	9,100	2/27/2016
	3/1/2014	13,679	3/1/2016, 3/1/2017
	3/1/2015	13,379	3/1/2016, 3/1/2017, 3/1/2018
		36,158
Timothy T. Griffith	2/27/2013	380	2/27/2016
	3/1/2014	616	3/1/2016, 3/1/2017
	3/1/2015	2,190	3/1/2016, 3/1/2017, 3/1/2018
		3,186
Randy S. Nickerson	12/18/2015	30,686	12/18/2016, 12/18/2017, 12/18/2018
	12/18/2015	28,649	upon termination
		59,335
Donald C. Templin	2/27/2013	2,124	2/27/2016
	3/1/2014	3,010	3/1/2016, 3/1/2017
	3/1/2015	3,041	3/1/2016, 3/1/2017, 3/1/2018
		8,175
Anthony R. Kenney	2/27/2013	607	2/27/2016
	3/1/2014	1,026	3/1/2016, 3/1/2017
	3/1/2015	1,217	3/1/2016, 3/1/2017, 3/1/2018
		2,850
Richard D. Bedell	2/27/2013	658	2/27/2016
	3/1/2014	1,163	3/1/2016, 3/1/2017
	3/1/2015	1,034	3/1/2016, 3/1/2017, 3/1/2018
		2,855

page 80 / Marathon Petroleum Corporation Proxy Statement

(6)	The amounts shown in this column reflect the aggregate value of all shares of MPC unvested restricted stock and MPLX phantom units held by each of our NEOs on December 31, 2015, using the MPC year-end closing stock price of $51.84 and the MPLX year-end closing unit price of $39.33.

(7)	The amounts shown in this column reflect the number of unvested performance units for MPC and MPLX held by each of our NEOs on December 31, 2015. The MPC performance unit grants awarded in 2014 and 2015 have a 36-month performance cycle and are designed to settle 25% in MPC common stock and 75% in cash. Each of these performance unit grants is dollar-denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR as compared to specified peer groups. The MPLX performance unit grants awarded in 2014 and 2015 have a 36-month performance cycle and are designed to settle 25% in MPLX common units and 75% in cash. Each of these performance unit grants is dollar-denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and is tied to MPLX’s TUR as compared to specified peer groups.

MPC Performance Units

Name	Grant Date	# of Unvested Units	Performance Period Ending Date
Gary R. Heminger	3/1/2014	3,200,000	12/31/2016
	3/1/2015	3,520,000	12/31/2017
		6,720,000
Timothy T. Griffith	3/1/2014	204,000	12/31/2016
	3/1/2015	576,000	12/31/2017
		780,000
Donald C. Templin	3/1/2014	704,000	12/31/2016
	3/1/2015	800,000	12/31/2017
		1,504,000
Anthony R. Kenney	3/1/2014	540,000	12/31/2016
	3/1/2015	720,000	12/31/2017
		1,260,000
Richard D. Bedell	3/1/2014	612,000	12/31/2016
	3/1/2015	612,000	12/31/2017
		1,224,000

MPLX Performance Units

Name	Grant Date	# of Unvested Units	Performance Period Ending Date
Gary R. Heminger	3/1/2014	1,000,000	12/31/2016
	3/1/2015	1,100,000	12/31/2017
		2,100,000
Timothy T. Griffith	3/1/2014	45,000	12/31/2016
	3/1/2015	180,000	12/31/2017
		225,000
Donald C. Templin	3/1/2014	220,000	12/31/2016
	3/1/2015	250,000	12/31/2017
		470,000
Anthony R. Kenney	3/1/2014	75,000	12/31/2016
	3/1/2015	100,000	12/31/2017
		175,000
Richard D. Bedell	3/1/2014	85,000	12/31/2016
	3/1/2015	85,000	12/31/2017
		170,000

(8)	The amounts shown in this column for MPC reflect the aggregate value of all performance units held by each of our NEOs on December 31, 2015, assuming a payout of $1.4286 per unit for the March 1, 2014, grant and $1.1429 per unit for the March 1, 2015, grant, which is the next higher performance achievement that exceeds the performance for these grants’ performance period that ended December 31, 2015. The amounts shown in this column for MPLX reflect the aggregate value of all performance units held by each of our NEOs on December 31, 2015, assuming a payout of $1.20 per unit for the March 1, 2014, grant and $0.50 per unit for the March 1, 2015, grant, which is the next higher performance achievement that exceeds the performance for these grants’ performance period that ended December 31, 2015.

Marathon Petroleum Corporation Proxy Statement / page 81

Option Exercises and Stock Vested in 2015

The following table provides information regarding MPC stock options exercised by our NEOs in 2015, as well as shares of MPC restricted stock and MPLX phantom units vested in 2015.

		Option Awards			Stock Awards
Name		Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Gary R. Heminger
	MPC	73,318	(3)	3,083,110	48,464	2,510,766
	MPLX	—		—	15,938	1,300,253
Timothy T. Griffith
	MPC	—		—	3,108	160,902
	MPLX	—		—	687	56,060
Randy S. Nickerson
	MPC	—		—	—	—
	MPLX	—		—	—	—
Donald C. Templin
	MPC	—		—	10,658	552,462
	MPLX	—		—	3,627	295,844
Anthony R. Kenney
	MPC	—		—	13,778	714,687
	MPLX	—		—	1,120	91,405
Richard D. Bedell
	MPC	66,322		2,460,342	8,184	423,844
	MPLX	—		—	1,238	101,050

(1)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon exercise of stock options, which is the fair market value of the shares on the date of exercise less the per-share grant price.
(2)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon vesting of MPC restricted stock and MPLX phantom units, which is the fair market value of the shares/units on the date of vesting.
(3)	The stock options exercised were due to expire in May 2015.

Post-Employment Benefits for 2015

Pension Benefits

We provide tax-qualified retirement benefits to our employees, including our NEOs, under the Marathon Petroleum Retirement Plan. While most employees of Speedway generally do not participate in the Marathon Petroleum Retirement Plan, most receive tax-qualified retirement benefits under the Speedway Retirement Plan. In addition, we sponsor the Marathon Petroleum Excess Benefit Plan and the Speedway Excess Benefit Plan (or Excess Plans) for the benefit of a select group of management and other employees who are “highly compensated” as defined by Section 414(q) of the Internal Revenue Code (annual compensation of $120,000 or more in 2015).

page 82 / Marathon Petroleum Corporation Proxy Statement

2015 Pension Benefits Table

The 2015 Pension Benefits Table below reflects the actuarial present value of accumulated benefits payable to each of our NEOs under the Marathon Petroleum Retirement Plan, the Speedway Retirement Plan and the defined benefit portion of the Excess Plans as of December 31, 2015. These values have been determined using actuarial assumptions consistent with those used in our financial statements. Mr. Nickerson was not eligible to participate in any of the Marathon Petroleum retirement programs in 2015.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year
Gary R. Heminger	Marathon Petroleum Retirement Plan	35.08 years	2,010,858	—
	Marathon Petroleum Excess Benefit Plan	35.08 years	23,581,393	—
	Speedway Retirement Plan	6.48 years	305,679	—
	Speedway Excess Benefit Plan	6.48 years	4,030,262	—
Timothy T. Griffith	Marathon Petroleum Retirement Plan	4.33 years	78,926	—
	Marathon Petroleum Excess Benefit Plan	4.33 years	137,546	—
Donald C. Templin	Marathon Petroleum Retirement Plan	4.50 years	106,808	—
	Marathon Petroleum Excess Benefit Plan	4.50 years	587,038	—
Anthony R. Kenney	Marathon Petroleum Retirement Plan	20.83 years	1,315,281	—
	Marathon Petroleum Excess Benefit Plan	20.83 years	4,390,119	—
	Speedway Retirement Plan	18.99 years	547,220	—
	Speedway Excess Benefit Plan	18.99 years	2,573,041	—
Richard D. Bedell	Marathon Petroleum Retirement Plan	36.75 years	2,070,852	—
	Marathon Petroleum Excess Benefit Plan	36.75 years	5,859,492	—

(1)	The number of years of credited service shown in this column represents the number of years the NEO has participated in the plan. However, plan participation service used for the purpose of calculating each participant’s benefit under the Marathon Petroleum Retirement Plan legacy final average pay formula and the Speedway pension equity formula was frozen as of December 31, 2009. Plan participation service used for the purpose of calculating each participant’s benefit under the Speedway Retirement Plan legacy final average pay formula was frozen on December 31, 1998.
(2)	The present value of accumulated benefit for the Marathon Petroleum Retirement Plan was calculated assuming a discount rate of 4.00%, the RP2000 mortality table for lump sums, a 96% lump sum election rate and retirement at age 62 (or current age, if later). In accordance with the Marathon Petroleum Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations varied from 1.00% to 1.25% based on the anticipated year of retirement. The present value of accumulated benefit for the Speedway Retirement Plan was calculated assuming a discount rate of 4.00%, the 94GAR mortality table for lump sums, a 96% lump sum election rate and retirement at age 65. In accordance with the Speedway Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations was 3.01% for the anticipated year of retirement for those with Speedway benefits.

Marathon Petroleum Corporation Proxy Statement / page 83

Marathon Petroleum Retirement Plans

Marathon Petroleum Retirement Plan

In general, our employees and certain employees of Speedway are immediately eligible to participate in the Marathon Petroleum Retirement Plan. The Marathon Petroleum Retirement Plan is primarily designed to provide employees income after retirement. The monthly benefit under the Marathon Petroleum Retirement Plan was equal to the following formula until December 31, 2009:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	—	[	1.33%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Marathon legacy benefit formula. Effective January 1, 2010, the Marathon Petroleum Retirement Plan was amended so that participants do not accrue additional years of participation under the Marathon legacy benefit formula. No more than 37.5 years of participation may be recognized under the Marathon legacy benefit formula. Effective January 1, 2013, the Marathon Petroleum Retirement Plan was further amended to eliminate compensation updates in order to comply with IRS discrimination testing requirements as of December 31, 2012. As a result of this change, the final average pay for active participants is equal to the highest average eligible earnings for three consecutive years over the 10-year period ended December 31, 2012. This could cause future benefit accruals under this formula to be significantly less than they would have been had the plan not been amended.

Eligible earnings under the Marathon Petroleum Retirement Plan include, but are not limited to, pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Petroleum Thrift Plan and incentive compensation bonuses. Age continues to be updated under the Marathon legacy benefit formula.

Benefit accruals for years beginning in 2010 are determined under a cash-balance formula. Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service:

•	Participants with less than 50 points receive a 7% pay credit;

•	Participants with at least 50 but less than 70 points receive a 9% pay credit; and

•	Participants with 70 or more points receive an 11% pay credit.

Effective January 1, 2010, participants in the Marathon Petroleum Retirement Plan become fully vested upon the completion of three years of vesting service. Normal retirement age for both the Marathon legacy benefit and cash-balance formulas is 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Marathon legacy benefit formula after reaching age 62.

The forms of benefit available under the Marathon Petroleum Retirement Plan include various annuity options and a lump sum distribution option.

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 62 with sufficient vesting service, the amount of benefit under the Marathon legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
62	100%	55	75%
61	97%	54	71%
60	94%	53	67%
59	91%	52	63%
58	87%	51	59%
57	83%	50	55%
56	79%

There are no early retirement subsidies under the cash-balance formula. Messrs. Heminger, Kenney and Bedell are currently eligible for early retirement benefits under the Marathon Petroleum Retirement Plan.

page 84 / Marathon Petroleum Corporation Proxy Statement

Under the cash-balance formula, plan participants receive pay credits based on age and cash-balance service. For 2015, Messrs. Heminger, Kenney and Bedell received pay credits equal to 11% of compensation in our qualified plan, which is the highest level of pay credit available under the plan. Mr. Templin received pay credits equal to 9% of compensation in our qualified plan. Additionally, under the terms of his employment offer entered into with our former parent company, Mr. Templin receives additional contributions to our non-qualified plan to ensure that the aggregate contributions from our qualified and non-qualified retirement plans equal 11% of his applicable compensation. Based on the age and service calculation specified in the Marathon Petroleum Retirement Plan, Mr. Templin will receive a supplemental non-qualified contribution set at 2% of eligible compensation in the Marathon Petroleum Excess Benefit Plan. This supplemental contribution will be decreased over time as Mr. Templin’s age and service increase; he will be eligible for the full 11% contribution in his qualified plan in 2022. Mr. Griffith received pay credits equal to 9% of compensation in our qualified plan. Mr. Nickerson was not eligible to participate in any of the Marathon Petroleum retirement programs in 2015.

Marathon Petroleum Excess Benefit Plan (Defined Benefit)

Marathon Petroleum Company LP (or MPC LP) sponsors the Marathon Petroleum Excess Benefit Plan, an unfunded, non-qualified retirement plan, for the benefit of a select group of management and highly compensated employees. The Marathon Petroleum Excess Benefit Plan generally provides benefits that participants, including our NEOs, would have otherwise received under the tax-qualified Marathon Petroleum Retirement Plan were it not for Internal Revenue Code limitations. Eligible earnings under the Marathon Petroleum Excess Benefit Plan include the items listed above for the Marathon Petroleum Retirement Plan, as well as deferred compensation contributions. The Marathon Petroleum Excess Benefit Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of executive officer bonuses. However, as Messrs. Griffith and Templin have not accrued a benefit under the traditional retirement formula, they are not eligible for this enhancement.

Due to the structure of the frozen legacy final average pay benefit formula within the Marathon Petroleum Retirement Plan, the age-related lump sum benefit conversion factors used to calculate lump sum benefits under the frozen legacy final average pay benefit formula result in a year-to-year decrease in the lump sum benefit for participants generally beginning on or after the age of 59. As a result, if participants choose to continue their employment with MPC after they reach age 59, their lump sum benefit may decline year-to-year.

The Marathon Petroleum Excess Benefit Plan permits the Compensation Committee, on a discretionary basis, to extend a lump sum retirement benefit supplement (or Service Benefit) to individual officers of MPC to offset the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. An officer must be vested under the Marathon Petroleum Retirement Plan to qualify for the Service Benefit. The Compensation Committee previously extended eligibility for the Service Benefit to Messrs. Heminger and Kenney.

The Service Benefit will not correct for any age-related erosion of benefit occurring prior to an officer reaching age 62 but, for those officers selected by the Compensation Committee in its sole discretion, the Service Benefit will correct for the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. If an officer who has been offered the Service Benefit retires or dies after reaching age 62 and while an active employee with us, the officer’s Service Benefit will be calculated as follows:

a.	If the lump sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump sum benefit is less than or equal to the lump sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump sum benefit he or she would have been eligible to receive using the age 62 lump sum conversion factor based on the lump sum interest rate in effect on the actual retirement date or date of death and the legacy lump sum benefit he or she is eligible to receive using the lump sum conversion factor for the actual age at retirement or death based on the lump sum interest rate in effect on the actual retirement date or date of death; or

b.	If the lump sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump sum benefit is greater than the lump sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump sum benefit he or she would have been eligible to receive using the lump sum conversion factor and lump sum interest rate in effect at age 62 and the legacy lump sum benefit he or she is eligible to receive using the lump sum conversion factor and lump sum interest rate in effect on the actual retirement date or date of death.

Marathon Petroleum Corporation Proxy Statement / page 85

As intended by the Compensation Committee, the Service Benefit does not compensate for unfavorable fluctuations in the lump sum interest rate and is in fact structured to prevent payment of a Service Benefit greater than intended within a favorable interest rate environment; the Service Benefit is designed to correct only for the benefit erosion an officer may experience for continued service should he or she elect to remain our employee after reaching the age of 62.

Marathon Petroleum Thrift Plan

MPC LP sponsors the Marathon Petroleum Thrift Plan, a tax-qualified employee savings plan. In general, our employees and certain employees of Speedway, including our NEOs, are immediately eligible to participate in the Marathon Petroleum Thrift Plan. Effective January 1, 2014, certain Speedway employees (including Mr. Kenney) began participating in the Marathon Petroleum Thrift Plan. Participants in the Marathon Petroleum Thrift Plan become fully vested upon the completion of three years of vesting service. The purpose of the Marathon Petroleum Thrift Plan is to assist employees in maintaining a steady program of savings to supplement their retirement income and to meet other financial needs.

The Marathon Petroleum Thrift Plan allows contributions on an after-tax, pre-tax or Roth basis. Employees may elect to make any combination of pre-tax or Roth contributions from 1% to a maximum of 25% of gross pay. Highly compensated employees are limited to a maximum of 12% of gross pay. In addition, employees may elect to make contributions on an after-tax basis from 1% to a maximum of 18% of gross pay. The Company will, for any given pay period, match each participant’s contributions up to a maximum of 7% of gross pay received during the pay period, dollar for dollar, but only out of its accumulated earnings and profits.

Marathon Petroleum Excess Benefit Plan (Defined Contribution)

Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Marathon Petroleum Deferred Compensation Plan, comprise those eligible to receive defined contribution accruals under the Marathon Petroleum Excess Benefit Plan. The defined contribution formula in the Marathon Petroleum Excess Benefit Plan is designed to allow eligible employees to receive Company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations. Participants are vested in their Company matching contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Marathon Petroleum Excess Benefit Plan are credited with interest equal to that paid in the “Marathon Stable Value Fund” option of the Marathon Petroleum Thrift Plan. The annual rate of return on this option for the year ended December 31, 2015, was 1.66%. During 2015, the Marathon Petroleum Excess Benefit Plan provided that all distributions from the plan would be paid in the form of a lump sum following the participant’s separation from service.

As noted, our NEOs no longer participate in the defined contribution formula of the Marathon Petroleum Excess Benefit Plan; all non-qualified Company matching contributions for our NEOs now accrue under the Marathon Petroleum Amended and Restated Deferred Compensation Plan.

Speedway Retirement Plan

Speedway sponsors the Speedway Retirement Plan. The Speedway Retirement Plan is primarily designed to help employees provide for an income after retirement. During his prior service with Speedway, Mr. Heminger participated in the Speedway Retirement Plan. At the time of his participation, the monthly benefit under the Speedway Retirement Plan was calculated under the following formula:

[	2.0%	×	Final Average Pay	×	Years of Participation	]	—	[	2.0%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Speedway legacy benefit formula. This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit are recognized under the Speedway legacy benefit formula beyond that date. No more than 25 years of participation may be recognized under the formula. Effective January 1, 2013, the Speedway Retirement Plan was amended so that final average pay is frozen to be equal to the average eligible earnings for the consecutive 36-month period preceding December 31, 2012. This could cause future benefit accruals under this formula to be significantly less than they would have been had the plan not been amended.

page 86 / Marathon Petroleum Corporation Proxy Statement

Eligible earnings under the Speedway Retirement Plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Speedway Retirement Savings Plan and incentive compensation bonuses. Vesting service and age continue to be updated under the Speedway legacy benefit formula.

Effective January 1, 1999, the Speedway Retirement Plan was amended so that benefits accrued on or after that date would be determined under a pension equity formula.

As an employee of Speedway, Mr. Kenney has accrued a benefit under both the Speedway legacy benefit formula and the pension equity formula. Under the pension equity formula, each year a participant was credited with a percentage of their final average pay. The percentages were based on the sum of a participant’s age plus participation service, as follows:

Age + Participation	Percentage of Final Average Pay
0-29	2.50%
30-39	4.00%
40-49	5.25%
50-59	7.75%
60-69	10.50%
70-79	13.00%
80+	15.50%

The pension equity formula generally provides that a participant’s pension equity accrued balance will equal the sum of the percentages the participant has accrued for each year of participation multiplied by final average pay. This pension equity accrued balance is then converted into an actuarially equivalent annuity payable at normal retirement age, which was the participant’s accrued benefit under the pension equity formula. Effective January 1, 2010, the Speedway Retirement Plan was amended to provide that no additional pension equity percentage accruals would be made under the Speedway Retirement Plan. Vesting service and age continue to be updated under the pension equity formula. The Speedway Retirement Plan was amended to eliminate compensation updates in order to comply with IRS discrimination testing requirements as of December 31, 2012. As a result of this change, final average pay for active employees is equal to average eligible earnings for the consecutive 36-month period preceding December 31, 2012.

For participants who separate from service after 2007, benefits under the Speedway Retirement Plan are fully vested upon the completion of three years of vesting service. Normal retirement age for both the Speedway legacy benefit and pension equity formulas is age 65. The forms of benefit available under the Speedway Retirement Plan include various annuity options and a lump sum distribution option.

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 65, the amount of benefit under the Speedway legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
65	100%	57	76%
64	97%	56	73%
63	94%	55	70%
62	91%	54	67%
61	88%	53	64%
60	85%	52	61%
59	82%	51	58%
58	79%	50	55%

There are no early retirement subsidies under the pension equity formula. Messrs. Heminger and Kenney are currently eligible for early retirement benefits under the Speedway Retirement Plan.

Speedway Excess Benefit Plan

Speedway also sponsors the unfunded, non-qualified Speedway Excess Benefit Plan for the benefit of a select group of management and highly compensated employees. This plan provides participants, including Messrs. Heminger and Kenney,

Marathon Petroleum Corporation Proxy Statement / page 87

with benefits that would have otherwise been received from the tax-qualified Speedway Retirement Plan were it not for Internal Revenue Code limitations. Eligible earnings under the Speedway Excess Benefit Plan include the items listed above for the Speedway Retirement Plan, as well as deferred compensation contributions. The Speedway Excess Benefit Plan also provides an enhancement for executive officers based on the highest pay, excluding bonuses, for the consecutive 36-month period preceding December 31, 2012, plus the three highest bonuses earned over the 10-year period up to December 31, 2012. The Company believes this enhancement is appropriate in light of the greater volatility of executive officer bonuses. Additionally, this plan provides an enhancement for certain highly compensated employees who are eligible for the Speedway legacy benefit formula described above. These additional benefits are based on the difference between: applicable covered earnings prior to December 31, 1998; and applicable covered earnings during the consecutive 36-month period preceding December 31, 2012. A participant must be vested under the Speedway Retirement Plan in order for an excess retirement benefit to be payable to the participant.

In addition, the Speedway Excess Benefit Plan provides benefits for participants equal to the non-elective 3.5% Company contributions they would have otherwise received under the tax-qualified Speedway Retirement Savings Plan (or RSP) were it not for Internal Revenue Code limitations.

Speedway Retirement Savings Plan

Speedway sponsors the RSP, a tax-qualified employee savings plan. In general, Speedway employees who are age 21 or older and have completed one year of service are eligible to participate in the RSP. The purpose of the RSP is to enable eligible employees to save for retirement. Participants in the RSP become fully vested upon the completion of three years of vesting service. However, highly compensated employees are not eligible to make contributions to the RSP. Therefore, Mr. Kenney is not eligible to make employee contributions or eligible for any Company match contributions.

The RSP also provides an annual 3.5% non-elective Company contribution as applied to eligible compensation as permitted under the law. All employees who are age 21 or older, have completed one year of service, have worked more than 1,000 hours and are employed on the last day of the year are eligible for this contribution. Mr. Kenney was eligible for the contribution that was earned in 2014 and paid in 2015.

Other Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation Table below provides information regarding the non-qualified savings and deferred compensation plans sponsored by the MPC or its subsidiaries.

2015 Non-Qualified Deferred Compensation

Name		Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Gary R. Heminger	Marathon Petroleum Excess Benefit Plan	—	—	1,121	—	60,748
	Marathon Petroleum Deferred Compensation Plan	—	372,481	121,579	—	4,764,814
	Emro Marketing Company Deferred Compensation Plan	—	—	6,118	—	254,410
Timothy T. Griffith	Marathon Petroleum Deferred Compensation Plan	47,740	48,287	(17,816)	—	373,107
Donald C. Templin	Marathon Petroleum Deferred Compensation Plan	—	112,927	(4,457)	—	441,048
Anthony R. Kenney	Marathon Petroleum Deferred Compensation Plan	154,115	89,331	(5,243)	—	964,088
	Speedway Deferred Compensation Plan	—	2,714	87,775	—	2,893,246
	Speedway Excess Plan	—	15,331	2,206	—	154,496
	Emro Marketing Company Deferred Compensation Plan	—	—	9,355	—	388,990
Richard D. Bedell	Marathon Petroleum Excess Benefit Plan	—	—	3,516	—	190,558
	Marathon Petroleum Deferred Compensation Plan	—	79,450	5,685	—	336,334
(1)	The amounts shown in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2015 Summary Compensation Table.
(2)	The amounts shown in this column are also included in the “All Other Compensation” column of the 2015 Summary Compensation Table.
(3)	Of the amounts shown in this column, the following amounts have been reported in our Summary Compensation Tables for previous years: (a) under the Marathon Petroleum Deferred Compensation Plan: Mr. Heminger, $1,504,670; Mr. Templin, $282,337; Mr. Kenney, $125,419; and Mr. Bedell, $205,921; (b) under the Speedway Deferred Compensation Plan: Mr. Kenney, $696,438; and (c) under the Speedway Excess Benefit Plan: Mr. Kenney, $97,936.

page 88 / Marathon Petroleum Corporation Proxy Statement

Marathon Petroleum Deferred Compensation Plan

MPC LP sponsors the Marathon Petroleum Amended and Restated Deferred Compensation Plan (which we refer to as the Marathon Petroleum Deferred Compensation Plan). The Marathon Petroleum Deferred Compensation Plan is an unfunded, non-qualified plan in which our NEOs and other executive officers may participate. This plan is designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner. Participants may defer up to 20% of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. The Marathon Petroleum Deferred Compensation Plan provides for a match on any participant’s salary and bonus deferral equal to the percentage provided by the Marathon Petroleum Thrift Plan, which is currently 7%. Participants are fully vested in their deferrals under the plan.

In addition, the Marathon Petroleum Deferred Compensation Plan provides benefits for participants equal to the Company matching contributions they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations. Participants in both the Marathon Petroleum Thrift Plan and the Marathon Petroleum Deferred Compensation Plan are vested in their Company matching contributions upon the completion of three years of vesting service.

The investment options available under the Marathon Petroleum Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Petroleum Thrift Plan with the exception of MPC common stock and BrokerageLink, which are not investment options under the Marathon Petroleum Deferred Compensation Plan. The Marathon Petroleum Deferred Compensation Plan provides that all participants will receive their benefits as a lump sum following separation from service.

Mr. Nickerson was not eligible to participate in any of the Marathon Petroleum retirement programs, including the Marathon Petroleum Deferred Compensation Plan, in 2015.

Speedway Deferred Compensation Plan

Until January 1, 2014, when certain Speedway employees (including Mr. Kenney) became eligible to participate in the Marathon Petroleum Deferred Compensation Plan, Mr. Kenney participated in the Speedway Deferred Compensation Plan. The Speedway Deferred Compensation Plan is an unfunded, non-qualified plan in which a select group of management and highly compensated employees of Speedway participated. The plan was designed to provide participants the opportunity to save for retirement by deferring income in a tax-effective manner. Participants could defer up to 25% of their salary and bonus each year. Participants are fully vested in their deferrals under the plan.

In addition, the Speedway Deferred Compensation Plan provided benefits for participants, which were intended to be approximately equal to the Company matching contributions they would have otherwise received under the tax-qualified Speedway Retirement Savings Plan but which were not received because highly compensated employees are not permitted to defer compensation under that plan. Speedway, therefore, matched each participant’s deferrals under the Speedway Deferred Compensation Plan at the rate of $0.67 per dollar contributed on the first 6% of compensation deferred up to a maximum of 4% of a participant’s eligible compensation. Participants are fully vested in these matching amounts under the plan.

The Speedway Deferred Compensation Plan provided participants with two non-elective Company contribution amounts. The first Company contribution amount equaled 3.5% of salary deferrals. The purpose of this non-elective Company contribution was to compensate for the ineligibility of coverage for salary deferral amounts under the terms of the RSP. The second Company contribution amount equaled 4% of eligible pay for employment retention purposes.

The investment options available under the Speedway Deferred Compensation Plan generally mirror the investment options offered to participants under the RSP. All participants in the Speedway Deferred Compensation Plan will receive their benefits as a lump sum following separation from service.

Emro Marketing Company Deferred Compensation Plan

Messrs. Heminger and Kenney also participated in the Emro Marketing Company Deferred Compensation Plan (or Emro Plan) while working at Emro Marketing Company (a former MPC subsidiary). The Emro Plan was frozen to new participants effective December 31, 2009 and is no longer open to new deferrals. The employees eligible to participate in the Emro Plan were a select group of management and highly compensated employees.

Marathon Petroleum Corporation Proxy Statement / page 89

The Emro Plan is an unfunded, non-qualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Amounts deferred by participants under the Emro Plan are credited with interest at the prime interest rate, adjusted quarterly, which was 3.25% for the quarter ended December 31, 2015. The Emro Plan provides that participants will receive their benefits from the Emro Plan in a lump sum following separation from service.

Section 409A Compliance

Distributions from all non-qualified deferred compensation plans in which our NEOs and other executive officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments Upon Termination or Change in Control

Retirement

Our employees are eligible for retirement once they reach age 50 and have at least 10 years of vesting service with MPC or its subsidiaries. As of December 31, 2015, Messrs. Heminger, Nickerson, Kenney and Bedell were retirement eligible. Upon retirement, our NEOs and other executive officers are entitled to receive their vested benefits that have accrued under our employee and executive benefit programs. For more information about the retirement and deferred compensation programs, see “Pension Benefits” and “Non-Qualified Deferred Compensation.”

In addition, upon retirement, unvested stock options held by our NEOs and other executive officers become immediately exercisable according to the grant terms. Unvested restricted stock awards are forfeited upon retirement (except in the case of a mandatory retirement at age 65, at which time they vest in full). For performance units, if an NEO has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Compensation Committee.

Death or Disability

In the event of death or disability, our NEOs and other executive officers (or their beneficiaries) are entitled to the vested benefits they have accrued under MPC’s employee benefits programs. LTI awards immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, LTI awards continue to vest as if the NEO remained employed for up to 24 months during the period of disability.

Other Termination

No employment or severance agreements are in place for our NEOs and other executive officers except as provided in the Executive Change in Control Severance Benefits Plan, which is described in more detail below. However, Mr. Nickerson does have a retention agreement with MPC. Please review the “Retention Agreement with Randy S. Nickerson” section of this Proxy Statement for more information about Mr. Nickerson’s retention agreement.

Change in Control

The Executive Change in Control Severance Benefits Plan provides certain benefits upon a change in control and a Qualified Termination (as defined following the “Potential Payments upon Termination or Termination in the Event of a Change in Control” table) and is designed to ensure continuity of management through a change in control transaction. Upon a change in control and Qualified Termination, our NEOs and other executive officers are eligible to receive:

•	a cash payment of up to three times the sum of the NEO’s current annualized base salary plus three times the highest bonus paid in the three years before the termination or change in control;

•	life and health insurance benefits for up to 36 months after termination at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

page 90 / Marathon Petroleum Corporation Proxy Statement

•	a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the NEO under the final average pay formula in our pension plans and those which would be payable if: the NEO had an additional three years of participation service credit; the NEO’s final average pay would be the higher of their salary at the time of the change in control event or termination plus their highest annual bonus from the preceding three years; for purposes of determining early retirement commencement factors, the NEO had three additional years of vesting service credit and three additional years of age; and the NEO’s pension had been fully vested; and

•	a cash payment equal to the difference between amounts receivable under the defined contribution plans of MPC and its subsidiaries and amounts which would have been received if the NEO’s savings had been fully vested.

All unvested awards that NEOs currently hold have a double-trigger provision that provides for stock options and restricted stock to become fully vested and exercisable and performance units to vest at target performance levels upon a change in control with a Qualified Termination.

No excise tax gross-up is provided to any current or future participant under the Executive Change in Control Severance Benefits Plan.

The severance benefits are payable if an NEO is terminated or resigns for good reason (as defined in the Executive Change in Control Severance Benefits Plan) in connection with a change in control, with good reason generally being defined as a reduction in the NEO’s roles, responsibilities, pay or benefits, or the NEO being required to relocate more than 50 miles from his or her current location. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability or resignation (other than for good reason) by the NEO. The Executive Change in Control Severance Benefits Plan provides that the period during which a separation from service for good reason is considered to be in connection with a change in control continues during a potential change in control period and for two years after a change in control.

The table below reflects the amount of compensation payable to each of our NEOs in the event of termination of employment or change in control, assuming in each case the termination occurred on December 31, 2015, and utilized our closing stock price as of that date.

Marathon Petroleum Corporation Proxy Statement / page 91

Potential Payments upon Termination or Termination in the Event of a Change in Control

		Severance(1)	Additional Pension Benefits(2)	Accelerated Options(3)	Accelerated Restricted Stock(4)	Accelerated Performance Units(5)	Other Benefits(6)	Total
Name	Scenario	($)	($)	($)	($)	($)	($)	($)
Gary R. Heminger	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	16,800,000	30,168,048	2,762,771	5,143,169	8,820,000	47,368	63,741,356
	Voluntary Retirement	—	—	2,762,771	—	—	—	2,762,771
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Timothy T. Griffith	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination) (11)	2,925,000	—	197,238	538,885	1,005,000	51,454	4,717,577
	Voluntary Retirement (12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Resignation (No Retirement)	—	—	—	—	—	—	—
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Randy S. Nickerson	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination) (11)	2,877,000	—	—	5,393,917	—	51,088	8,322,005
	Voluntary Retirement	—	—	—	2,107,215	—	—	2,107,215
	Voluntary Retirement due to Relocation Event (13)	—	—	—	5,393,917	—	—	5,393,917
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	2,107,215	—	—	2,107,215
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	2,107,215	—	—	2,107,215
Donald C. Templin	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination) (11)	5,550,000	—	619,944	1,161,435	1,974,000	49,691	9,355,070
	Voluntary Retirement (12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Resignation (No Retirement)	—	—	—	—	—	—	—
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Anthony R. Kenney	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	4,650,000	4,544,052	460,620	897,571	1,435,000	39,638	12,026,881
	Voluntary Retirement	—	—	460,620	—	—	—	460,620
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Richard D. Bedell	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	4,200,000	6,936,071	501,871	775,632	1,394,000	39,232	13,846,806
	Voluntary Retirement	—	—	501,871	—	—	—	501,871
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—

(1)	The payment of cash severance upon a change in control requires both (a) the occurrence of a change in control and (b) a qualified termination as specified in the Executive Change in Control Severance Benefits Plan.
(2)	The incremental retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75% male and 25% female; a discount rate of 1.00% for NEOs who are retirement eligible (taking into account the additional three years of age and service credit) and 1.00% for our NEOs who are not retirement eligible; the current lump-sum interest rate for the relevant plans; and a lump-sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under generally accepted accounting principles in the United States.
(3)	The vesting of stock options is accelerated upon retirement or a change in control with a qualified termination. The amounts shown in this column reflect the value that would be realized if accelerated stock options were exercised on December 31, 2015, taking into account the spread (if any) between the options’ exercise prices and the closing price of our common stock on December 31, 2015.
(4)	The vesting of restricted stock is accelerated upon a change in control with a qualified termination. The amounts shown in this column reflect the value that would be realized if accelerated MPC restricted stock, MPC restricted stock units and MPLX phantom unit awards vested on December 31, 2015, taking into account the closing price of our common stock and MPLX common units on December 31, 2015. Upon any termination of employment, Mr. Nickerson will fully vest in his retention award as described in the “Retention Agreement with Randy S. Nickerson” section in this Proxy Statement.

page 92 / Marathon Petroleum Corporation Proxy Statement

(5)	The amounts shown in this column reflect the MPC and MPLX performance unit target vesting amounts that would be payable in the event of a change in control with each performance unit having a target value of $1.00.
(6)	Other benefits include 36 months of continued health, dental and life insurance coverage in the event of a change in control.
(7)	All grants require a change in control and Qualified Termination before vesting and therefore no value is reported in this row.
(8)	Messrs. Heminger, Nickerson, Kenney and Bedell are eligible to retire under our retirement plan and therefore no amounts for resignation have been calculated.
(9)	Our NEOs are eligible for the same termination allowance plan available to all other employees, which would pay a severance between eight and sixty-two weeks of salary based either on service or level of base salary. Payments under the Plan are at the discretion of our Compensation Committee.
(10)	Payments would be at the discretion of our Compensation Committee for involuntary termination for cause or with good reason.
(11)	The additional pension benefits due to a change in control and subsequent Qualified Termination is attributable solely to the final average pay formula in the Executive Change in Control Severance Benefits Plan. Given the date of hire of Messrs. Griffith, Nickerson and Templin, they are not eligible for any benefit under this formula.
(12)	Messrs. Griffith and Templin were not eligible to retire as of December 31, 2015.
(13)	Relocation Event as defined in the “Retention Agreement with Randy S. Nickerson” section in this Proxy Statement.

The definition of a change in control for purposes of the Executive Change in Control Severance Benefits Plan is summarized as follows. Included is any change in control required to be reported pursuant to certain securities laws and provides that a change in control will have occurred if:

•	any person acquires beneficial ownership of 20% or more of the voting power of the Company’s outstanding securities (excluding the Company itself and certain affiliated persons);

•	the following individuals cease for any reason to collectively constitute a majority of our Board: (1) individuals who constituted the majority of the directors serving on our Board as of the date of the plan (October 25, 2012); and (2) directors who assume office after the date of the plan (other than any directors who assume office in connection with an actual or threatened election contest) and were approved or nominated for election by two-thirds of the directors that either were in office as of the date of the plan or who were previously nominated and assumed office in this manner;

•	the Company or any direct or indirect subsidiary of the Company is involved in a merger or consolidation with any other entity other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the voting power of the surviving entity;

•	the Company shareholders approve a plan of complete liquidation; or

•	the Company sells all or substantially all of its assets.

In addition, if any person takes certain actions that could result in a change in control, a potential change in control will have occurred. The definition of a potential change in control for purposes of the Executive Change in Control Severance Benefits Plan is, in general, a potential change in control that would occur upon the Company entering into an agreement that could result in a change in control, any person becoming the owner of 15% or more of our common stock, a public announcement by any person or entity stating an intention to acquire the Company or a determination by our Board that a potential change in control has occurred.

The definition of a Qualified Termination is one where an NEO separates from service (as set forth under Section 409A of the Internal Revenue Code) within two years after the date of a change in control unless such separation from service is:

•	due to death or disability;

•	effected by the Company for cause;

•	effected by the employee other than for good reason; or

•	on or after the date the employee attains age 65.

Marathon Petroleum Corporation Proxy Statement / page 93

Certain Relationships and Related Person Transactions

Directors, Officers and Immediate Family Members

Darla Burns, the sister of MPC President and CEO, Gary Heminger, serves as a crude oil accounting supervisor for our wholly-owned subsidiary, MPC LP. Ms. Burns has been employed by MPC LP or its affiliates for 28 years. In 2015, she was paid compensation in the amount of $171,200.

Matthew D. Bedell, the son of former MPC Senior Vice President of Refining, Richard D. Bedell, serves as a refining engineer for our wholly-owned subsidiary, MPC LP. Matthew Bedell has been employed by MPC LP or its affiliates for three years. In 2015, he was paid compensation in the amount of $136,690.

Relationship with MPLX

On November 30, 2015, a wholly-owned subsidiary of MPLX, MPLX Operations LLC (or MPLX Operations) entered into a partnership interests purchase agreement with MPL Investment LLC (or MPL Investment), an indirect wholly-owned subsidiary of MPC. In accordance with the terms of the agreement, effective as of December 4, 2015, MPLX Operations purchased from MPL Investment the remaining 0.5% of the outstanding partnership interests of MPLX Pipe Line Holdings LP, now known as MPLX Pipe Line Holdings LLC (or Pipe Line Holdings), held by MPL, for $12 million.

On December 4, 2015, MPLX issued 216,350,465 common units, 28,554,313 Class A units and 7,981,756 Class B units, which reduced MPLX Logistics Holdings’ percentage of beneficial ownership of the limited partner interests in MPLX from an approximate 71% to an approximate 18%, based upon 296,687,176 common units issued and outstanding as of December 4, 2015, disregarding Class A units, which are held by a wholly-owned subsidiary of MPLX, and including Class B units on an as-converted basis. As of March 1, 2016, we owned through our affiliates 56,932,134 common units of MPLX, representing an approximately 18% limited partner interest in MPLX, excluding Class A units and including Class B units on an as-converted basis. In addition, as of March 1, 2016, we own through our affiliates 100% of MPLX GP LLC, which in turn owns 6,800,681 general partner units of MPLX, representing a 2.0% general partner interest in MPLX, as well as all of MPLX’s incentive distribution rights. MPLX GP LLC manages MPLX’s operations and activities through its officers and directors. Also, Messrs. Heminger, Templin and Swearingen serve as executive officers of the Company and of MPLX GP LLC. Accordingly, we view transactions between us and MPLX as related party transactions.

MPLX Pipe Line Holdings LP (now known as MPLX Pipe Line Holdings LLC)

In connection with the closing of the MPLX initial public offering, we entered into an amended and restated limited partnership agreement of Pipe Line Holdings, pursuant to which we received a 49% limited partner interest and MPLX received a 51% general partner interest in Pipe Line Holdings. On May 1, 2013, and March 1, 2014, respectively, we sold an additional 5% and 13% interest in Pipe Line Holdings to MPLX. On December 1, 2014, we sold and contributed a total additional 30.5% interest to MPLX. As noted above, on December 4, 2015, we sold the remaining 0.5% interest for $12 million. On December 31, 2015, Pipe Line Holdings converted into a limited liability company and is now known as MPLX Pipe Line Holdings LLC. MPLX owns 100% of Pipe Line Holdings.

Distributions from Pipe Line Holdings

Until its conversion to a limited liability company, pursuant to its amended and restated limited partnership agreement, Pipe Line Holdings distributed all of its distributable cash to us and MPLX on a pro-rata basis as of the end of each quarter. In 2015, we received $1 million in cash distributions from Pipe Line Holdings.

Distributions from MPLX

Pursuant to its first amended and restated agreement of limited partnership, MPLX makes cash distributions to its unitholders, including us as the direct and indirect holder of an aggregate 56,932,134 common units, as well as a 2.0% general partner interest. If distributions exceed the minimum quarterly distribution and target distribution levels, we are entitled to increasing percentages of the MPLX distributions, up to 48% of MPLX distributions above the highest target distribution level. In 2015, we received $97 million in cash distributions with respect to our common and subordinated units, which converted to common units on August 17, 2015, and $21 million in cash distributions with respect to our general partner interest.

Reimbursements from MPLX

Pursuant to its first amended and restated agreement of limited partnership, MPLX is required to reimburse MPLX GP LLC and its affiliates, including us, for all costs and expenses that MPLX GP LLC and its affiliates, including us, incur on MPLX’s behalf for managing and controlling MPLX’s business and operations. Except to the extent specified under the omnibus agreement (described below), page 94 / Marathon Petroleum Corporation Proxy Statement

MPLX GP LLC determines the amount of these expenses and such determinations are required to be made in good faith in accordance with the terms of the first amended and restated agreement of limited partnership. In 2015, MPLX GP LLC was reimbursed $9 million for costs and expenses incurred on behalf of MPLX.

Transportation and Storage Services Agreements

We are a party to long-term, fee-based transportation and storage services agreements with MPLX. Under these agreements, MPLX provides transportation and storage services to us, and we provide MPLX with minimum quarterly throughput and storage volumes of crude oil and products, and minimum storage volumes of butane. We incurred aggregate expenses of $481 million in transportation and storage fees for 2015 under these transportation and storage services agreements.

Operating Services Agreements

We are a party to an operating services agreement with MPLX, under which MPLX operates various pipeline systems owned by us. In addition, we are a party to operating services agreements with Marathon Pipe Line LLC (or MPL), a wholly-owned subsidiary of Pipe Line Holdings. MPL operates various pipeline systems owned by us. Under these operating services agreements, we pay MPL an operating fee for operating the assets and reimburse MPL for all direct and indirect costs associated with operating the assets. Most of these agreements are indexed for inflation. These agreements have terms ranging from one to five years and automatically renew unless terminated by either party. We incurred an aggregate of $22 million in operating fees and reimbursed MPL for $21 million of costs and expenses for 2015 under these operating services agreements.

Management Services Agreements

We are a party to two management services agreements with MPLX, under which MPLX provides certain management services to us with respect to certain of our retained pipeline assets. We pay MPLX a fixed annual fee under the agreements for providing the management services, as adjusted for inflation and changes in the scope of management services provided. We incurred an aggregate of $1 million in management fees for 2015 under these management services agreements.

Omnibus Agreement

We are a party to an omnibus agreement with MPLX, under which MPLX pays a fixed annual fee to us for the provision of executive management services by certain executive officers of MPLX GP LLC, as well as certain general and administrative services and marketing and transportation engineering services. The omnibus agreement also requires MPLX to reimburse us for any out-of-pocket costs and expenses incurred by us in providing these services. Also under the omnibus agreement, we agreed to indemnify MPLX for certain matters, including environmental, title and tax matters. We offset expenses by $59 million for services rendered to MPLX in 2015.

Employee Services Agreements

We are a party to three employee services agreements with MPLX, under which MPLX reimburses us for the provision of certain operational and management services in support of our facilities. We offset expenses by $97 million for 2015 under these employee services agreements.

License Agreement

We are a party to a license agreement with MPL with respect to a terminal property leased by MPL, pursuant to which we have access to and operate the terminal. The agreement will remain in effect until February 1, 2020. We incurred aggregate expenses of $1 million in 2015 related to this agreement.

Loan Agreement

On December 4, 2015, MPC Investment, a wholly-owned subsidiary of MPC entered into a loan agreement with MPLX. Under the terms of the agreement, MPC Investment will make a loan or loans to MPLX on a revolving basis as requested by MPLX and as agreed to by MPC Investment, in an amount or amounts that do not result in the aggregate principal amount of all loans outstanding exceeding $500 million at any one time. The entire unpaid principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), will become due and payable on December 4, 2020. MPC Investment may demand payment of all or any portion of the outstanding principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), at any time prior to December 4, 2020. Borrowings under the loan will bear interest at LIBOR plus 1.50%. The outstanding balance at December 31, 2015 was $8 million. In connection with this loan agreement, MPLX terminated the previous revolving credit agreement of $50 million with MPC, effective December 31, 2015.

Other Purchases from MPLX

MPC purchased certain products from MarkWest prior to the MPLX/MarkWest Merger and continues to purchase products from MPLX. For the period December 4, 2015, through December 31, 2015, we recorded purchases of products from MPLX of $1 million.

Marathon Petroleum Corporation Proxy Statement / page 95

Time Sharing Agreement

We are a party to a time sharing agreement with MPLX GP LLC under which MPLX GP LLC is entitled to use certain aircraft leased and operated by MPC in connection with the management and operations of MPLX. Under this agreement, MPLX GP LLC reimburses MPC for the costs associated with leasing and operating the aircraft based on MPLX GP LLC’s actual use of the aircraft. The agreement will remain in effect until terminated by either party. There were reimbursement payments of less than $1 million made by MPLX GP LLC to MPC under the time sharing agreement for 2015.

Policy and Procedures with Respect to Related Person Transactions

Our written policy with respect to related person transactions is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Related Person Transactions.” This policy defines related person transactions that are subject to the policy and contains procedures for reviewing and approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and our shareholders.

The material features of the policy and procedures for reviewing and approving or ratifying related person transactions are as follows:

•	In response to an annual questionnaire, directors, director nominees and executive officers are required to submit updated information sufficient for the Corporate Governance and Nominating Committee to identify the existence and evaluate possible related person transactions not previously approved or ratified. In addition, known transactions with beneficial owners of 5% or more of our common stock are also assessed;

•	In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the Corporate Governance and Nominating Committee. Based on the conclusions reached, the Corporate Governance and Nominating Committee is further required to consider whether ratification, amendment or termination of the related person transaction is in the best interests of the Company and our shareholders; and

•	No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the Corporate Governance and Nominating Committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Corporate Governance and Nominating Committee.

page 96 / Marathon Petroleum Corporation Proxy Statement

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on MPC.

Delivery of a Single Set of Proxy Materials to Households with Multiple Marathon Petroleum Corporation Shareholders (Householding)

We are delivering only one set of proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders sharing such address. Upon request, we will forward a separate copy of proxy materials to any shareholder at your address. If you wish to receive a separate copy of the proxy materials, you may call us at (419) 421-3711 or write to us at Marathon Petroleum Corporation, Shareholder Services Office, 539 South Main Street, Findlay, OH 45840. Shareholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single set by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee of $18,500 plus reimbursement for certain expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Molly R. Benson

Vice President, Corporate Secretary and Chief Compliance Officer

March 15, 2016

Marathon Petroleum Corporation Proxy Statement / page 97

Marathon Petroleum Corporation

539 South Main Street, Findlay, Ohio

To Toledo / Detroit
Township Rd. 99
Trenton Ave.
224
EXIT 159
FINDLAY HIGH SCHOOL
Blanchard St.
Fostoria Ave.
12
224
75
Tiffin Ave.
Main St.
Osborne
Main Cross St.
EXIT 157
12
COURT HOUSE
W. Sandusky St.
E. Sandusky St.
568
Hardin St.
Lincoln St.
Marathon Petroleum Corporation
EXIT 156
Blanchard Ave.
N
Sixth St.
Lima Ave.
HOSPITAL
37
FINDLAY AIRPORT
75
68
Main St.
To Lima / Dayton
15
To US-23 /OH-15 Columbus

From Toledo / Detroit

- I-75 South toward Dayton
- Take exit 157 for OH-12 toward Findlay / Columbus Grove
- Turn left onto OH-12 E, West Main Cross St., 1.2 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto E. Sandusky Street
- Turn right onto East Street
- Turn right onto Hardin Street. Watch for signs for shareholder parking.

From Lima / Dayton

- I-75 North toward Toledo
- Take exit 157 for OH-12 toward Columbus Grove / Findlay
- Turn right onto OH-12 E, West Main Cross St., 1.1 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto E. Sandusky Street
- Turn right onto East Street
- Turn right onto Hardin Street. Watch for signs for shareholder parking.

From Marion / Columbus

- US-23 North
- Slight right to stay on US-23 N
- Continue onto OH-15 West
- Take the US-68 ramp toward Kenton / South Main St.
- Turn right onto South Main St.
- Continue to follow South Main St.
- Turn right onto Lincoln Street
- Turn left onto East Street
- Turn left onto Hardin Street

  Watch for signs for shareholder parking.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 27, 2016.

MARATHON PETROLEUM CORPORATION	Meeting Information
Meeting Type: Annual Meeting
For holders as of: February 29, 2016
Date: April 27, 2016 Time: 10:00 AM Eastern Time
Location: Marathon Petroleum Corporation
539 South Main Street
Findlay, OH 45840-3229
You are receiving this communication because you hold shares in the company named above.
MARATHON PETROLEUM CORP. 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT              ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for receiving a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:      www.proxyvote.com

2) BY TELEPHONE:  1-800-579-1639

3) BY E-MAIL*:           sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2016, to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote shares held in registered form.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

Your Board of Directors recommends you vote FOR the following Class II Directors for a three-year term expiring in 2019:

1.	Election of Class II Directors
Nominees:
01) Evan Bayh 02) Charles E. Bunch 03) Frank M. Semple

Your Board of Directors recommends you vote FOR Items 2 and 3:

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2016.

3.	Advisory approval of the company’s named executive officer compensation.

Your Board of Directors recommends you vote AGAINST Items 4, 5 and 6:

4.	Shareholder proposal seeking the adoption of an alternative shareholder proxy access bylaw to the company’s existing proxy access bylaw.

5.	Shareholder proposal seeking certain safety and environmental incident reports.

6.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.

MARATHON PETROLEUM CORP 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, April 26, 2016, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 24, 2016, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan). Have your proxy card and voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, April 26, 2016, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 24, 2016, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan). Have your proxy card and voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00439-P74122                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — —  — — — — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD AND VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON PETROLEUM CORP		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you withhold authority to vote on the line below.
Your Board of Directors recommends you vote FOR the following Class II Directors for a three-year term expiring in 2019:
		☐	☐	☐
1.	Election of Class II Directors
Nominees:
01) Evan Bayh
02) Charles E. Bunch
03) Frank M. Semple

Your Board of Directors recommends you vote FOR Items 2 and 3:						For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2016.					☐	☐	☐

3.	Advisory approval of the company’s named executive officer compensation.					☐	☐	☐

Your Board of Directors recommends you vote AGAINST Items 4, 5 and 6:

4.	Shareholder proposal seeking the adoption of an alternative shareholder proxy access bylaw to the company’s existing proxy access bylaw.					☐	☐	☐

5.	Shareholder proposal seeking certain safety and environmental incident reports.					☐	☐	☐

6.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — —  — — — — — — —  — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

E00440-P74122

Proxy Card and Voting Instruction Form

This Proxy Card and Voting Instruction Form are solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2016

For shares held by registered holders

    The undersigned hereby appoints Thomas J. Usher, Gary R. Heminger and Donald C. Templin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marathon Petroleum Corporation common stock registered to the undersigned which the undersigned is entitled to vote (the “Registered Shares”) and, in their discretion, to vote the Registered Shares upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 27, 2016, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the Registered Shares unless you sign and return the proxy card.

For shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan)

    These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Petroleum Thrift Plan. The undersigned, as a participant in the Marathon Petroleum Thrift Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned’s account under the Marathon Petroleum Thrift Plan (the “Credited Shares”) at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2016 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 24, 2016, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.

PROXY CARD AND VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

MARATHON PETROLEUM CORP 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, April 24, 2016, for shares held in the United States Steel Corporation Savings Fund Plan for Salaried Employees. Have your voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, April 24, 2016, for shares held in the United States Steel Corporation Savings Fund Plan for Salaried Employees. Have your voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00441-Z67256                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — —  — — — — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON PETROLEUM CORP		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you withhold authority to vote on the line below.
Your Board of Directors recommends you vote FOR the following Class II Directors for a three-year term expiring in 2019:
		☐	☐	☐
1.	Election of Class II Directors
Nominees:
01) Evan Bayh
02) Charles E. Bunch
03) Frank M. Semple

Your Board of Directors recommends you vote FOR Items 2 and 3:						For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2016.					☐	☐	☐

3.	Advisory approval of the company’s named executive officer compensation.					☐	☐	☐

Your Board of Directors recommends you vote AGAINST Items 4, 5 and 6:

4.	Shareholder proposal seeking the adoption of an alternative shareholder proxy access bylaw to the company’s existing proxy access bylaw.					☐	☐	☐

5.	Shareholder proposal seeking certain safety and environmental incident reports.					☐	☐	☐

6.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — —  — — — — — — — — — — —  — — — — — — —  — — — — — — —  — — — — — — — — — — —  — —

E00442-Z67256

Voting Instruction Form

This Voting Instruction Form is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2016

    These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the United States Steel Corporation Savings Fund Plan for Salaried Employees (the “USS Plan”). The undersigned, as a participant in the USS Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned’s account under the USS Plan (the “Credited Shares”) at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2016 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 24, 2016, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.

VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

All Correspondence to: Computershare Investor Services PLC The Pavilions, Bridgwater Road, Bristol, BS99 6ZY

MR A SAMPLE < DESIGNATION> SAMPLE STREET SAMPLE TOWN SAMPLE CITY SAMPLE COUNTY AA11 1AA

Form of Direction - Annual Meeting to be held on 27 April 2016

To be effective, all forms of direction must be lodged with Computershare Plan Managers at:

Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 20 April 2016 at 12.00 noon.

Explanatory Notes:

1.

Please indicate, by placing ‘X’ in the appropriate space overleaf, how you wish your votes to be cast in respect of each of the Resolutions. If this form is duly signed and returned, but without specific direction as to how you wish your votes to be cast, the form will be rejected.

2.	Any alterations made in this form should be initialled.
3.	Full details of the resolutions are contained in the enclosed Proxy Statement.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions.

All Named Holders
MR A SAMPLE < Designation> Additional Holder 1 Additional Holder 2
Additional Holder 3
Additional Holder 4

11635_70734_MAIL/000001/000001/SG151/i123

Form of Direction			+
Please use a black pen. Mark with an X inside the box as shown in this example.	☒	C0000000000

I, the undersigned being a participant in the Marathon Oil Share Plans, hereby instruct EES Trustees Ltd. (the Trustee of the Plans) to vote or cause to be voted any shares of common stock of Marathon Petroleum Corporation held by them on my behalf and entitled to vote at the Annual Meeting of Shareholders of Marathon Petroleum Corporation to be held on Wednesday, 27 April 2016 and at any adjournment or postponement thereof.

Your Board of Directors recommends you vote FOR the Class II Director Nominees referenced in Item 1 for a three-year term expiring in 2019.

Your Board of Directors recommends you vote FOR Items 2 and 3.

Your Board of Directors recommends you vote AGAINST Items 4, 5 and 6.

Election of Class II Directors		For	Against	Abstain
1.	(a) Evan Bayh	☐	☐	☐

	(b) Charles E. Bunch	☐	☐	☐

	(c) Frank M. Semple	☐	☐	☐

		☐	☐	☐

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2016.	☐	☐	☐

3.	Advisory approval of the company’s named executive officer compensation.	☐	☐	☐

4.	Shareholder proposal seeking the adoption of an alternative shareholder proxy access bylaw to the company’s existing proxy access bylaw.	☐	☐	☐

5.	Shareholder proposal seeking certain safety and environmental incident reports.	☐	☐	☐

6.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.	☐	☐	☐

Signature	Date

DD / MM / YY

¢	H 913 04 M R O	+